UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Aegion Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

April 1, 2021
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (which we refer to as the “special meeting”) of Aegion Corporation (which we refer to as “Aegion” or the “Company”). The special meeting will be held virtually via the Internet on May 14, 2021, beginning at 8:30 a.m., Central Daylight Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantines or other protocols that governments may impose. As a result, the special meeting will be held in a virtual meeting format only via live webcast. There will not be a physical meeting location. You will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/AEGN2021SM (which we refer to as the “special meeting website”).
At the special meeting, you will be asked to consider and vote upon (1) a proposal to adopt the Agreement and Plan of Merger, dated as of February 16, 2021 (which we refer to as the “original merger agreement”), as amended by Amendment No. 1 thereto, dated March 13, 2021 (which we refer to as the “amendment to the merger agreement”), among Carter Intermediate, Inc. (which we refer to as “Parent”), Carter Acquisition, Inc. (which we refer to as “Merger Sub”), which is a direct wholly-owned subsidiary of Parent, and Aegion. We refer to the original merger agreement, as amended by the amendment to the merger agreement and as it may be further amended from time to time, as the “merger agreement” or the “amended merger agreement”. Pursuant to the merger agreement, subject to the satisfaction of certain conditions contained in the merger agreement (described in more detail in the section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement), Merger Sub will merge with and into Aegion (which we refer to as the “merger”), and Aegion will become a wholly-owned subsidiary of Parent, (2) a non-binding advisory proposal to approve specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement and (3) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
If the merger is completed, you will be entitled to receive $27.00 in cash, without interest and less applicable withholding taxes, for each share of Aegion common stock you own (unless you have properly exercised your appraisal rights with respect to such shares).
The Aegion Board of Directors (which we refer to as the “Board”) unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Aegion and its stockholders, and declared it advisable for Aegion to enter into the merger agreement and authorized and approved the execution, delivery and performance by Aegion of the merger agreement and the consummation of the transactions contemplated by the merger agreement. The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
As previously announced and as further described in the enclosed proxy statement, Aegion has received an unsolicited, non-binding proposal from a third party to acquire all of the outstanding shares of Aegion common stock. As of the date of the enclosed proxy statement, such third party had not yet completed its review of the due diligence information with which it had been provided access and on which the terms of such third party’s proposal was conditioned, nor has such third party completed the financing arrangements contemplated by its proposal. As of the date of the enclosed proxy statement, the Board has not made a determination as to whether such proposal is a “Superior Proposal” that would give rise to a right in favor of Aegion to terminate the merger agreement in order to enter into a definitive agreement with respect to such proposal, subject to observation of Parent’s right under the merger agreement to further amend the merger agreement such that such proposal (or any revised proposal arising therefrom) would no longer be a “Superior Proposal.” This is a developing situation and we will update the enclosed proxy statement before the vote is taken at the special meeting. We are sending the enclosed proxy statement to you now in order to prevent delay, and minimize the risk of the occurrence of a material adverse effect or other impediment prior to closing, assuming that the transactions contemplated by the merger agreement will continue to represent the best transaction available to Aegion following the completion of such third party’s due diligence process. However, Aegion cannot predict the outcome of such third party’s due diligence process, whether such proposal will become a “Superior Proposal”, the results of any negotiations with such third party or Parent that may follow such proposal or whether Aegion will receive any other proposal from such third party, Parent or any other prospective acquiror.
The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. Copies of the original merger agreement and the amendment to the merger agreement are attached as Annex A and Annex B, respectively, to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the original merger agreement and the amendment to the merger agreement, carefully and in their entirety. You may also obtain more information about Aegion from documents we file with the Securities and Exchange Commission (which we refer to as the “SEC”) from time to time.
All Aegion stockholders of record at the close of business on March 31, 2021 are welcome to attend the special meeting via the special meeting website. Every stockholder’s vote is important to us, so it is important that your shares are represented at the special meeting whether or not you plan to attend via the special meeting website. To ensure that you will be represented, please promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. You will also be able to attend the special meeting online and vote your shares electronically by visiting the special meeting website. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. If you attend the special meeting and vote via the special meeting website, your vote will revoke any proxy that you have previously submitted. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.
Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of Aegion common stock issued and outstanding and entitled to vote thereon. The failure of any stockholder to vote by ballot via the special meeting website, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in street name, the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
If you have any questions or need assistance voting your shares of Aegion common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 687-1874 toll-free if located in the U.S. or Canada, or +1 (412) 232-3651 if located elsewhere.
Thank you for your support of Aegion.
Sincerely,

Mark A. Menghini
Senior Vice President, General Counsel and Secretary
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated April 1, 2021 and, together with the enclosed form of proxy card, is first being mailed to stockholders of record of Aegion on or about April 5, 2021.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (which we refer to as the “special meeting”) of Aegion Corporation (which we refer to as “Aegion” or the “Company”), is to be held virtually via the Internet on May 14, 2021 beginning at 8:30 a.m. Central Daylight Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantines or other protocols that governments may impose. As a result, the special meeting will be held in a virtual meeting format only, via live webcast. There will not be a physical meeting location. You will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/AEGN2021SM (which we refer to as the “special meeting website”). The special meeting will be held for Aegion stockholders to consider and vote upon the following proposals:
1.
to adopt the Agreement and Plan of Merger, dated February 16, 2021 (which we refer to as the “original merger agreement”), as amended by Amendment No. 1 thereto, dated March 13, 2021 (which we refer to as the “amendment to the merger agreement”), among Carter Intermediate, Inc. (which we refer to as “Parent”), Carter Acquisition, Inc. (which we refer to as “Merger Sub”), which is a direct wholly-owned subsidiary of Parent, and Aegion; we refer to the original merger agreement, as amended by the amendment to the merger agreement and as it may be further amended from time to time, as the “merger agreement” or the “amended merger agreement”. Pursuant to the merger agreement, Merger Sub will merge with and into Aegion (which we refer to as the “merger”), and Aegion will become a wholly-owned subsidiary of Parent;

2.
to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement; and

3.
to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Aegion common stock entitled to vote thereon.
Even if you plan to attend the special meeting via the special meeting website, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy or voting instructions by telephone or the Internet prior to the special meeting to ensure that your shares of Aegion common stock will be represented and voted at the special meeting if you are unable to attend via the special meeting website.
For Aegion to consummate the merger, stockholders holding a majority of the shares of Aegion common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. Failure to submit a signed proxy card, grant a proxy by phone or the Internet or to vote in person by ballot via the special meeting website or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the special meeting, the merger agreement and the merger, please review the accompanying proxy statement and the copies of the original merger agreement and the amendment to the merger agreement attached as Annex A and Annex B, respectively, thereto.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Aegion common stock that are present or represented by proxy at the special meeting via the special meeting website and entitled to vote thereon, so long as a quorum is present. An abstention from voting will have no effect on the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal, so long as a quorum is otherwise present.
The affirmative vote of the holders of a majority of the issued and outstanding shares of Aegion common stock that are present or represented by proxy at the special meeting via the special meeting website and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate. An abstention from voting will have no effect on the proposal to approve one or more adjournments of the special meeting. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.
Only stockholders of record as of the close of business on March 31, 2021 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our corporate offices located at 17988 Edison Avenue, Chesterfield, MO 63005 during regular business hours for a period of at least ten (10) days before the special meeting and at the place of the special meeting during the meeting. If our headquarters are closed for health and safety reasons related to the COVID-19 (coronavirus) pandemic during such period, the list of stockholders will be made available for inspection upon request via email to corporatesecretary@aegion.com, subject to our satisfactory verification of stockholder status, and will also be made available online during the special meeting via the special meeting website.
The Aegion Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
By Order of the Board of Directors,
Mark A. Menghini
Senior Vice President, General Counsel and Secretary
April 1, 2021
Chesterfield, Missouri

i

Annexes
ii

SUMMARY
This Summary, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the additional documents referred to in this proxy statement for a more complete understanding of the matters being considered at the special meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. This proxy statement is dated April 1, 2021 and is first being mailed to stockholders of record on or about April 5, 2021.
In this proxy statement, the terms “Aegion,” the “Company,” “we,” “us” and “our” refer to Aegion Corporation. and, where appropriate, its subsidiaries. We refer to Carter Intermediate, Inc. as “Parent” and Carter Acquisition, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into Aegion, with Aegion continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. In addition, throughout this proxy statement, we refer to (i) the Agreement and Plan of Merger, dated as of February 16, 2021, by and among Aegion, Parent and Merger Sub, as the “original merger agreement”, a copy of which is included as Annex A to this proxy statement; (ii) Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 13, 2021, by and among Aegion, Parent and Merger Sub, as the “amendment to the merger agreement”, a copy of which is included as Annex B to this proxy statement; and (iii) the original merger agreement, as amended by the amendment to the merger agreement and as it may be further amended from time to time, as the “merger agreement” or the “amended merger agreement”. Aegion, following the consummation of the merger, is sometimes referred to as the “surviving corporation.” All references to the “special meeting” refer to the special meeting of the stockholders of Aegion to be held virtually via the Internet on May 14, 2021 at www.virtualshareholdermeeting.com/AEGN2021SM beginning at 8:30 a.m., Central Daylight Time, or any adjournment or postponement thereof.
Parties Involved in the Merger (page 29)
Aegion Corporation
Aegion Corporation (which we refer to as “Aegion,” the “Company,” “we,” “us,” or “our”) combines innovative technologies with market leading expertise to maintain, rehabilitate and strengthen pipelines and other infrastructure around the world. For nearly 50 years, the Company has played a pioneering role in finding transformational solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. The Company also maintains the efficient operation of refineries and other industrial facilities and provides innovative solutions for the strengthening of buildings, bridges and other structures. Aegion’s principal executive offices are located at 17988 Edison Avenue, Chesterfield, Missouri 63005, and our telephone number is (636) 530-8000.
Aegion is a Delaware corporation and Aegion common stock, par value $0.01 per share (which we refer to as “Aegion common stock”), trades on the Nasdaq Stock Market (which we refer to as the “Nasdaq”) under the symbol “AEGN.”
Additional information about Aegion is contained in our public filings, which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 109 of this proxy statement.
Carter Intermediate, Inc.
Carter Intermediate, Inc., a Delaware corporation (which we refer to as “Parent”), was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and is owned by an investment fund managed by New Mountain. Parent’s principal executive offices are located at 1633 Broadway, 48th Floor, New York, NY 10019. Parent’s telephone number is (212) 720-0300.
Carter Acquisition, Inc.
Carter Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Aegion and will cease to exist. Merger Sub’s principal executive offices are located at 1633 Broadway, 48th Floor, New York, NY 10019. Its telephone number is (212) 720-0300.

New Mountain Capital, L.L.C. and New Mountain Partners VI, L.P.
New Mountain Capital, L.L.C., the sponsor of Parent (which we refer to as “New Mountain”), and New Mountain Partners VI, L.P., an investment fund managed by New Mountain (which we refer to as the “New Mountain fund”), are not parties to the merger agreement but the New Mountain fund has committed to capitalize Parent with up to approximately $453 million of equity financing in connection with the merger pursuant to an equity commitment letter (which we refer to as the “equity commitment letter”).
New Mountain’s and the New Mountain fund’s principal executive offices are located at 1633 Broadway, 48th Floor, New York, NY 10019. Their telephone number is (212) 720-0300.
Additional information about New Mountain can be found at www.newmountaincapital.com. The information provided on or accessible through New Mountain’s website is not part of or incorporated by reference in this proxy statement.
The Merger (page 29)
At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 16, 2021 and as amended March 13, 2021 (which we refer to as the “merger agreement” or the “amended merger agreement”), among Parent, Merger Sub and Aegion. Pursuant to the merger agreement, Merger Sub will merge with and into Aegion (which we refer to as the “merger”) and Aegion will become a wholly-owned subsidiary of Parent. If the merger is completed, you will be entitled to receive $27.00 in cash, without interest and less applicable withholding taxes, for each share of Aegion common stock you own (unless you have properly exercised your appraisal rights with respect to such shares).
The Special Meeting (page 24)
The special meeting will be held virtually via the Internet on May 14, 2021 at www.virtualshareholdermeeting.com/AEGN2021SM beginning at 8:30 a.m., Central Daylight Time. In light of the on-going developments related to the COVID-19 (coronavirus) pandemic, Aegion has elected to hold the special meeting solely via the Internet and not in a physical location given the public health impact of COVID-19 (coronavirus) and Aegion’s desire to promote the health and safety of Aegion stockholders, and Aegion’s directors, officers, employees and other constituents.
Record Date and Quorum (page 24)
Only individuals who were Aegion stockholders of record as of the close of business on March 31, 2021 (which we refer to as the “record date”) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.
The presence at the special meeting of the holders of record of a majority of the shares entitled to vote, present via the special meeting website or represented by proxy, at the close of business on the record date will constitute a quorum. Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, however “broker non-votes” (described in more detail in the section entitled “Questions and Answers” beginning on page 12 of this proxy statement) will not be counted as present for the purpose of determining whether a quorum is present at the special meeting.
Required Vote (page 25)
Holders of Aegion common stock are entitled to one vote on each proposal submitted to a vote at the special meeting for each share of Aegion common stock they own at the close of business on the record date.
For Aegion to complete the merger, stockholders holding a majority of the shares of Aegion common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Aegion common stock or an abstention from voting for the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee, and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For stockholders to approve, on a non-binding advisory basis, the proposal regarding specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement (which we refer to as the “compensation advisory proposal”), a majority of the shares of Aegion common stock cast at the special meeting, at which a quorum is present, must vote “FOR” the proposal to approve the compensation advisory proposal. An abstention from voting for the compensation advisory proposal will have no effect on the compensation advisory proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal, so long as a quorum is otherwise present.
For stockholders to adjourn the special meeting, a majority of the shares of Aegion common stock cast at the special meeting, whether or not a quorum is present, must vote “FOR” the proposal to adjourn the special meeting (which we refer to as the “adjournment proposal”). An abstention from voting on the adjournment proposal at the special meeting will have no effect on the adjournment proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.
As of the close of business on the record date, there were 30,740,819 shares of Aegion common stock issued and outstanding.
We currently expect that Aegion’s directors and executive officers will vote their shares of Aegion common stock, representing, as of the close of business on the record date, approximately 3.82% of the issued and outstanding shares of Aegion common stock, in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.
How to Vote Your Shares
If you are a stockholder of record, you may vote your shares using one of the four (4) methods described below.
•	via the special meeting website;
•	via the Internet, at the Internet address provided on the proxy card;
•	by telephone, by using the toll-free number listed on the proxy card; or
•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.
If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If your shares are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares via the special meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. If you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote.
Closing of the Merger (page 74)
The merger agreement provides that the closing of the merger will take place on the later of (i) the second (2) business day after the satisfaction or, to the extent permissible by law, waiver of the conditions to the closing set forth in the merger agreement (other than those conditions that by their terms or nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver by the party benefitting from such conditions at the closing) and (ii) April 16, 2021, or at another time or date that is mutually agreed to in writing by Aegion and Parent. The merger will become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date and time as may be agreed to in writing by the parties to the merger agreement and set forth in the certificate of merger (which date and time, in either case, we refer to as the “effective time”). The date on which the closing occurs is sometimes referred to as the “closing date.”

Conditions to the Merger (page 89)
The following are some of the conditions that must be satisfied or, if permissible by law, waived before each party is required to consummate the merger, in each case as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89:
•
no governmental authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the merger;

•	the affirmative vote of the holders of a majority of the outstanding shares of Aegion common stock to adopt the merger agreement shall have been obtained;
•	any applicable waiting period or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), shall have expired or been terminated;
•
the accuracy of the representations and warranties of Aegion, on the one hand, and Parent and Merger Sub, on the other hand, in the merger agreement, subject in some instances to materiality, material adverse effect or other qualifiers, as of February 16, 2021 and as of the closing date;

•
the performance of or compliance with, in all material respects by, Aegion, on the one hand, and Parent and Merger Sub, on the other hand, of their respective covenants, agreements and obligations required to be performed or complied with by them under the merger agreement on or prior to the effective time; and

•	since the date of the merger agreement, no “material adverse effect” with respect to Aegion shall have occurred and be continuing on the closing date.
Recommendation of the Board and Reasons for the Merger (page 50)
The Aegion Board of Directors (which we refer to as the “Board”) unanimously recommends that Aegion stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other proposals to be considered at the special meeting. For a description of the reasons considered by the Board in deciding to recommend the adoption of the merger agreement, see the section entitled “The Merger (Proposal 1)— Recommendation of the Board and Reasons for the Merger” beginning on page 50 of this proxy statement.
Opinion of Aegion’s Financial Advisor (page 56)
Aegion retained Centerview Partners LLC (which we refer to as “Centerview” or “Centerview Partners”) as the financial advisor to the Board in connection with the proposed merger and the other transactions contemplated by the merger agreement, which are collectively referred to as the “transaction” throughout this section and the summary of Centerview’s opinion below under the section entitled “The Merger (Proposal 1)—Opinion of Aegion’s Financial Advisor” beginning on page 56 of this proxy statement. In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares (other than (i) shares held in the treasury of the Company, (ii) shares owned by any direct or indirect wholly-owned subsidiary of the Company, (iii) shares owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the effective time of the merger or (iv) any shares held by any other affiliate of the Company or Parent, which are collectively referred to as “excluded shares” throughout this section and the summary of Centerview’s opinion below under the section entitled “The Merger (Proposal 1)—Opinion of Aegion’s Financial Advisor” beginning on page 56 of this proxy statement) of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On March 13, 2021, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 13, 2021 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid to the holders of shares (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated March 13, 2021, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference.

Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of the Company, or any other person, as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Treatment of Aegion’s Equity Awards (page 75)
The merger agreement provides that, at the effective time:
•	each deferred stock unit that is outstanding as of immediately prior to the effective time will become fully vested (to the extent unvested) as of immediately before the effective time;
•
each outstanding performance stock unit will become fully vested (to the extent unvested) as to the greater of the number of performance stock units that would vest based on target or actual performance, in each case as of immediately prior to the effective time;

•	each outstanding restricted stock unit subject to service-based restrictions as of immediately prior to the effective time will become fully vested (to the extent unvested); and
•
each deferred stock unit, restricted stock unit and the performance stock unit (which we refer to as “Aegion stock units”) will be cancelled and each holder thereof will receive from the surviving corporation an amount in cash, without interest, equal to the product of the number of shares of Aegion common stock underlying each Aegion stock unit multiplied by $27.00, without interest and subject to withholding.

Interests of Aegion’s Directors and Executive Officers in the Merger (page 64)
The directors and executive officers of Aegion have interests in the merger that may be different from, or in addition to, the interests of Aegion stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement. The Board was aware of these interests prior to the execution of the merger agreement and considered them, among other matters, in approving the merger agreement and in determining to recommend that the stockholders adopt the merger agreement. These interests may include the following, among others:
•	the accelerated vesting, cancellation and cash-out of Aegion stock units;
•
the entitlement of the executive officers to receive severance benefits under their respective change in control agreements upon a qualifying termination of employment following the completion of the merger;

•
the entitlement of the directors and executive officers to receive a lump sum payment of their accounts under Aegion’s Voluntary Deferred Compensation Plan within 45 days following the completion of the merger; and

•	continuation of indemnification, directors’ and officers’ liability insurance and other employee benefits to be provided by the surviving corporation.
Financing (page 68)
Parent expects to finance the total amount of funds necessary to consummate the transactions primarily with (i) debt financing to be provided by certain lenders and (ii) equity financing to be provided by the

New Mountain fund (as further described in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 68 of this proxy statement). The merger is not conditioned upon receipt of financing by Parent.
Material U.S. Federal Income Tax Consequences of the Merger (page 69)
The exchange of shares of Aegion common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, an Aegion stockholder that is a U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement) generally will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in the shares of Aegion common stock exchanged therefor. With respect to an Aegion stockholder that is a non-U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement), the exchange of shares of Aegion common stock for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States or Aegion is, or was during the relevant period, a U.S. real property holding corporation. Backup withholding may apply to the cash payment made pursuant to the merger unless the Aegion stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9 or IRS Form W-8 or applicable successor form).
Each Aegion stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)— Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.
Regulatory Clearances (page 72)
Under the merger agreement, the merger cannot be completed until any applicable waiting period under the HSR Act has expired or been terminated. Aegion and Parent filed their respective HSR Act notifications on March 1, 2021. The initial 30-day waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on March 31, 2021.
Appraisal Rights (page 76)
Under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), Aegion stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully and properly comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Aegion before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex D to this proxy statement.
De-listing and De-registration of Aegion Common Stock (page 72)
If the merger is completed, Aegion common stock will be de-listed from the Nasdaq and de-registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).
No Solicitation; Acquisition Proposals (page 81)
Except as expressly permitted by the merger agreement, Aegion has agreed that it will, and will cause its subsidiaries and will instruct, and use its reasonable best efforts to cause, its and its subsidiaries’ respective officers, directors, employees, financial advisors, accountants, consultants, legal counsel, agents and other representatives and advisors (which we refer to as “representatives”) to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquirer or its representatives with respect to an acquisition proposal (as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 81 of this proxy statement), and will promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or entity or any such person’s or entity’s representatives. In addition, Aegion has agreed that it and its subsidiaries will not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any standstill provisions of any confidentiality agreement (or any similar or related agreement) to which Aegion or any of its subsidiaries is a party relating to an acquisition proposal, or exempt any person or entity (other than Parent, Merger Sub and their respective affiliates and representatives) from the restrictions on “business combinations” contained in the DGCL and other similar anti-takeover laws, subject to certain exceptions specified in the merger agreement.
Except as expressly permitted by the merger agreement (as described below), during the period between February 16, 2021 and the effective time, Aegion has agreed that neither it nor any Aegion subsidiary will, and Aegion will use its reasonable best efforts to cause its representatives and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of, any acquisition proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal, except to notify such person of the existence of the relevant provision in the merger agreement or (iii) except for an acceptable confidentiality agreement, enter into any acquisition agreement, merger agreement, letter of intent or understanding or other agreement relating to any acquisition proposal or that would require Aegion to abandon, terminate or fail to consummate the merger (as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—The Board Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 83 of this proxy statement).
Under the merger agreement, generally, the Board may not (i) withhold, withdraw or qualify (or modify or amend in a manner adverse to Parent or Merger Sub) the Board recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any acquisition proposal; (iii) fail to include the Board recommendation in this proxy statement; (iv) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such offer; or (v) if an acquisition proposal other than a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act shall have been publicly announced or disclosed, fail to reaffirm the Board recommendation upon the written request of Parent within five (5) business days after such written request; provided, that Parent may only make one such reaffirmation request with respect to each such public announcement or disclosure of an acquisition proposal so long as Aegion reaffirmed the Board recommendation in response to such request and such acquisition proposal has not been subsequently amended or modified (any action in the foregoing clauses (i)-(v) being referred to as an “adverse recommendation change”).
Prior to obtaining the approval of Aegion stockholders but subject to compliance with the merger agreement, if in response to an unsolicited acquisition proposal made after February 16, 2021 that has not been withdrawn and that did not result from a breach of the merger agreement, the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such acquisition proposal is a superior proposal and that its failure to take such action would, or would be reasonably likely to, violate its fiduciary duties under applicable law, then (i) the Board may make an adverse recommendation change and/or (ii) Aegion may terminate the merger agreement in order to enter into an acquisition agreement with respect to such superior proposal. Aegion may only terminate the merger agreement to enter into an acquisition agreement with respect to such superior proposal if it concurrently pays the company termination fee described below and enters into an acquisition agreement with respect to such superior proposal.
Termination (page 91)
The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger:
•	by mutual written consent of each of Aegion and Parent;
•	by either Aegion or Parent if:

•
any governmental authority of competent jurisdiction sitting in the United States has enacted, issued, promulgated, enforced or entered any law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger and such law or order has become final and nonappealable; or

•
the merger agreement fails to receive the affirmative vote of the holders of a majority of the outstanding shares of Aegion common stock at the special meeting (or at the final adjournment thereof); or

•	by Parent if:
•
the effective time has not occurred on or before August 16, 2021 (which we refer to as the “outside date”). In addition, the right to terminate the merger agreement under this provision will not be available to Parent if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in the merger agreement primarily caused or primarily resulted in the failure of the effective time to occur on or before such date;

•
the Board has effected an adverse recommendation change, but Parent will not have the right to terminate the merger agreement pursuant to this provision if the approval of Aegion stockholders has been obtained; or

•
any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Aegion set forth in the merger agreement has occurred that (A) would cause any of the conditions to Parent’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured, or if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by Parent to Aegion and (y) the outside date.

•	by Aegion if:
•
the effective time has not occurred on or before the outside date. In addition, the right to terminate the merger agreement under this provision will not be available to Aegion if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in the merger agreement primarily caused or resulted in the primarily failure of the effective time to occur on or before such date;

•
the Board determines to enter into an acquisition agreement with respect to a superior proposal, so long as (A) prior to, or concurrently with, such termination Aegion pays the company termination fee (as described below) and (B) Aegion concurrently enters into such acquisition agreement. However, Aegion will not have the right to terminate the merger agreement pursuant to this provision if the approval of Aegion stockholders has been obtained;

•
any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the merger agreement has occurred that (A) would cause any of the conditions to Aegion’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured or if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by Aegion to Parent and (y) the outside date; or

•
all of (x) conditions to obligations of each party to close and (y) all of the conditions to the obligations of Parent and Merger Sub (each as described in section entitled “The Merger Agreement— Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement) have been satisfied other than those by their nature or terms are to be satisfied at closing (provided that each of which reasonably likely to be satisfied at such time) and (B) at or following such time, Aegion has irrevocably certified to parent in writing (which we refer to as a “closing failure notice”) that all of the conditions to obligations of Aegion to close (as described in section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement) have been satisfied (other than those conditions that by their nature or terms are to be satisfied at closing) or that Aegion is thereby waiving any such condition that remains unsatisfied and (y) Aegion stands ready, willing and able to proceed with the closing on the date of such notice and all times during the three (3) business day period thereafter, and (C) Parent and Merger Sub have failed to consummate the Merger within three (3) business days after Aegion delivered such closing failure notice to Parent and at all times stood ready to consummate the merger during the three (3) business days (we refer to such termination as a “closing failure termination”).
Company Termination Fee; Parent Termination Fee (page 92)
If the merger agreement is terminated in specified circumstances, Aegion will be required to pay Parent a termination fee of $40,000,000 which we refer to as the “company termination fee.”
Aegion would be required to pay Parent the company termination fee if the merger agreement is terminated:
•	by Aegion in order to enter into a definitive agreement with respect to a superior proposal;
•	by Parent if the Board effects an adverse recommendation change (unless the approval of the merger by the Aegion stockholders has already been obtained);
•
by either Parent or Aegion if Aegion fails to obtain the necessary approval from the Aegion stockholders, if, prior to the time the Aegion stockholders vote on the merger (but after February 16, 2021), an acquisition proposal has been publicly made and Aegion thereafter consummates a transaction contemplated by an acquisition proposal within twelve (12) months of such termination;

•
by either Parent or Aegion because the outside date has been reached without the special meeting being held and prior to such termination (but after February 16, 2021) an acquisition proposal has been publicly made or made known to the Board and not withdrawn prior to such termination, and Aegion later consummates a transaction contemplated by an acquisition proposal within twelve (12) months of such termination;

•
by Parent because any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Aegion set forth in the merger agreement has occurred that would cause any of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger not to be satisfied and is not capable of being cured or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered by Parent to Aegion and (ii) the outside date, and prior to such termination (but after February 16, 2021) an acquisition proposal has been publicly made, or made known to the Board, and not withdrawn prior to the special meeting (if the special meeting was held) or such termination (if the special meeting was not held), and Aegion later consummates a transaction contemplated by an acquisition proposal within twelve (12) months of such termination; or

•	by Parent for any reason if the Company has breached the non-solicitation provisions of the merger agreement in any material respect prior to such termination.
The company termination fee is payable prior to or concurrently with termination of the merger agreement in the event that Aegion terminates the merger agreement in order to accept a superior proposal, and, in all other cases, within two (2) business days after the date of the event giving rise to the obligation to pay the company termination fee.
If a closing failure termination occurs, Parent will be required to pay Aegion a termination fee of $70,000,000, which we refer to as the “parent termination fee.”
The parent termination fee is payable within two (2) business days after the termination of the merger of agreement in the event of a closing failure termination.
In addition, if the merger agreement is terminated due to the failure to obtain the necessary stockholder approval at the special meeting (or at a time when Parent would have been entitled to terminate the merger agreement for such reason) or due to the Board making an adverse change recommendation in response to an intervening event (or at a time when Parent would have been entitled to terminate the merger agreement for such reason), Aegion has agreed to reimburse Parent for its reasonable and documented expenses incurred in connection with the Merger Agreement up to a maximum amount of $4 million, with any such expense reimbursement to be credited against the company termination fee if Aegion subsequently becomes obligated to pay the company termination fee to Parent.

Expenses (page 93)
Except as otherwise provided in the merger agreement (including as described in the “Company Termination Fee; Parent Termination Fee” section above with respect to reimbursement of Parent’s expenses under certain circumstances), whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.
Limitations on Remedies (page 95)
In the event that Parent and Merger Sub fail to consummate the merger as and when required under the merger agreement, or otherwise breach the merger agreement (whether willfully, intentionally, unintentionally or otherwise), the remedies available to Aegion are limited to the following:
•
subject to the conditions on specific performance described below, an order of specific performance enforcing the terms of the merger agreement and the equity commitment letter (as further described below in the section entitled “The Merger Agreement—Specific Performance” beginning on page 95 of this proxy statement); or

•	receipt of the parent termination fee.
Aegion is not entitled to both the grant of specific performance which results in the consummation of the merger (or the funding of the equity commitments under the equity commitment letter), and the payment of the merger consideration on the one hand, and payment of the parent termination fee, on the other hand.
Other than the above, none of Parent, its subsidiaries (including Merger Sub), the New Mountain fund or any parties related to them will have any liability whatsoever to Aegion, its subsidiaries or any parties related to them, arising from any breach by Parent or Merger Sub of the merger agreement or any claim or cause of action of Aegion, its subsidiaries or any parties related to them relating to the merger agreement.
Specific Performance (page 95)
Subject to the conditions described below, each of the parties to the merger agreement is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or (ii) an injunction restraining any such breach or threatened breach. Furthermore, subject to the conditions described below, Aegion is entitled to enforce specifically the terms of the equity commitment letter pursuant to which the New Mountain fund is required to provide to Parent equity financing for purposes of paying a portion of the required amount (as described in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 68 of this proxy statement).
Aegion’s right to seek specific performance in order to force Parent and Merger Sub to consummate the closing (or New Mountain Partners VI, L.P. to fund the equity financing under the equity commitment letter) is only available under the merger agreement if, and only if, each of the following conditions has been satisfied:
•
all conditions to close the merger (as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement) having been satisfied or waived (other than conditions which, by their nature or terms, are to be satisfied by the delivery of documents or taking of actions at the closing, and subject to such condition being satisfied if the closing would have occurred on the date of such grant);

•	Aegion having delivered to Parent a closing failure notice (as described in the section entitled “The Merger Agreement—Termination” beginning on page 91 of this proxy statement);
•
the debt financing (or any alternative debt financing) having been already funded or being funded at closing, in either case, on the terms set forth in the debt commitment letter if the equity financing is funded; and

•	Aegion irrevocably confirming in writing that if specific performance is granted and the debt financing is funded, then closing will occur on the terms contemplated in the merger agreement.
The merger agreement does not permit Aegion to seek to enforce specifically Parent or Merger Sub’s obligation to consummate the transactions contemplated by the merger agreement if the debt financing has not previously been funded (or will not be funded at closing).

Litigation Relating to the Merger (page 72)
On March 15, 2021, a shareholder complaint relating to the merger was filed in the United States District Court for the Southern District of New York, captioned Stein v. Aegion Corp. et al., Case No. 1:21-cv-2247. On March 19, 2021, a shareholder complaint relating to the merger was filed in the United States District Court for the Eastern District of New York, captioned Pallmer v. Aegion Corp. et al., Case No: 1:21-cv-01448. On May 29, 2021, a shareholder complaint relating to the merger was filed in the United States District Court for the Southern District of New York, captioned Griffin v. Aegion Corp. et al., Case No. 1:21-cv-02686. Each complaint alleges that the preliminary proxy statement filed by Aegion with the SEC on March 15, 2021 is false and/or misleading and asserts claims for violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 against Aegion and its directors. Each complaint seeks, among other things, injunctive relief preventing the merger, damages and an award of plaintiffs’ costs and disbursements, including reasonable attorneys’ and expert fees and expenses. Aegion believes that these lawsuits are without merit.
Market Price of Aegion Common Stock and Dividend Data (page 100)
Aegion common stock is listed on the Nasdaq under the symbol “AEGN.” The closing sale price of Aegion common stock on February 12, 2021 which was the last trading day prior to announcement of the original merger agreement, was $21.45 per share. On March 31, 2021, the most recent practicable date before the filing of this proxy statement and the last trading day prior to the date on which the public announcement of the amendment to the merger agreement was made, the closing price of Aegion common stock was $28.75 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.
The following table sets forth during the periods indicated the high and low sale prices of Aegion common stock as reported on the Nasdaq. The Company has not historically paid any dividends:
	Market Price
Quarter	High	Low
Q1 FY 2019	$21.11	$15.94
Q2 FY 2019	$20.36	$14.12
Q3 FY 2019	$21.85	$17.46
Q4 FY 2019	$23.645	$19.78
Q1 FY 2020	$23.35	$13.26
Q2 FY 2020	$18.49	$11.40
Q3 FY 2020	$17.95	$13.66
Q4 FY 2020	$20.17	$13.72
Q1 FY 2021	$29.80	$18.34
Under the terms of the merger agreement, from the date of the merger agreement until the effective time, Aegion is not permitted to declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except as specified in the merger agreement (as further described below in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 79 of this proxy statement). Aegion does not intend to pay cash dividends on its capital stock for the foreseeable future.
Following the merger, there will be no further market for Aegion common stock and we anticipate that our common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act. As a result, following the merger and such de-registration, we would no longer file periodic reports with the SEC.
For a more complete description, please see the section entitled “Market Prices and Dividend Data” beginning on page 100 of this proxy statement.
***
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you as an Aegion stockholder. Please refer to the section entitled “Summary” preceding this section and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, including the original merger agreement and the amendment to the merger agreement, and the documents referred to in this proxy statement, all of which you should read carefully. The original merger agreement and the amendment to the merger agreement are attached as Annex A and Annex B, respectively, to the proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On February 16, 2021, Aegion entered into the merger agreement providing for the merger of Merger Sub with and into Aegion, with Aegion surviving the merger as a wholly-owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the Board “FOR” the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting.

Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Aegion common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate another person as your proxy to vote your shares of Aegion common stock is called a “form of proxy” or “proxy card.”

Q:	What is the proposed transaction?
A:
The proposed transaction is the acquisition of Aegion by Parent through the merger of Merger Sub with and into Aegion pursuant to the merger agreement. Following the effective time, Aegion will be privately held as a wholly-owned subsidiary of Parent, and you will no longer own shares of Aegion common stock and instead will have only the right to receive the merger consideration. Following the consummation of the merger, Aegion common stock will be de-listed from Nasdaq and de-registered under the Exchange Act; and as a result, Aegion will no longer be a public company.

Q:	What will I receive in the merger?
A:
If the merger is consummated, you will be entitled to receive the merger consideration of $27.00 in cash for each share of Aegion common stock you own, without interest and less applicable withholding taxes. After the effective time, you will no longer have any rights as an Aegion stockholder other than the right to receive the merger consideration or, if you properly exercise your appraisal rights in accordance with the requirements of Section 262 of the DGCL, the fair value of your shares as determined by the Delaware Court of Chancery as described below.

Q:	What is included in these materials?
A:	These materials include:
•	this proxy statement for the special meeting;
•	a proxy card or voting instruction form (enclosed with this proxy statement);
•	a copy of the original merger agreement (attached as Annex A to this proxy statement);
•	a copy of the amendment to the merger agreement (attached as Annex B to this proxy statement);
•	the written opinion of Centerview Partners LLC dated March 13, 2021 (attached as Annex C to this proxy statement); and
•	the full text of Section 262 of the DGCL, which provides for your appraisal rights (attached as Annex D to this proxy statement).

Q:	Where and when is the special meeting?
A:
The special meeting will be held virtually via the Internet on May 14, 2021 beginning at 8:30 a.m., Central Daylight Time. The special meeting will be held in a virtual meeting format only, via live webcast. There will not be a physical meeting location. You will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/AEGN2021SM (which we refer to as the “special meeting website”). If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials.

To ensure that you will be represented, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. In certain circumstances, the special meeting could be adjourned to another time or place. All references in our proxy materials to special meeting include any adjournment or postponement of the special meeting.
Q:	How do I attend and vote at the special meeting?
A:
You will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/AEGN2021SM. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials. During the special meeting, Aegion stockholders will be able to vote their shares. Shares previously voted by proxy prior to the special meeting do not need to be voted again unless you intend to change or revoke your prior vote.

If you are a beneficial owner of shares held in street name and wish to vote via the special meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. If you are not a holder of record as of the close of business on the record date, you will be permitted to vote at the special meeting only if you have a valid proxy from a holder of record as of the close of business on the record date.
Q:	What proposals will be voted on at the special meeting?
A:	There are three (3) proposals scheduled to be voted on at the special meeting:
•	to adopt the merger agreement;
•
to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement (which we refer to as the “compensation advisory proposal”); and

•
to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (which we refer to as the “adjournment proposal”).

Q:	What is the Board’s voting recommendation?
A:	Upon consideration, the Board recommends that you vote your shares:
•	“FOR” the proposal to adopt the merger agreement;
•	“FOR” the compensation advisory proposal; and
•	“FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to approve the execution and delivery of the merger agreement by Aegion and to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1)—Recommendation of the Board and Reasons for the Recommendation” beginning on page 50 of this proxy statement. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Aegion stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.

Q:	Who is entitled to vote at the special meeting?
A:
All shares owned by you as of the record date, which is the close of business on March 31, 2021, may be voted by you. You may cast one vote per share of Aegion common stock that you held on the record date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and
•
held through a broker, bank or other nominee for you as the beneficial owner, including those shares over which a broker, bank or other nominee has provided you with a specific control number and further instructions allowing you to vote those shares via the special meeting website.

As of the close of business on the record date, there were 30,740,819 shares of Aegion common stock issued and outstanding, and entitled to vote at the special meeting. Each share of Aegion common stock issued and outstanding as of the close of business on the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.
Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
A:
Our stockholders may hold their shares either directly in their own name as a stockholder of record or indirectly through a broker, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.

•
Stockholder of Record. If your shares are registered directly in your name with Aegion’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by Aegion. As the stockholder of record, you have the right to vote via the special meeting website, grant your voting proxy directly to certain officers of Aegion or to appoint a representative of your choosing to attend the special meeting and vote on your behalf by granting such person a “proxy.”

•
Beneficial Owner. If your shares are held in an account you maintain at a broker, bank or other nominee, that broker, bank or other nominee is considered to be the “stockholder of record” of those shares and you are considered the beneficial owner of shares held in street name. This proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the special meeting, or you may contact your broker, bank or other nominee to obtain your specific control number and further instructions. Because you are not the “stockholder of record,” you may not vote your shares via the special meeting website, unless you request and obtain your specific control number from your broker, bank or other nominee.

Q:	What must I do if I want to attend and vote at the special meeting?
A:
Only individuals who were Aegion stockholders as of the close of business on the record date and their authorized representatives may attend the special meeting. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials. During the special meeting, Aegion stockholders will be able to vote their shares. If you are a beneficial owner of shares held in street name and wish to vote at the special meeting, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. To ensure that you will be represented, even if you plan to attend the special meeting via the special meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote by ballot via the special meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your broker, bank or other nominee for instructions regarding obtaining your specific control number and further instructions.

Q:	If I am a stockholder of record of shares of Aegion common stock, how can I vote?
A:	If you are a stockholder of record, there are four (4) ways you can vote:
•	via the special meeting website by ballot cast at the special meeting;

•	via the Internet, at the Internet address provided on the proxy card;
•	by telephone, by using the toll-free number listed on the proxy card; or
•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.
Q:	If I am a beneficial owner of shares of Aegion common stock held in street name, how do I vote?
A:
If you are a beneficial owner of shares of Aegion common stock held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If you are not a stockholder of record and your shares are held through your broker, bank or other nominee and you plan to vote your shares via the special meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. Please note that if you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker, bank or other nominee.

Q:	Will my shares of Aegion common stock held in street name or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares of Aegion common stock you may hold in street name will be deemed to be held by a different stockholder of record than any shares of Aegion common stock you hold of record, any shares of Aegion common stock held in street name will not be combined for voting purposes with shares of Aegion common stock you hold of record. Similarly, if you own shares of Aegion common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card or vote separately by telephone or Internet with respect to those shares of Aegion common stock because they are held in a different form of record ownership. Shares of Aegion common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Aegion common stock held in an individual retirement account must be voted under the rules governing such account.

Q:	What is the quorum requirement for the special meeting?
A:
A quorum is necessary to hold a valid meeting of the Aegion stockholders. The holders of a majority of the shares entitled to vote at the special meeting, present at the special meeting via the special meeting Website or represented by proxy, as of the close of business on the record date will constitute a quorum at the special meeting.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.
If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.
In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting from time to time until we solicit enough proxies to obtain a quorum.
Q:	What happens if I do not give specific voting instructions?
A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this proxy statement. Thus your shares of Aegion common stock will be voted:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the compensation advisory proposal; and
•	“FOR” the adjournment proposal.
Beneficial Owner. If you are a beneficial owner of shares held in street name, under applicable stock exchange rules the broker, bank or other nominee that holds your shares may generally vote on routine proposals but cannot vote without instructions on non-routine matters unless they have discretionary authority. None of the proposals to be voted on at the special meeting are considered routine proposals. As a result, if the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares, a “broker non-vote” will occur. Therefore, we urge you to give voting instructions to your broker. Shares represented by such “broker non-votes” will not be counted as present or represented by proxy in determining whether there is a quorum. A “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Your abstention will have no effect on the compensation advisory proposal or the adjournment proposal.
Q:	What is the voting requirement to approve the proposal to adopt the merger agreement?
A:
Adoption of the merger agreement requires stockholders holding a majority of the shares of Aegion common stock issued and outstanding at the close of business on the record date and entitled to vote thereon to vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Aegion common stock or an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the voting requirement to approve the compensation advisory proposal?
A:
The approval of the compensation advisory proposal requires a majority of the votes cast on the compensation advisory proposal at the special meeting at which a quorum is present to vote “FOR” the proposal. An abstention from voting on this proposal will have no effect the proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but, so long as a quorum is otherwise present at the special meeting, will have no effect on this proposal.

Q:	What is the voting requirement to approve the adjournment proposal?
A:
The approval of the adjournment proposal requires a majority of the votes cast on the adjournment proposal at the special meeting to vote “FOR” the proposal. An abstention from voting on this proposal will have no effect on the proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Q:	How do Aegion’s directors and executive officers intend to vote?
A:
We currently expect that Aegion’s directors and executive officers will vote their shares of Aegion common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

The directors and executive officers of Aegion have interests in the merger that may be different from, or in addition to, the interests of Aegion stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.
Q:	What effects will the merger have on Aegion and its common stock?
A:
Aegion common stock is currently registered under the Exchange Act and is listed on the Nasdaq under the symbol “AEGN.” At the effective time, Merger Sub will merge with and into Aegion, with Aegion continuing as the surviving corporation and as a wholly-owned subsidiary of Parent. As a result of the merger, Aegion will cease to be a publicly traded company. Following the consummation of the merger, Aegion common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act.

Q:	When is the merger expected to be completed?
A:
Together with Parent, we are working toward completing the merger as quickly as possible after the date of the special meeting, and currently expect to consummate the merger by June 30, 2021. We cannot be certain when or if the conditions to the merger will be satisfied (or, if permissible by law, waived). The merger cannot be completed until the conditions to closing are satisfied (or, if permissible by law, waived), including, among other things, the adoption of the merger agreement by Aegion stockholders.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Aegion stockholders, or if the merger is not completed for any other reason, the Aegion stockholders will not receive any payment for their shares of Aegion common stock in connection with the merger. Except in certain circumstances where Aegion has entered into an alternative transaction to the merger, Aegion would remain a public company, and shares of Aegion common stock would continue to be registered under the Exchange Act, as well as listed and traded on the Nasdaq. In the event that the merger agreement is terminated, then, in certain specified circumstances, a termination fee of $40,000,000 will be due and payable by Aegion to Parent, in certain other specified circumstances, a termination fee of $70,000,000 will be due and payable by Parent to Aegion, and in certain other specified circumstances, Aegion may be required to reimburse Parent for up to $4,000,000 of its reasonable and documented expenses incurred in connection with the merger agreement. See the section entitled “The Merger Agreement—Termination” beginning on page 91 of this proxy statement.

Q:	What will happen if stockholders do not approve the compensation advisory proposal?
A:
The inclusion of this proposal is required by the SEC rules. The vote on the compensation advisory proposal is an advisory vote and will not be binding on Aegion, Parent or the surviving company. The approval of the compensation advisory proposal is not a condition to the completion of the merger. If the merger agreement is adopted by Aegion stockholders and the merger is completed, the merger-related compensation may be paid to Aegion’s named executive officers even if stockholders fail to approve the compensation advisory proposal.

Q:	Can I revoke my proxy or change my vote?
A:	Yes. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:
•
voting over the Internet or by telephone as instructed on the proxy card. Only your latest Internet or telephone vote will be counted. You may not change your vote over the Internet or by telephone after 11:59 p.m. Eastern Time on May 13, 2021;

•	providing a written notice of revocation that is received before the special meeting by the Corporate Secretary at Aegion Corporation, 17988 Edison Avenue, Chesterfield, Missouri 63005;
•	completing, signing, dating and returning a new proxy card by mail to Aegion before the special meeting (received by or with our last mail delivery before the special meeting); or
•	attending the special meeting and requesting that your proxy be revoked and/or voting via the special meeting website as instructed above.
Please note that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Aegion, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Aegion before the special meeting (such new proxy cards or written notices of revocation received by or with our last mail delivery before the special meeting begins will be counted).
If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining your specific control number and further instructions from your broker, bank or other nominee that holds the shares of record and voting your shares via the special meeting website.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?
A:
The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of Aegion common stock issued and outstanding, not just the shares that are voted. Failure to submit a signed proxy card, grant a proxy by phone or the Internet or to via the special meeting website by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the special meeting, the merger agreement and the merger, please review this proxy statement and the copies of the original merger agreement and the amendment to the merger agreement attached as Annex A and Annex B, respectively, thereto.

The requisite number of shares to approve the compensation advisory proposal is a majority of the shares of Aegion common stock cast on the proposal at the special meeting at which a quorum is present. The presence at the special meeting of the holders of record of a majority of the shares entitled to vote, present via the special meeting website or represented by proxy, at the close of business on the record date will constitute a quorum. An abstention from voting will have no effect on the compensation advisory proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the compensation advisory proposal, so long as a quorum is otherwise present.
The requisite number of shares to approve adjournment proposal is a majority of the shares of Aegion common stock cast on the proposal at the special meeting, whether or not a quorum is present. An abstention from voting will have no effect on the adjournment proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the adjournment proposal.
Only shares of common stock that are issued and outstanding as of the close of business on the record date are eligible to be voted on each of the three (3) proposals and will be counted for purposes of determining whether a quorum is present at the special meeting.
If the merger agreement is not adopted by the Aegion stockholders, the merger cannot close and Aegion would not be entitled under any circumstance to the parent termination fee.
Q:	If the merger is consummated, how will I receive the cash for my shares of Aegion common stock?
A:
If the merger is consummated and you are a record holder of shares of Aegion common stock and hold your shares in certificate form or in book-entry form, you will receive a letter of transmittal with instructions on how to send your shares of Aegion common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares of Aegion common stock after you comply with such instructions. If you are a beneficial owner whose shares are held in the name of a broker, bank or other custodian, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part.

Q:	What happens if I sell my shares of Aegion common stock before completion of the merger?
A:
In order to receive the merger consideration, you must hold your shares of Aegion common stock through completion of the merger. Consequently, if you transfer your shares of Aegion common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is March 31, 2021. If you transfer your shares of Aegion common stock after the record date but before the closing of the merger, unless you have granted a “proxy” to the purchaser as part of the transfer, you will have the right to vote at the special meeting although you will have transferred your right to receive the merger consideration in the merger.
Q:	Should I send in my evidence of ownership now?
A:
No. After the merger is completed, you will receive a letter of transmittal, if you are a record holder of shares, and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Aegion common stock evidenced by stock certificates for the merger consideration. If your shares of Aegion common stock are held in street name by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your street name shares in exchange for the merger consideration. Please do not send in any documentation of evidence of ownership now.
Q:	I do not know where my stock certificates are, how will I get the merger consideration for my shares?
A:
If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Aegion common stock?
A:
Yes. Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully and properly comply with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Aegion before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to comply exactly with the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights” beginning on page 103 of this proxy statement. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Aegion common stock for the merger consideration pursuant to the merger?
A:
Generally, yes, if you are a U.S. stockholder. The exchange of shares of Aegion common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, an Aegion stockholder that is a “U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement) generally will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in the shares of Aegion common stock exchanged therefor. With respect to an Aegion stockholder that is a non-U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement), the exchange of shares of Aegion common stock for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States or Aegion is, or was during the relevant period, a U.S. real property holding corporation. Backup withholding may apply to the cash payment made pursuant to the merger unless the Aegion stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9 or IRS Form W-8 or applicable successor form).

Each Aegion stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under any state, local or non-U.S. tax laws or tax treaties.
Q:	What does it mean if I get more than one proxy card?
A:
If your shares of Aegion common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction form. Please complete and return all of the proxy cards or voting instructions forms you receive (or submit each of your proxies or voting instructions forms by telephone or the Internet, if available to you) to ensure that all of your shares of Aegion common stock are voted.

Q:	How many copies should I receive if I share an address with another stockholder?
A:
Some banks, brokers and other nominees may participate in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that a single set of our proxy materials, containing a single copy of this proxy statement but multiple proxy cards or voting instruction forms, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy materials to you if you call Innisfree M&A Incorporated by phone, at (877) 687-1874 toll-free if located in the U.S. or Canada, or +1 (412) 232-3651 if located elsewhere. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting Aegion at the address or phone number set forth in the prior sentence.

Q:	Who will count the votes?
A:	The votes will be counted by one or more inspectors of election appointed for the special meeting.
Q:	Who will solicit and bear the cost of soliciting votes for the special meeting?
A:
Aegion will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Aegion has engaged Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the Aegion special meeting. Aegion estimates that it will pay Innisfree a fee of approximately $30,000, plus reimbursement of certain expenses. In addition, Aegion may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Aegion common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Are there any other risks to me from the merger that I should consider?
A:	Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Forward-Looking Statements” beginning on page 22 of this proxy statement.
Q:	Where can I find the voting results of the special meeting?
A:
Aegion will announce preliminary voting results at the special meeting via the special meeting website and publish preliminary, or final results if available, in a current report on Form 8-K filed with the SEC within four (4) business days after the special meeting.

Q:	Are there any competing proposals for the acquisition of Aegion?
A:
As previously announced and as further described in this proxy statement, Aegion has received an unsolicited, non-binding proposal from a third party to acquire all of the outstanding shares of Aegion common stock. As of the date of this proxy statement, such third party had not yet completed its review of the due diligence information with which it had been provided access and on which the terms of such third party’s proposal was conditioned, nor has such third party completed the financing arrangements contemplated by its proposal. As of the date of this proxy statement, the Board has not made a determination as to whether such proposal is a “Superior Proposal” that would give rise to a right in favor of Aegion to terminate the merger agreement in order to enter into a definitive agreement with respect to such proposal, subject to observation of Parent’s right under the merger agreement to further amend the merger agreement such that such proposal (or any revised proposal arising therefrom) would no longer be a “Superior Proposal.” This is a developing situation and we will update this proxy statement before the vote is taken at the special meeting. We are sending this proxy statement to you now in order to prevent delay, and minimize the risk of the occurrence of a material adverse effect or other impediment prior to closing, assuming that the transactions contemplated by the merger agreement will continue to represent the best transaction available to Aegion following the completion of such third party’s due diligence process. However, Aegion cannot predict the outcome of such third party’s due diligence process, whether such proposal will become a “Superior Proposal”, the results of any negotiations with such third party or Parent that may follow such proposal or whether Aegion will receive any other proposal from such third party, Parent or any other prospective acquiror.
Q:	What do I need to do now?
A:
We urge you to carefully read this entire document, the appendices, including the merger agreement, and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of Aegion common stock you own. Please see the above questions “If I am a stockholder of record of Aegion shares, how do I vote?” and “If I am a beneficial owner of shares held in street name, how do I vote?” for a summary of instructions on how to vote.

Q:	Where can I find more information about Aegion?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page 109 of this proxy statement.
Q:	Who can help answer my other questions?
A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitor and information agent for Aegion in connection with the merger.

Innisfree M&A Incorporated
Stockholders in the US and Canada May Call Toll Free: (877) 687-1874
Stockholders in Other Locations May Call: (412) 232-3651
Banks and Brokers May Call Collect: (212) 750-5833
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. Forward-looking statements include statements concerning business strategy, plans and prospects, among other things, including anticipated trends and developments in and management plans for our business and the markets in which we operate. In some cases, you can identify these statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. All forward-looking statements included in this proxy statement are based upon information available to us as of the filing date of this proxy statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in Aegion’s annual report on Form 10-K for the year ended December 31, 2020, under the heading “Risk Factors,” as updated from time to time by Aegion’s quarterly reports on Form 10-Q and other documents of Aegion on file or in this proxy statement filed with the SEC by Aegion, and the following factors:
•
the risk that the merger may not be consummated in a timely manner, if at all, including (i) due to breach by either party, which could give either party the right to collect damages (which may be limited in certain circumstances to a termination fee or expense reimbursement obligations); (ii) due to the occurrence of a material adverse effect; (iii) due to the failure of a condition to the merger to be satisfied or waived; or (iv) in circumstances in which specific performance to force the closing of the merger is not available;

•
the risk that the merger agreement may be terminated in circumstances that require Aegion to pay Parent a termination fee of $40,000,000 or in circumstances that require Aegion to reimburse Parent for up to $4,000,000 of Parent’s reasonable and documented expenses incurred in connection with the merger agreement;

•	risks related to the diversion of management’s attention from Aegion’s ongoing business operations;
•	the effect of the announcement or pendency of the merger may have on Aegion’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;
•	risks that conditions to the consummation of the merger are not satisfied, including, without limitation, the receipt of approval from Aegion stockholders;
•	the effect of limitations that the merger agreement places on our ability to operate our business, return capital to stockholders or engage in an alternate transaction;
•	the conditions of the capital markets during the period covered by the forward-looking statements;
•	risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;
•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;
•	risk that our stock price may decline significantly if the merger is not completed;
•
risks related to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies or competitive development;

•	the scope and duration of the COVID-19 (coronavirus) pandemic and actions taken by governmental authorities to contain the spread of the virus;
•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others; and
•	that Aegion stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of Aegion’s current strategy as an independent company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see “Where You Can Find Additional Information” beginning on page 109 of this proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

THE SPECIAL MEETING
We are furnishing this proxy statement to Aegion stockholders as part of the solicitation of proxies by the Board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides Aegion stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held virtually via the Internet on May 14, 2021 at www.virtualshareholdermeeting.com/AEGN2021SM, beginning at 8:30 a.m., Central Daylight Time. or at any adjournment or postponement thereof. Aegion has chosen to hold the special meeting solely by means of remote location (via the Internet) and not in a physical location given the current public health impacts of COVID-19 (coronavirus) and our desire to promote the health and safety of Aegion stockholders, as well as Aegion directors, officers, employees and other constituents.
Only individuals who were Aegion stockholders as of the close of business on the record date and their authorized representatives may attend the special meeting. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials. If you are a beneficial owner of shares held in street name and wish to vote in person at the special meeting, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. To ensure that you will be represented, even if you plan to attend the special meeting via the special meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote by ballot via the special meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your broker, bank or other nominee for instructions regarding obtaining your specific control number and further instructions.
This proxy statement and the enclosed form of proxy are first being mailed to our stockholders of record on or about April 5, 2021.
Purposes of the Special Meeting
The primary purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders holding a majority of the shares of Aegion common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. Copies of the original merger agreement and the amendment to the merger agreement are attached as Annex A and Annex B, respectively, to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement” beginning on page 73 of this proxy statement.
In addition, our stockholders are being asked to approve the compensation advisory proposal, which is the approval, on a non-binding advisory basis, of specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement, the value of which is disclosed in the table entitled “Golden Parachute Compensation” and the notes accompanying that table in the section entitled “Advisory Vote on Specified Compensation (Proposal 2)” beginning on page 96 of this proxy statement.
Our stockholders are also being asked to approve the adjournment proposal, which is one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
Record Date and Quorum
The holders of record of Aegion common stock as of the close of business on March 31, 2021, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, 30,740,819 shares of Aegion common stock were issued and outstanding.

The presence at the special meeting of the holders of record of a majority of the shares of Aegion common stock entitled to vote, present via the special meeting website or represented by proxy, at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting. “Broker non-votes,” described below under the sub-heading “Providing Voting Instructions by Proxy—Shares of Aegion Common Stock Held in Street Name,” will not be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting.
Required Vote
Holders of Aegion common stock are entitled to one vote on each proposal submitted to a vote at the special meeting for each share of Aegion common stock they own at the close of business on the record date. As of the close of business on the record date, there were 30,740,819 shares of Aegion common stock issued and outstanding.
For Aegion to complete the merger, stockholders holding a majority of the shares of Aegion common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Aegion common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
The approval, on a non-binding advisory basis, of the compensation advisory proposal requires the affirmative vote of a majority of the shares of Aegion common stock cast on the proposal, so long as a quorum is present, to vote “FOR” the proposal. An abstention from voting will have no effect on the compensation advisory proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the compensation advisory proposal, so long as a quorum is otherwise present.
The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Aegion common stock cast on the proposal, whether or not a quorum is present, to vote “FOR” the proposal. An abstention from voting will have no effect on the adjournment proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the adjournment proposal.
Voting by Aegion’s Directors and Executive Officers
At the close of business on the record date, directors and executive officers of Aegion were entitled to vote 1,175,199 shares of Aegion common stock, or approximately 3.82% of the shares of Aegion common stock issued and outstanding on that date. We currently expect that Aegion’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and in favor of the other proposals to be considered at the special meeting, although they have no obligation to do so.
Attendance; Voting; Proxies; Revocation
Attendance
All holders of shares of Aegion common stock as of the close of business on the record date, including stockholders of record and beneficial owners of Aegion common stock registered in the street name of a broker, bank or other nominee, are invited to attend the special meeting via the special meeting website. During the special meeting, Aegion stockholders will be able to vote their shares. If you are a beneficial owner of shares held in street name and wish to vote via the special meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions.
Voting Via Virtual Meeting
Stockholders of record who have registered in advance to attend the special meeting will be able to vote at the special meeting via the special meeting website by ballot cast at the special meeting. If you are a beneficial owner of shares held in street name and wish to vote at the special meeting via the special meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions.
Providing Voting Instructions by Proxy
To ensure that your shares of Aegion common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting via the special meeting website.
Shares of Aegion Common Stock Held by Record Holder
If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.
•	via the Internet, at the Internet address provided on the proxy card;
•	by telephone, by using the toll-free number listed on the proxy card; or
•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.
If you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this proxy statement. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote via the special meeting website, the effect will be that your shares of Aegion common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement, will have no effect on the vote regarding the compensation advisory proposal, so long as a quorum is otherwise present, and will have no effect on the vote regarding the adjournment proposal.
Shares of Aegion Common Stock Held in Street Name
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to vote your shares. You must follow the instructions of your bank, broker or other nominee in order for your shares of Aegion common stock to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks, brokers and other nominees. If your shares are not registered in your own name but are held through your bank, broker or other nominee and you plan to vote your shares at the special meeting website, you should contact your bank, broker or other nominee to obtain your specific control number and further instructions.
In accordance with the rules of the Nasdaq, brokers, banks and other nominees that hold shares of Aegion common stock in street name for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the compensation advisory proposal, or the adjournment proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect (x) so long as a quorum is otherwise present, on the compensation advisory proposal or (y) on the adjournment proposal. Thus, for shares of Aegion common stock held in street name, only shares of Aegion common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote “FOR” such proposal.

Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:
•
voting over the Internet or by telephone as instructed on the proxy card. Only your latest Internet or telephone vote will be counted. You may not change your vote over the Internet or by telephone after 11:59 p.m. Eastern Time on May 13, 2021;

•	providing a written notice of revocation that is received before the special meeting by the Corporate Secretary at Aegion Corporation, 17988 Edison Avenue, Chesterfield, Missouri 63005;
•	completing, signing, dating and returning a new proxy card by mail to Aegion before the special meeting (received by or with our last mail delivery before the special meeting); or
•	attending the special meeting and request that your proxy be revoked and/or voting via the special meeting website as instructed above.
Please note that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Aegion, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Aegion before the special meeting (such new proxy cards or written notices of revocation received by or with our last mail delivery before the special meeting will be counted).
If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining your specific control number and further instructions from your broker, bank or other nominee and voting your shares at the special meeting via the special meeting website.
Abstentions
An abstention occurs when a stockholder attends a meeting, either virtually or by proxy, but abstains from voting by checking the box marked “ABSTAIN” on either the ballot, proxy card or voting instruction card submitted by the stockholder. Abstentions will be included as shares of Aegion common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstaining from voting will have no effect on the compensation advisory proposal or the adjournment proposal.
Adjournments or Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including for the purpose of soliciting a sufficient number of proxies “FOR” the proposal to adopt the merger agreement. In the event that a sufficient number of shares of Aegion common stock is present at the special meeting via the special meeting website or represented by proxy, and voted “FOR” the proposal to adopt the merger agreement at the special meeting such that the Aegion stockholder approval will have been obtained, Aegion does not anticipate that it will adjourn or postpone the special meeting.
The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Aegion common stock cast on the proposal, whether or not a quorum is present. Any adjournment or postponement of the special meeting will allow Aegion stockholders who have already sent in their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.
Solicitation of Proxies
We are paying the cost for the preparation, printing and distribution of the proxy materials. We may use the services of our directors, officers and employees, without additional compensation, to solicit proxies. We will reimburse any holder of record for its reasonable expenses incurred in completing the mailing of stockholder requested proxy materials to the beneficial owners of our common stock. Aegion has engaged Innisfree M&A

Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the special meeting. Aegion estimates that it will pay Innisfree a fee of approximately $30,000, plus reimbursement of certain expenses. In addition, Aegion may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Aegion common stock for their expenses in forwarding solicitation material to such beneficial owners.
Householding
We are permitted to send a single set of proxy materials to stockholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. This means that we may send a single set of our proxy materials, containing a single copy of this proxy statement but separate proxy cards or voting instruction forms for each stockholder in your household. We will promptly deliver a separate copy of our proxy materials to you if you contact the Corporate Secretary in writing at Aegion Corporation, 17988 Edison Avenue, Chesterfield, Missouri 63005, or by phone at (800) 325-1159. Such requests by street name holders should be made through their broker, bank or other nominee.
Other Information
You should not return any evidence of your shares of Aegion common stock or send documents representing Aegion common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal, if applicable, and related materials and instructions for exchanging your shares of Aegion common stock.

THE MERGER (PROPOSAL 1)
The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the original merger agreement and the amendment to the merger agreement, copies of which are attached as Annex A and Annex B, respectively, to this proxy statement and are incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the original merger agreement and the amendment to the merger agreement carefully and in their entirety.
Parties Involved in the Merger
Aegion Corporation
Aegion Corporation combines innovative technologies with market leading expertise to maintain, rehabilitate and strengthen pipelines and other infrastructure around the world. For nearly 50 years, the Company has played a pioneering role in finding transformational solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. The Company also maintains the efficient operation of refineries and other industrial facilities and provides innovative solutions for the strengthening of buildings, bridges and other structures. Aegion’s principal executive offices are located at 17988 Edison Avenue, Chesterfield, Missouri 63005, and our telephone number is (636) 530-8000.
Aegion is a Delaware corporation and Aegion common stock, par value $0.01 per share, trades on the Nasdaq under the symbol “AEGN.”
Additional information about Aegion is contained in our public filings, which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 109 of this proxy statement.
Carter Intermediate, Inc.
Carter Intermediate, Inc., a Delaware corporation (which we refer to as “Parent”), was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and is owned by an investment fund managed by New Mountain. Parent’s principal executive offices are located at 1633 Broadway, 48th Floor, New York, NY 10019. Parent’s telephone number is (212) 720-0300.
Carter Acquisition, Inc.
Carter Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), was formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Aegion and will cease to exist. Merger Sub’s principal executive offices are located at 1633 Broadway, 48th Floor, New York, NY 10019. Its telephone number is (212) 720-0300.
New Mountain Capital, L.L.C. and New Mountain Partners VI. L.P.
New Mountain Capital, L.L.C., the sponsor of Parent (which we refer to as “New Mountain”), and New Mountain Partners VI, L.P., an investment fund managed by New Mountain (which we refer to as the “New Mountain fund”), are not parties to the merger agreement but the New Mountain fund has committed to capitalize Parent with up to approximately $453 million of equity financing in connection with the merger pursuant to the equity commitment letter.
New Mountain’s and the New Mountain fund’s principal executive offices are located at 1633 Broadway, 48th Floor, New York, NY 10019. Their telephone number is (212) 720-0300.
Additional information about New Mountain can be found at www.newmountaincapital.com. The information provided on or accessible through New Mountain’s website is not part of or incorporated by reference in this proxy statement.
Certain Effects of the Merger
If the merger agreement is adopted by Aegion stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will merge with and into Aegion, with Aegion being the surviving corporation in the merger.

Upon the consummation of the merger, each share of Aegion common stock issued and outstanding immediately prior to the effective time, other than shares of Aegion common stock (i) held in the treasury of Aegion or owned by any direct or indirect wholly-owned subsidiary of Aegion , (ii) owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or (iii) held by stockholders who will have neither voted in favor of the merger nor consented thereto in writing and who will have demanded properly in writing appraisal for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “excluded shares”), will be cancelled and converted into the right to receive $27.00 in cash, without interest and less applicable withholding taxes. At the effective time of the merger, Aegion stockholders will cease to have ownership interests in Aegion or rights as stockholders of Aegion, except as provided in the merger agreement or by law.
Aegion common stock is currently registered under the Exchange Act and is listed on the Nasdaq under the symbol “AEGN.” As a result of the merger, Aegion will cease to be a publicly traded company and will be a wholly-owned subsidiary of Parent. Following the consummation of the merger, Aegion common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act, in each case in accordance with applicable law, rules and regulations.
Changes to the Original Merger Agreement Pursuant to the Amendment to the Merger Agreement
The original merger agreement was amended pursuant to the amendment to the merger agreement to (i) increase the per share merger consideration from $26.00 to $27.00 in cash, (ii) increase the parent termination fee payable by Parent under certain circumstances set forth in the merger agreement, from $60 million to $70 million, (iii) increase the company termination fee payable by Aegion under certain circumstances set forth in the merger agreement, from $30 million to $40 million. The amendment to the merger agreement also amended the definition of “Superior Proposal” in the original merger agreement to expressly require the Board to take into account (i) the financing (in addition to the legal, financial, regulatory and other) aspects of an acquisition proposal in the Board’s determination of whether such acquisition proposal amounts to a superior proposal and (ii) the anticipated timing to consummate the transactions contemplated by the merger agreement, and all legal, financial, regulatory, financing and other aspects, of an acquisition proposal as factors in the Board’s determination of whether or not such acquisition proposal is a superior proposal. The equity commitment letter (as further described in the section entitled “The Merger Agreement—Financing—Equity Commitment Letter” beginning on page 68 of this proxy statement) was amended to increase the New Mountain fund’s equity commitment by the amount of additional aggregate merger consideration indicated by the amendment to the merger agreement, from $420 million to $453 million, and the limited guarantee (as further described in the sections entitled “The Merger Agreement—Financing—Limited Guarantee” beginning on page 68 and 69, respectively, of this proxy statement) was amended to increase the amount of the New Mountain fund’s limited guarantee by the $10 million incremental increase to the parent termination fee.
Background of the Merger
The Aegion Board of Directors (which we refer to as the “Board”) and Aegion management regularly review and assess Aegion’s performance, risks, opportunities and strategy, including reviews of developments in the industries in which we operate and opportunities to increase stockholder value. These reviews have included, from time to time, potential strategic alternatives and other enhancements to Aegion’s business plan and include the comprehensive global realignment and restructuring plan approved by the Board on July 28, 2017 and effected in the years following such approval. As part of their ongoing evaluation of Aegion’s business, the Board and Aegion management regularly communicate with and consider the views of stockholders.
On May 3, 2019, Charles R. Gordon, President and Chief Executive Officer of Aegion, received an email from representatives of the financial advisor to an unidentified third party (which we refer to as “Party A”) requesting a telephone call to discuss a possible strategic opportunity involving Aegion.
On May 7, 2019, Mr. Gordon had a conference call with representatives of Party A’s financial advisor, during which call representatives of Party A’s financial advisor identified Party A as their client, described Party A’s interest in exploring a possible acquisition of Aegion and requested a meeting between Aegion management and certain representatives of Party A. Mr. Gordon responded that any proposals regarding a potential acquisition of Aegion would need to be addressed to the Board.
On May 14, 2019, the Board held a special meeting, with certain members of Aegion management in attendance. Representatives of Aegion’s outside legal counsel, Shearman & Sterling LLP (which we refer to as “Shearman &

Sterling”), also attended that meeting. At that meeting, the Board discussed the potential proposal from Party A regarding a possible acquisition of Aegion by Party A. Representatives of Shearman & Sterling and the Board discussed the Board’s fiduciary duties and representatives of Shearman & Sterling noted the importance of identifying any potential conflicts of interest that any Board members might have with respect to any potential acquisition of Aegion by Party A, in order to allow the Board to consider whether individual members could participate in any discussions regarding such a transaction. Following a discussion of potential conflicts of interest with representatives of Shearman & Sterling, it was determined that none of the Board members had any conflicts of interest with respect to a potential transaction between Aegion and Party A.
On May 28, 2019, Aegion received a non-binding indication of interest letter from Party A expressing Party A’s desire to pursue an acquisition of Aegion. The letter, addressed to Stephanie A. Cuskley, Chairwoman of the Board, and Mr. Gordon, contained a bid range of $22.00 to $23.00 per share of Aegion common stock in cash and indicated that such acquisition would be funded through a combination of debt and equity capital.
On June 4, 2019, the Board held a special meeting, with certain members of Aegion management in attendance. Representatives of Shearman & Sterling also attended that meeting. At that meeting, the attendees again discussed the proposal in Party A’s indication of interest letter and Aegion’s potential proposed responses thereto. Representatives of Shearman & Sterling and the Board also discussed the Board’s fiduciary duties and the advisability and timing of engaging a financial advisor in the event the Board decided to proceed with any consideration of any potential sale transaction. The Board decided that Party A’s proposal was not compelling enough to engage in discussions, that Aegion could deliver higher value to its stockholders through the execution of Aegion’s long range strategic plan and that on that basis, Party A’s proposal should be declined.
On June 5, 2019, Ms. Cuskley sent an email to Party A noting that the Board had carefully reviewed Party A’s indication of interest letter and believed that Aegion could deliver higher value to its stockholders through the execution of Aegion’s long range strategic plan and accordingly declined Party A’s proposal. The email indicated that the Board would give due consideration to a revised indication of interest from Party A if one were submitted on more favorable terms.
On June 7, 2019, Ms. Cuskley received an email from Party A indicating that Party A remained open to increasing the price per share of Aegion common stock included in its indication of interest letter should Party A be encouraged by a review of additional information regarding Aegion’s prospects. The email accordingly requested the opportunity to review the long range strategic plan referenced in Ms. Cuskley’s email of June 5, 2019 and perhaps other due diligence information. Party A committed that, upon review of such material, Party A would quickly revert to the Board regarding its ability to resubmit a more favorable proposal.
On June 10, 2019, Ms. Cuskley, Mr. Gordon and other representatives of Aegion held a conference call with representatives of Aegion’s outside counsel, Shearman & Sterling. During that call the participants discussed Party A’s proposal and Aegion’s proposed response.
On June 17, 2019, the Board held another special meeting, with certain members of Aegion’s management in attendance. At that meeting, the attendees discussed Party A’s proposal and Aegion’s proposed response. The Board decided that Party A would be provided with the opportunity to meet with members of Aegion’s management for the limited purpose of allowing Aegion to discuss with Party A publicly available information related to Aegion’s strategic plans.
On June 19, 2019, Ms. Cuskley sent an email to Party A informing Party A that the Board was willing to entertain having representatives of Party A meet with Mr. Gordon and other members of Aegion’s senior management team, for the limited purpose of allowing Aegion to discuss with Aegion’s publicly stated strategic plans with Party A, on the belief that such a discussion would assist Party A in developing a more favorable proposal. In her email, Ms. Cuskley made clear that Aegion’s management would not provide any material non-public information to Party A at the proposed meeting.
On July 1, 2019, in order to facilitate a meeting and discussion between Party A and representatives of Aegion, Party A and Aegion executed a confidentiality agreement requiring Party A to maintain confidentiality with respect to any discussions between them.
On July 10, 2019, Mr. Gordon attended a dinner meeting in St. Louis, Missouri with a representative of New Mountain Capital, L.L.C. (which we refer to as “New Mountain”), with whom Mr. Gordon was familiar from his past business dealings while employed by another organization. The New Mountain representative had previously called Mr. Gordon, informed him that he would be in St. Louis, Missouri on July 10 and asked that Mr. Gordon meet him for dinner. The New Mountain representative arrived at that meeting with a representative of a second party (which we refer to as “Party B”). At that meeting, the representatives of New Mountain and Party B expressed their interest in jointly acquiring Aegion through the merger of Aegion and an affiliate of Party B. Following that meeting, Mr. Gordon sent an e-mail to the Board to inform the Board of such meeting and that he had informed the representatives of New Mountain and Party B that Aegion’s current strategy was to remain a publicly listed company and that any decision to sell Aegion would be the Board’s responsibility and, accordingly, any such proposals would have to be made to the Board.
On July 12, 2019, Ms. Cuskley and Mr. Gordon and other members of Aegion’s senior management team met with representatives of Party A to discuss Aegion’s long-term growth prospects. At that meeting, members of Aegion’s senior management team discussed with representatives of Party A publicly available information related to Aegion’s strategic plans.
On July 18, 2019, Aegion received a revised non-binding indication of interest letter from Party A containing a bid range of $23.00 to $23.50 per share of Aegion common stock in cash and proposing that Aegion grant Party A period of exclusivity to facilitate Party A’s due diligence.
On July 22, 2019, Aegion received a non-binding indication of interest letter, addressed to Ms. Cuskley and Mr. Gordon, from New Mountain, Party B and an affiliate of Party B (which we refer to collectively as the “Party B Group”) expressing their joint interest in pursuing discussions with Aegion regarding a possible acquisition of Aegion by the Party B Group. That letter contained a bid range of $20.00 to $21.00 per share of Aegion common stock in cash, was subject to the completion of due diligence, assumed the cash-out of all outstanding stock awards, deferred stock and options and noted that the proposal was intended to be financed through a combination of debt and equity capital, with certain affiliates of New Mountain and Party B making equity capital commitments in connection with the proposed transaction. The letter also requested that Aegion grant the Party B Group a 45-day period of exclusivity to facilitate their evaluation of a proposed transaction, with such exclusivity period to automatically renew for additional 15-day periods unless either party provided written notice of its desire not extend the exclusivity period.
On July 26, 2019, the Board held a special meeting, with certain members of management also in attendance. In addition, the Board invited Centerview Partners, LLC (which we refer to as “Centerview Partners”) and Shearman & Sterling, to attend. Aegion was familiar with Centerview Partners as a result of Aegion’s previous engagement of Centerview Partners as Aegion’s financial advisor in connection with Aegion’s acquisition of Brinderson, L.P. in 2013, and a subsequent engagement of Centerview Partners to assist Aegion with the analysis and consideration of various strategic alternatives. During the July 26, 2019 meeting, representatives of Centerview Partners presented their initial views on a potential sale of Aegion and recommended that Centerview Partners conduct a full assessment of Aegion’s strategic alternatives over the course of the following four to five week period in parallel with preparing for the launch of a potential process to determine third party interest in an acquisition of Aegion. The Board authorized Centerview Partners to prepare a report comparing Aegion’s strategic alternatives against what might be realizable in a sale of Aegion. The Board also authorized Aegion management to begin initial preparations for a launch of a confidential sale process, pending the Board’s decision on whether or not to pursue such process.
On August 5, 2019, the Board held a meeting at which certain members of Aegion management were in attendance. At that meeting, the Board reviewed the credentials and experience of Centerview Partners and reviewed a preliminary analysis of the options for Aegion to consider with respect to soliciting third party interest for the potential acquisition of Aegion. Following that discussion, the Board discussed its experience with Centerview Partners and whether to move forward with engagement discussions. The Board agreed to request a formal engagement letter and proposal from Centerview Partners. The Board also reviewed the credentials and experience of certain representatives of Shearman & Sterling and authorized the engagement of Shearman & Sterling as outside counsel with respect to a potential sale of Aegion. After consideration and further discussion of the two pending indications of interest from Party A and the Party B Group, the Board determined that it could deliver higher value to its stockholders through the execution of its long range strategic plan and that both parties should accordingly be notified that Aegion was not willing to proceed with discussions on the basis of the prices indicated in their respective indication of interest letters, and determined that Centerview Partners be instructed to inform Party A of such message.

On August 6, 2019, Ms. Cuskley received an email from a representative of New Mountain expressing the Party B Group’s continued interest in discussing the proposal set forth in their most recent indication of interest letter and requesting a meeting to facilitate such discussion.
On August 7, 2019, Ms. Cuskley had a telephonic meeting with representatives of Centerview Partners to discuss potential responses to the most recent indication of interest letters received from Party A and the Party B Group.
On August 8, 2019, Ms. Cuskley sent an email to a representative from Party A thanking Party A for its continued interest in Aegion. Ms. Cuskley informed Party A that Aegion was working with Centerview Partners to review Aegion’s various strategic alternatives, and that a representative from Centerview Partners would be reaching out to Party A to further discuss Party A’s interest in Aegion.
On August 9, 2019, at the Board’s request, representatives of Centerview Partners held a telephonic meeting with representatives of Party A. During that meeting, at the instruction of the Board, Centerview Partners informed Party A that the Board was not prepared to proceed with discussions with Party A based upon the price levels indicated in Party A’s indication of interest letter received on July 18, 2019.
Also on August 9, 2019, Ms. Cuskley had a telephonic meeting with representatives of New Mountain during which Ms. Cuskley informed New Mountain that the Board was not currently prepared to engage in a discussion with the Party B Group based upon the price levels indicated in the Party B Group’s most recent indication of interest letter as the Board believed that it could deliver higher value to its stockholders through the execution of its long range strategic plan.
On August 27, 2019, Mr. Gordon received a telephone call from the Chief Executive Officer of another potentially interested party (which we refer to as “Party C”) inquiring about Aegion’s interest in a merger with Party C, to which Mr. Gordon responded that any such discussions were a matter for the Board and that the Board would revert with any response. Following that telephone call, Mr. Gordon informed Ms. Cuskley and Centerview Partners of the call.
On September 3, 2019, Centerview Partners provided the Board with relationship disclosure with respect to its prior dealings with Party A, New Mountain and Party B.
On September 4, 2019, the Board held a special meeting. In attendance were members of management and representatives of Centerview Partners and Shearman & Sterling. During the meeting, the Board and management reviewed a base case long-range plan for Aegion and underlying assumptions prepared by management. Representatives of Centerview Partners then presented the findings of Centerview Partners’ preliminary valuation analysis of Aegion and a comparison of Aegion’s potential strategic alternatives as well as various considerations related thereto, including the potential timeline of any potential process for the sale of Aegion, the indications of interest received from Party A and the Party B Group, the inquiry from Party C and a consideration of a list of 29 potential strategic and financial counterparties, including Party A, the Party B Group and Party C, that could be approached as part of any potential process for the sale of Aegion. Centerview Partners then left the meeting and the Board, members of management and representatives of Shearman & Sterling reviewed and discussed the terms of the draft engagement letter for Centerview Partners and the key terms that would be included in the confidentiality agreement that would be required to be executed by any potentially interested party in order to participate in any strategic alternative process. The Board and representatives of Shearman & Sterling then discussed the Board’s fiduciary duties generally and in connection with any strategic alternative process. The Board also considered and discussed the relationship disclosure that was provided by Centerview Partners on September 3, 2019 and determined that nothing in such disclosure would preclude its engagement as financial advisor in connection with the strategic alternatives under consideration by the Board. The Board then entered executive session to discuss the various presentations and advice it had received at the meeting. Following discussions, the Board approved the engagement of Centerview Partners on the terms set forth in the draft engagement letter that had been presented to and reviewed by the Board, authorized management to proceed with a confidential auction process for the potential sale of Aegion and authorized Centerview Partners to contact 19 potential counterparties, that the Board and Centerview Partners believed were most likely to be interested in proposing a transaction, from the list of potential counterparties that was presented to the Board during that meeting.

On September 9, 2019, Aegion and Centerview Partners executed an engagement letter for the engagement of Centerview Partners as Aegion’s financial advisor with respect to a confidential auction process for the potential sale of Aegion, as previously approved by the Board.
Beginning on September 9, 2019, at the instruction of the Board, Centerview Partners contacted a total of 19 potential counterparties authorized by the Board in connection with a potential acquisition of Aegion, including 11 financial and eight strategic firms and included Party A, the Party B Group and Party C, to gauge interest in a potential acquisition of Aegion. Of the 19 potential counterparties, nine declined to participate in the process.
Beginning on September 11, 2019, Aegion negotiated and executed confidentiality agreements with, ten potentially interested parties, including Party C on September 18, 2019, Party A on September 24, 2019 and the Party B Group on September 25, 2019. The draft confidentiality agreement distributed to the potentially interested parties contained a two year non-solicit provision, a two year standstill provision, a “don’t ask, don’t waive” provision prohibiting the potentially interested parties from requesting that Aegion waive or amend the standstill restrictions to allow the applicable potentially interested party to make another proposal during the standstill period and a prohibition on sharing confidential information with potential financing sources without Aegion’s consent. Negotiations with the potentially interested parties typically included discussion around the periods applicable to those standstill and non-solicit provisions, the inclusion of a “don’t ask, don’t waive” provision and the ability of the potentially interested parties to share confidential information with potential financing sources. Of the ten potentially interested parties with whom Aegion executed confidentiality agreements, two negotiated for a reduced 12-month standstill period, seven negotiated for a reduced 18-month standstill period and one accepted the two-year standstill period proposed in the draft confidentiality agreement. Additionally, seven of the potentially interested parties negotiated for an 18-month non-solicit period and three of the potentially interested parties accepted the two year non-solicit period proposed in the draft confidentiality agreement. All of the potentially interested parties ultimately accepted the “don’t ask, don’t waive” provision as well as the limitations on their ability to share confidential information with potential financing sources without the prior written consent of Aegion.
Between September 18, 2019 and September 30, 2019, members of Aegion’s senior management team hosted a management presentation with each of the ten potentially interested parties who executed confidentiality agreements.
Following the management presentations, one of the ten potentially interested parties declined to participate any further in the process.
During the week of September 30, 2019, a quality of earnings report, summary financial model and formal process letter requesting non-binding indications of interest by October 17, 2019 was sent to the nine remaining potentially interested parties.
On October 17, 2019, Aegion received non-binding indication of interest letters from Party A and the Party B Group containing bids of $23.80 and $23.25 per share, respectively, of Aegion common stock in cash. The seven remaining potentially interested parties declined to submit a non-binding indication of interest.
On October 22 and October 23, 2019, the Board held a regularly scheduled quarterly meeting. In attendance were members of management and representatives of Centerview Partners and Shearman & Sterling. During the meeting, representatives of Centerview Partners presented a summary of the auction process to date, an analysis of the indications of interest submitted by Party A and the Party B Group as compared to various valuation metrics and a summary of related considerations and potential next steps. Representatives of Shearman & Sterling also provided the Board with an update of their fiduciary duties in the context of the current process, following which all advisors left the meeting. The Board and Aegion management also discussed updated relationship disclosure provided by Shearman & Sterling and Centerview Partners with respect to their dealings with Party A, New Mountain and Party B prior to the meeting and the Board determined that nothing in such disclosure would preclude the Board from relying on the advice of Shearman & Sterling or Centerview Partners. Management then left the meeting and the Board entered executive session to discuss the information it had received. The Board came to the conclusion that the bid prices included in the indication of interest letters submitted by Party A and the Party B Group were not supportive of pursuing a potential sale of Aegion, that Aegion could deliver higher value to its stockholders through the execution of its long range strategic plan and that, accordingly, the sale process should be terminated.

Following the Board’s determination to terminate the sale process, the Board instructed Aegion management to continue to execute Aegion’s long range strategic plan, including the multi-year restructuring effort to simplify and drive a narrower focus on Aegion’s core markets.
On October 25, 2019, Shearman & Sterling sent letters on behalf of Aegion to each of the ten parties with whom Aegion signed confidentiality agreements instructing such parties to either return or destroy any confidential information received from Aegion in connection with the auction process pursuant to the terms and conditions of such confidentiality agreements.
Beginning in March 2020, as a result of the impacts and uncertainties of the COVID-19 pandemic on Aegion’s businesses, Aegion took a number of counteractive measures, including suspending certain restructuring activities, initiating additional restructuring actions, effecting headcount reductions across certain business segments, eliminating merit increases for 2020 and temporarily reducing the cash salaries of all executive officers during the second quarter and supplementing such reductions with equity awards in order to conserve cash.
On July 30, 2020, Mr. Gordon announced his plans to retire as President and Chief Executive Officer of Aegion and that he would remain in his role until his successor was named and successfully onboarded. In connection with this announcement, Aegion launched a formal executive search to identify Mr. Gordon’s successor.
On September 30, 2020, Ms. Cuskley received a telephone call from a representative of New Mountain. During that telephone call, Ms. Cuskley was informed of New Mountain’s continued interest in exploring various strategic alternatives within the infrastructure industry, including facilitating Aegion’s growth through a potential strategic combination among Aegion and an affiliate of Party B.
On October 20, 2020, the Board held a regularly scheduled quarterly meeting. In attendance were members of management. At that meeting, the attendees discussed certain potential strategic opportunities, including in relation to New Mountain’s interest in facilitating Aegion’s growth through a potential strategic combination among Aegion and an affiliate of Party B, as expressed to Ms. Cuskley during the September 30, 2020 telephone call.
On November 3, 2020, Aegion and New Mountain executed a mutual confidentiality agreement pursuant to which each party agreed to maintain confidentiality over any confidential information shared between the parties in connection with an exploration of a potential acquisition by Aegion of the affiliate of Party B that was a member of the Party B Group.
On November 3, 2020, Party B provided Aegion with a document containing certain updates on the business of the Party B affiliate.
On November 4, 2020, members of Aegion’s senior management, along with representatives of Centerview Partners, conducted a virtual meeting with representatives of the Party B affiliate and New Mountain to review the document provided by Party B on November 3, 2020. During that meeting, Aegion’s senior management team was informed that the Party B affiliate’s business was not being actively marketed for sale, but that Party B would entertain any interest in or proposals with respect to the affiliate should Aegion have further interest. Following that meeting, Aegion engaged in no further discussions with Party B or New Mountain regarding a potential acquisition by Aegion of the Party B affiliate.
On November 17, 2020, New Mountain sent Aegion a term sheet which set forth an outline of financing terms under which New Mountain would provide PIPE financing to Aegion in conjunction with Aegion’s potential acquisition of an affiliate of Party B. Aegion did not respond to New Mountain’s term sheet, nor did Aegion continue with any further discussions with Party B concerning Party B’s affiliate.
On December 7, 2020, Ms. Cuskley received a telephone call from a representative of New Mountain. During that telephone call, Ms. Cuskley was informed of New Mountain’s continued interest, in New Mountain’s own capacity and not on behalf of the Party B Group, in pursuing and facilitating various strategic combinations within the infrastructure industry and also New Mountain’s possible continued interest in acquiring Aegion. Ms. Cuskley reiterated the Board’s focus of maximizing value for its stockholders and that the Board would analyze any indication of interest it received in light of that goal and against all available alternatives.
On December 14, 2020, Aegion announced a plan to divest its Energy Services business in advancement of Aegion’s strategy to expand its focus on the water and wastewater markets and to further reduce Aegion’s exposure to the oil and gas markets.

On December 16, 2020, Aegion received a non-binding indication of interest letter from New Mountain for the acquisition of Aegion at a bid price of $24.00 per share of Aegion common stock in cash, assuming the cash-out of all shares of Aegion common stock issuable under any outstanding options, performance stock units, restricted stock units, deferred stock units and any other equity-related securities, that Aegion would achieve consensus 2020 full-year financial results and that all cash to be generated would remain in the business through closing. The indication of interest letter indicated that such acquisition would be funded through a combination of debt and equity capital and included a highly confident letter from a potential source of debt financing for up to $550 million of debt financing. The indication of interest letter also indicated that New Mountain was prepared to commence and complete its due diligence within 30 days (assuming timely responses to due diligence requests and reasonable access to management) and requested that Aegion agree to provide New Mountain with a 30 day exclusivity period within which to negotiate and agree to a transaction, with such 30 day exclusivity period to be automatically extended by additional 15-day periods unless either party notified the other that it did not wish to extend the exclusivity period at least 24 hours prior to the expiration of the then-applicable exclusivity period. The indication of interest letter also provided that, in exchange for Aegion agreeing to grant New Mountain with such exclusivity, New Mountain would be willing to accept a reasonable go-shop provision in any definitive purchase agreement to be entered into between the parties.
On December 22, 2020, the Board held a telephonic meeting. In attendance at that meeting were members of management and representatives of Centerview Partners and Shearman & Sterling. During the meeting, the terms of New Mountain’s indication of interest letter were considered and discussed. At that meeting, representatives of Shearman & Sterling discussed the Board’s fiduciary duties in the current scenario and reminded the Board that New Mountain was still subject to the standstill obligations contained in the confidentiality agreement executed by New Mountain on September 25, 2019. The Board requested that management prepare a renewed five year forecast for Aegion to be considered by the Board in connection with New Mountain’s indication of interest letter. The Board resolved to meet again on January 11, 2021 to consider that updated forecast and make a decision in response to New Mountain’s indication of interest letter. The Board also requested that Centerview Partners deliver an updated relationship disclosure with respect to its prior dealings with New Mountain, which Centerview Partners delivered later that day.
On December 23, 2020, Ms. Cuskley made a telephone call to New Mountain to inform New Mountain that the Board had met to have an initial discussion regarding New Mountain’s indication of interest letter and had decided that, before proceeding with any discussions in relation thereto, the Board would be reconvening on January 11, 2021 to consider a renewed five year forecast being prepared by Aegion management.
On January 5, 2021, in anticipation of the possibility of future discussions, Aegion and New Mountain executed an amendment to the confidentiality agreement signed by the parties on September 25, 2019 which, among other things, extended the term of the confidentiality agreement for two years following the date of the amendment and extended New Mountain’s standstill and non-solicit obligations pursuant to such confidentiality agreement for 18 months following the date of the amendment.
On January 11, 2021, the Board held a telephonic meeting. In attendance at that meeting were members of management and representatives of Centerview Partners and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling presented the Board with Shearman & Sterling’s relationship disclosure in relation to New Mountain. Representatives of Centerview Partners presented the Board with a valuation analysis of Aegion prepared by Centerview Partners. The Board reviewed the five year forecast prepared by Aegion management, requested certain revisions thereto and discussed several options for responding to New Mountain’s indication of interest letter, ultimately deciding that the $24.00 per share bid price contained in New Mountain’s indication of interest letter was not compelling enough to proceed with negotiating a transaction with New Mountain and that a revised increased proposal should be requested from New Mountain. In order to facilitate a revised increased proposal from New Mountain, the Board authorized Aegion management to meet with representatives of New Mountain to present certain information related to Aegion’s business, including the renewed five year forecast prepared by Aegion management. The Board also reviewed and discussed the relationship disclosures that had been provided by Shearman & Sterling at that meeting and by Centerview Partners on December 22, 2020 and determined that nothing in such disclosures would preclude the Board from relying on the advice of Shearman & Sterling or Centerview Partners. The Board tentatively set the next Board meeting for February 2, 2021 in anticipation of an increased bid from New Mountain. The Board also approved an addendum to the engagement letter executed by Aegion and Centerview Partners on September 9, 2019 extending the term of Aegion’s engagement of Centerview Partners which was subsequently executed by Aegion and Centerview Partners on January 12, 2021.
On January 12, 2021, Centerview Partners notified New Mountain of the Board’s decision to provide New Mountain with access to senior management and incremental due diligence information to facilitate a higher, revised proposal. Centerview Partners also informed New Mountain that their request for exclusivity would not be accommodated based upon the existing proposed terms.
On January 14 and 15, 2021, members of Aegion management hosted management presentations with representatives of New Mountain to provide New Mountain with an update on Aegion’s business, including the renewed five year forecast prepared by Aegion management. New Mountain was provided with a presentation document reflecting the information presented during those meetings. Representatives of Centerview Partners were also in attendance at the management presentations.
On January 16, 2021, New Mountain and its legal and financial advisers were granted “data room” access to perform due diligence. Between January 16, 2021 and February 16, 2021, New Mountain and its advisers continued with their due diligence review, including requesting responses from Aegion to a number of diligence requests.
On January 22, 2021, Centerview Partners sent New Mountain a process letter on behalf of Aegion requesting an updated proposal from New Mountain by 12:00 p.m. on February 1, 2021.
On February 1, 2021, Aegion received an updated indication of interest letter from New Mountain containing a bid price of $24.60 per share of Aegion common stock in cash, assuming the cash-out of all shares of Aegion common stock issuable under any outstanding options, performance stock units, restricted stock units, deferred stock units and any other equity-related securities, that Aegion would achieve consensus 2020 full-year financial results and that all cash to be generated would remain in the business through closing. The indication of interest letter was otherwise largely on the same terms as the indication of interest letter submitted by New Mountain on December 16, 2020, with New Mountain anticipating that it would be able to complete its due diligence within two weeks and requesting that Aegion agree to provide New Mountain with a 14 day exclusivity period within which to negotiate and agree to a transaction, with such 14 day exclusivity period to be automatically extended by additional 7-day periods unless either party notified the other that it did not wish to extend the exclusivity period at least 24 hours prior to the expiration of the then-applicable exclusivity period. The indication of interest letter did not indicate that New Mountain would be willing to accept a go-shop provision in any definitive purchase agreement to be entered into between the parties, but in subsequent conversations between New Mountain and Centerview Partners, New Mountain confirmed its willingness to accept a go-shop provision in any definitive agreement.
On February 2, 2021, the Board held a special meeting to consider New Mountain’s updated indication of interest letter. In attendance at that meeting were members of management and representatives of Centerview Partners and Shearman & Sterling. During the meeting, representatives of Centerview Partners presented the Board with a summary of New Mountain’s updated indication of interest letter, the diligence that had been facilitated for New Mountain in order to evaluate a potential acquisition of Aegion, Centerview Partners’ revised valuation analysis of Aegion and consideration of potential next steps. Representatives of Shearman & Sterling reviewed with the Board the exclusivity provisions included in New Mountain’s indication of letter setting forth the exclusive basis on which New Mountain proposed Aegion and New Mountain would proceed. The Board decided that the $24.60 per share bid price contained in New Mountain’s updated indication of interest letter was not compelling enough to proceed with negotiating a transaction with New Mountain and that a best and final offer should be solicited from New Mountain. In light of the fact that a “go-shop” provision was anticipated to be included in any definitive agreement with New Mountain, the Board did not deem it necessary to reach out to other potential purchasers, including Party A. The Board instructed Centerview Partners to request a best and final offer from New Mountain and indicated that the Board would agree to proceed exclusively with New Mountain at a revised offer price of $26.25 per share or more of Aegion common stock in cash.
Later on February 2, 2021, at the instruction of the Board, Centerview Partners requested that New Mountain submit a best and final offer for the acquisition of Aegion by 9:00 a.m. the next day and indicated that the Board was prepared to pursue a transaction if such offer was for $26.25 per share of Aegion common stock in cash.

On February 3, 2021, Aegion received an updated indication of interest letter from New Mountain containing a bid price of $26.00 per share of Aegion common stock in cash and based on the same conditions and assumptions set forth in the indication of interest letter submitted by New Mountain on February 1, 2020, with New Mountain anticipating a target signing and announcement date of February 16, 2021. New Mountain’s revised proposal provided that, in exchange for the substantial increase in New Mountain’s bid price, any definitive agreement to be entered into between the parties would not include a “go-shop” provision. New Mountain indicated to Centerview Partners that the offer of $26.00 per share of Aegion common stock in cash contained in its updated indication of interest letter was New Mountain’s best and final offer.
On February 3, 2021, the Board held a special meeting to consider New Mountain’s updated indication of interest letter. In attendance at that meeting were members of management and representatives of Centerview Partners and Shearman & Sterling. During the meeting, representatives of Centerview Partners presented the Board with a summary of New Mountain’s updated indication of interest letter and a preliminary valuation of Aegion. At the meeting, the attendees also discussed the frequency and effectiveness of “go-shop” provisions in similar deals. Shearman & Sterling reviewed with the Board the terms of a draft exclusivity agreement which, if approved by the Board, could be provided to New Mountain if the Board chose to proceed with New Mountain on an exclusive basis. Shearman & Sterling highlighted for the Board the key terms of the draft exclusivity agreement, and how they differed from the terms of the exclusivity provisions of New Mountain’s indication of interest letter, including that New Mountain would be granted exclusivity only until 5:00 p.m. on February 16, 2021 and, provided the parties were working in good faith to execute a definitive agreement for the proposed sale of Aegion to New Mountain at such time, an automatic extension of such exclusivity period to 5:00 p.m. on February 18, 2021 unless New Mountain notified Aegion that it was unable to sign a definitive agreement for the proposed transaction based on the terms contained in its indication of interest letter. The Board resolved to authorize Aegion management, Centerview Partners and Shearman & Sterling to proceed with negotiating a potential deal for the sale of Aegion to New Mountain at the price of $26.00 per share of Aegion common stock in cash on the terms set forth in New Mountain’s latest indication of interest letter, other than the exclusivity provisions. The Board authorized Shearman & Sterling to share the draft exclusivity agreement containing the terms outlined to the Board with representatives of Centerview Partners for them to provide to New Mountain.
On February 4, 2021, Aegion and New Mountain executed the exclusivity agreement on the terms approved by the Board on February 3, 2021.
Later on February 4, 2021, Shearman & Sterling provided a draft merger agreement for the sale of Aegion to New Mountain and its advisers. The draft merger agreement contained representations and warranties, closing conditions, covenants and other provisions customary for transactions of the type contemplated by New Mountain’s indication of interest letter and contemplated a one-step cash merger of an entity to be newly formed by New Mountain (which we refer to as “Merger Sub”) with and into Aegion with Aegion surviving such merger as a wholly-owned subsidiary of another entity to be newly formed by New Mountain (which we refer to as “Parent”). The draft merger agreement also provided for, among other things, the delivery of an equity commitment letter from an investment fund managed by New Mountain (which we refer to as the “New Mountain fund”) for the capitalization of Parent, a debt commitment letter from the lenders party thereto to Merger Sub and a limited guarantee from the New Mountain fund in favor of Aegion guaranteeing all obligations of Parent and Merger Sub under the merger agreement other than the obligation to pay any amounts to be sourced from the debt financing and, consistent with New Mountain’s indication of interest letter, included a no-solicitation provision and did not include a “go-shop” provision. The no-solicitation provision of the draft merger agreement provided that Aegion would provide New Mountain with a three business day period within which to negotiate modifications to the terms of the merger agreement prior to withdrawing or changing the Board’s recommendation in favor of the merger in the event of a superior proposal or an intervening event or terminating the merger agreement in the event of a superior proposal, and one subsequent two business day period within which to negotiate modifications to the terms of the merger agreement prior to withdrawing or changing the Board’s recommendation in favor of the merger or terminating the merger agreement in the event of any material changes to the financial or other material terms of a superior proposal. The draft merger agreement also contemplated the payment by Aegion of a company termination fee in an amount equal to 3% of the equity value of the transaction in the event of termination of the merger agreement in certain circumstances, including where the merger agreement is terminated in certain circumstances and Aegion subsequently consummates a transaction for the acquisition of Aegion by a party other than New Mountain within nine months of such termination, and the payment by Parent of a parent termination fee in an amount equal to 7.5% of the equity value of the transaction in the event of termination of the merger agreement in certain circumstances. The draft merger agreement did not contain a closing condition related to New Mountain’s ability to consummate any financing, and contained a “hell or high water” antitrust covenant requiring New Mountain to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law, conduct of business covenants that enabled Aegion to conduct its business in the ordinary course consistent with past practice and an employee benefits matters covenant requiring that New Mountain maintain certain employee benefits for continuing employees for a period of two years following closing.
On February 7, 2021, New Mountain’s legal counsel, Ropes & Gray LLP (which we refer to as “Ropes & Gray”), sent a revised draft merger agreement to Shearman & Sterling. Among other things, the revised draft merger agreement proposed a company termination fee of $35 million (amounting to approximately 4% of the equity value of the transaction), a parent termination fee of $50 million (amounting to approximately 6% of the equity value of the transaction) and a requirement that Aegion reimburse Parent for its reasonable and out-of-pocket expenses up to $5 million in the event of termination of the merger agreement due to a failure to obtain the required stockholder vote to approve the merger or the Board changing its recommendation in favor of the merger in response to an event materially affecting Aegion and its subsidiaries that was not known by the Board prior to signing of the merger agreement. The revised draft merger agreement also provided that the company termination fee would be payable if the merger agreement was terminated in certain circumstances and Aegion subsequently consummates a transaction for the acquisition of Aegion by a party other than New Mountain within 12 months of such termination. The revised draft merger agreement also revised the no-solicitation provision to require that Aegion would provide New Mountain with an unlimited number of subsequent two business day periods (following the initial three business day period) within which to negotiate modifications to the terms of the merger agreement prior to withdrawing or changing the Board’s recommendation in favor of the merger or terminating the merger agreement in the event of any changes to the financial or other material terms of a superior proposal. In addition, the revised draft merger agreement provided that the limited guarantee from the New Mountain fund in favor of Aegion would be limited to a guarantee of Parent’s obligation to pay the parent termination fee in accordance with the terms of the merger agreement. The revised draft merger agreement also expanded the scope of Aegion’s representations and warranties, increased the limitations that would be placed on Aegion’s ability to operate its business between signing and closing of the merger agreement as a result of more restrictive conduct of business covenants and revised the employee benefits matters covenant by reducing the scope of the employee benefits New Mountain would be required to maintain following closing and providing that New Mountain would only be required to maintain such benefits for one year following closing.
On February 10, 2021, Ropes & Gray sent initial drafts of an equity commitment letter and limited guarantee to Shearman & Sterling. Among other things, the limited guarantee provided for a guarantee in favor of Aegion by the New Mountain fund limited to Parent’s obligation to pay the parent termination fee when due in accordance with the terms of the merger agreement.
Also on February 10, 2021, Shearman & Sterling sent a revised draft merger agreement to Ropes & Gray. Among other things, the revised draft merger agreement reinstated the proposals for the company termination fee and parent termination fee to be amounts equal to 3% and 7.5% of the equity value of the transaction, respectively The revised draft merger agreement also provided that any amount that Aegion would be required to reimburse Parent for its reasonable and out-of-pocket expenses was subject to agreement and would only be payable in the event of termination of the merger agreement due to the Board changing its recommendation in favor of the merger in response to an event materially affecting Aegion and its subsidiaries that was not known by the Board prior to signing of the merger agreement. The revised draft merger agreement also revised the no-solicitation provision to require that Aegion would only be required to provide New Mountain with a maximum of two additional two business day periods (following the initial three business day period) within which to negotiate modifications to the terms of the merger agreement prior to withdrawing or changing the Board’s recommendation in favor of the merger or terminating the merger agreement in the event of any changes to the financial or other material terms of a superior proposal. In addition, the revised draft merger agreement provided that the limited guarantee from the New Mountain fund in favor of Aegion would extend to all obligations of Parent and Merger Sub under the merger agreement other than the obligation to pay any amounts to be sourced from the debt financing. The revised draft merger agreement also reduced the scope of Aegion’s representations and warranties, reduced the limitations that would be placed on Aegion’s ability to operate its business between signing and closing of the merger agreement by providing for less restrictive conduct of business covenants and revised the employee benefits matters covenant by increasing the scope of the employee benefits New Mountain would be required to maintain following closing and providing that New Mountain would be required to maintain such benefits for 18 months following closing.
On February 11, 2021, New Mountain sent a draft debt commitment letter to Centerview Partners.
Also on February 11, 2021, Shearman & Sterling sent an initial draft disclosure schedule to the merger agreement to Ropes & Gray, which, among other things, provided for the ability of Aegion to set compensation for 2021 which the Board normally acted on in late February of each year.
On February 12, 2021, Ropes & Gray sent a revised draft of the merger agreement to Shearman & Sterling. Among other things, the revised draft merger agreement reinstated their proposed company termination fee of $30 million, increased the parent termination fee to $56 million and proposed that Aegion would also be required to reimburse Parent for its reasonable and out-of-pocket expenses up to $5 million in the event of termination of the merger agreement due to a failure to obtain the required stockholder vote to approve the merger under circumstances where the company termination fee was not payable. The revised draft merger agreement also revised the no-solicitation provision to require that Aegion would provide New Mountain with an unlimited number of subsequent 2 business day periods (following the initial 3 business day period) within which to negotiate modifications to the terms of the merger agreement prior to withdrawing or changing the Board’s recommendation in favor of the merger or terminating the merger agreement in the event of any changes to the financial or other material terms of a superior proposal. In addition, the revised draft merger agreement provided that the limited guarantee from the New Mountain fund in favor of Aegion would be limited to a guarantee of Parent’s obligation to pay the parent termination fee in accordance with the terms of the merger agreement. The revised draft merger agreement also revised the “hell or high water” antitrust covenant to provide that New Mountain would only be required to use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust law. The revised draft merger agreement also revised the employee benefits matters covenant by reducing the scope of the employee benefits New Mountain would be required to maintain following closing and providing that New Mountain would only be required to maintain such benefits for one year following closing.
Also on February 12, 2021, Shearman & Sterling sent comments to the draft debt commitment letter to Ropes & Gray.
Later on February 12, 2021, representatives of Shearman & Sterling and representatives of Ropes & Gray participated in a conference call to discuss the revised draft merger agreement shared by Ropes & Gray earlier that day and the parties’ positions on certain issues, including the parties’ respective proposals on the company termination fee and the parent termination fee, Ropes & Gray’s revisions to the “hell or high water” antitrust covenant, the scope of employee benefits that New Mountain would be required to provide continuing employees and the period for which New Mountain would be required to provide such benefits pursuant to the employee benefits covenant, and the obligations to which the New Mountain fund’s guarantee under the limited guarantee would extend.
On February 13, 2021, Shearman & Sterling sent revised drafts of the merger agreement, the equity commitment letter and limited guarantee, as well as further updates to the disclosure schedule to the merger agreement addressing various matters including to allow Aegion for additional flexibility to set 2021 employee compensation, to Ropes & Gray. Among other things, the revised merger agreement provided that Aegion would only be required to reimburse Parent for its reasonable and out-of-pocket expenses up to an amount to be agreed in the event of termination of the merger agreement due to the Board changing its recommendation in favor of the merger in response to an event materially affecting Aegion and its subsidiaries that was not known by the Board prior to signing of the merger agreement. The revised draft merger agreement also noted that the amounts of the company termination fee and the parent termination fee were subject to further discussion and agreement among the parties. The revised draft merger agreement also revised the no-solicitation provision to require that Aegion would only be required to provide New Mountain with a maximum of three additional periods (following the initial three business day period) within which to negotiate modifications to the terms of the merger agreement prior to withdrawing or changing the Board’s recommendation in favor of the merger or terminating the merger agreement in the event of any changes to the financial or other material terms of a superior proposal, with the length of such period to be reduced by one business day each time. In addition, the revised draft merger agreement provided that the limited guarantee from the New Mountain fund in favor of Aegion would extend to all obligations of Parent and Merger Sub under the merger agreement other than the obligation to pay any amounts to be sourced from the debt financing and the revised draft of the limited guarantee provided for the specific payment, indemnification and reimbursement obligations of Parent and Merger Sub under the merger agreement which the New Mountain fund would guarantee in favor of Aegion, including payment of the parent termination fee. The revised draft merger agreement also revised the employee benefits matters covenant by increasing the scope of the employee benefits New Mountain would be required to maintain following closing and providing that New Mountain would be required to maintain such benefits for 18 months following closing. In addition, the revised draft merger agreement reinstated the “hell or high water” antitrust covenant requiring New Mountain to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law.
Later on February 13, 2021, Ropes & Gray sent a revised draft of the disclosure schedule to the merger agreement to Shearman & Sterling which, among other things, reduced Aegion’s ability to take certain actions with respect to 2021 employee compensation matters.
On February 14, 2021, Ropes & Gray sent revised drafts of the merger agreement, equity commitment letter and limited guarantee, as well as further updates to the disclosure schedule to the merger agreement, to Shearman & Sterling. Among other things, the revised draft merger agreement reinstated their proposed company termination fee of $30 million, increased their proposal on the parent termination fee to $60 million and also reduced the maximum amount that Aegion would be required to reimburse Parent for its reasonable and out-of-pocket expenses in the event of termination of the merger agreement due to a failure to obtain the required stockholder vote to approve the merger to $4 million The revised draft merger agreement also revised the no-solicitation provision to require that Aegion would be required to provide New Mountain with an unlimited number of additional periods (following the initial three business day period) within which to negotiate modifications to the terms of the merger agreement prior to withdrawing or changing the Board’s recommendation in favor of the merger or terminating the merger agreement in the event of any changes to the financial or other material terms of a superior proposal, with the length of such period to be reduced to two business days in the first instance and one business day for each subsequent instance. In addition, the revised draft merger agreement provided that the limited guarantee from the New Mountain fund in favor of Aegion would be limited to a guarantee of Parent’s obligation to pay the parent termination fee in accordance with the terms of the merger agreement and the revised draft limited guarantee covered the same specific payment, indemnification and reimbursement obligations of Parent and Merger Sub under the merger agreement as included in Shearman &Sterling’s February 13, 2021 draft which the New Mountain fund would guarantee in favor of Aegion, including payment of the parent termination fee. The revised draft merger agreement also revised the employee benefits matters covenant by reducing the scope of the employee benefits New Mountain would be required to maintain following closing and providing that New Mountain would only be required to maintain such benefits for one year following closing.
Later on February 14, 2021, representatives of Ropes & Gray and Shearman & Sterling participated in a conference call to discuss the open points in the revised drafts of the merger agreement, equity commitment letter and limited guarantee, including the no-solicitation provision negotiation period, the scope of employee benefits that New Mountain would be required to provide continuing employees and the period for which New Mountain would be required to provide such benefits pursuant to the employee benefits covenant, matters relating to 2021 employee compensation, the amounts of the company termination fee and the parent termination fee, and to clarify that the parties were in agreement on the obligations to which the New Mountain fund’s guarantee under the limited guarantee would extend.
Between February 14, 2021 and the morning of February 16, 2021, Shearman & Sterling and Ropes & Gray exchanged draft documentation to finalize the merger agreement, disclosure schedule to the merger agreement, equity commitment letter and limited guarantee. Throughout this period, several conference calls were conducted among Aegion, New Mountain and their respective representatives and advisers for purposes of finalizing New Mountain’s diligence, negotiating the terms of the draft documentation and the proposed acquisition of Aegion by New Mountain.
During the afternoon of February 15, 2021, New Mountain held its final investment committee meeting to review near final drafts of the merger agreement, the equity commitment letter, the limited guarantee and to approve the merger. Following that meeting, representatives of New Mountain notified representatives of Centerview Partners that the New Mountain investment committee had approved the merger agreement, the equity commitment letter and the limited guarantee, in each case subject to finalization, and had approved the merger.
On the evening of February 15, 2021, the Board held a special meeting. In attendance were members of management and representatives of Centerview Partners and Shearman & Sterling. Members of the Board had been provided with a set of meeting materials, including a summary of the terms and conditions of the merger agreement prepared by representatives of Shearman & Sterling and a financial analysis prepared by representatives of Centerview Partners. During the meeting, representatives of Shearman & Sterling discussed the Board’s fiduciary duties in the context of a potential acquisition of Aegion and reviewed with the Board the actions it had taken since May of 2019. Shearman & Sterling also reviewed for the Board the terms of the proposed merger agreement and the resolution of certain key issues, including with respect to the circumstances under which the $60 million parent termination fee, the $30 million company termination fee and the $4 million expense reimbursement could become payable such as, in the case of Aegion’s expense reimbursement obligation, if the Aegion stockholders were not to approve the transaction in the absence of a competing proposal or if the Board were to change its recommendation in favor of the merger in response to an event materially affecting Aegion and its subsidiaries that was not known by the Board prior to signing of the merger agreement. Shearman & Sterling also discussed with the Board various aspects of New Mountain’s financing covenants in the merger agreement and the fact that the limited guarantee to be provided by the New Mountain fund would cover the payment of the parent termination fee and certain other of Parent’s and Merger Sub’s indemnification obligations under the merger agreement, as opposed to all of Parent’s and Merger Sub’s obligations other than in respect of the debt commitment. The Board and Aegion management also provided their views on the restrictions on the conduct of Aegion’s business between signing and closing of the merger agreement and the provisions of the merger agreement relating to 2021 employee compensation matters and New Mountain’s commitment to retain certain employee benefits in effect for 18 months following the closing. Representatives of Centerview Partners reviewed with the Board Centerview Partners’ financial analysis of the merger consideration and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 15, 2021 that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Aegion common stock (other than as specified in such opinion) was fair, from a financial point of view, to such holders. Following further discussion and consideration, the Board unanimously (i) determined that the original merger agreement and the original transactions were fair to and in the best interests of Aegion and its stockholders, (ii) approved and declared advisable the original merger agreement and the original transactions, (iii) authorized and approved the execution, delivery and performance by Aegion of the original merger agreement and the consummation of the original transactions, (iv) resolved, subject to the terms of the original merger agreement, to recommend the adoption of the original merger agreement by the stockholders of Aegion and (v) directed that the original merger agreement be submitted to a vote of the stockholders of Aegion.
During the night of February 15, 2021, the parties finalized the terms of the original merger agreement and associated disclosure schedule, the equity commitment letter, the limited guarantee and the debt commitment letter. Aegion, Parent and Merger Sub executed and delivered the original merger agreement and Aegion delivered the final disclosure schedule. Parent and the New Mountain fund executed and delivered the equity commitment letter and Aegion and the New Mountain fund executed and delivered the limited guarantee. The lenders also executed and delivered the debt commitment letter.
On the morning of February 16, 2021, before the open of trading on the Nasdaq, Aegion issued a press release announcing that it had entered into the original merger agreement with Parent and Merger Sub under which Parent would acquire Aegion for $26.00 per share of Aegion common stock in cash.
On March 9, 2021, Aegion received an unsolicited, non-binding proposal from a potentially interested financial party (which we refer to as “Party D”) to acquire, together with the shareholders of a potentially interested strategic party that is a direct competitor to Aegion (which we refer to as “Party E”), 100% of the issued and outstanding common stock of Aegion for $28.00 per share of Aegion common stock in cash (which we refer to as the “Party D/E proposal”). The Party D/E proposal indicated that such acquisition would be made by a newly formed company to be jointly owned by Party D and the shareholders of Party E which would be funded through a combination of debt and equity capital and attached non-binding highly confident letters from six potential sources of debt financing each providing for up to $635 million of debt financing. The Party D/E proposal stated that Party D would commit to supply 100% of the equity capital required for the acquisition. The Party D/E proposal included a draft of a merger agreement (which we refer to as the “proposed Party D/E merger agreement”), together with a copy of such draft marked in a manner that indicated all changes from the original merger agreement. Party D indicated that it would be willing to sign the proposed Party D/E merger agreement by approximately March 26, 2021, which period would allow for the completion of a due diligence investigation of Aegion by Parties D and E and the completion of their debt financing arrangements. The proposed Party D/E merger agreement indicated, among other things, a company termination fee of $25 million, a parent termination fee of $70 million and that Party D would be responsible for the payment of the $30 million company termination fee that would become payable by Aegion to New Mountain upon the termination of the original merger agreement (which Aegion would be obligated to reimburse in the event the merger agreement entered into with Party D and Party E was terminated under certain circumstances). The proposed Party D/E merger agreement included an outside date of 12 months following signing. The proposed Party D/E merger agreement did not include any changes to the “hell or high water” antitrust covenant requiring parent and merger sub to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law to enable the merger to be completed, but it did not expand the situations where the parent termination fee would become payable to include a regulatory failure. The Party D/E proposal also included forms of an equity commitment letter and limited guarantee that certain affiliates of Party D would deliver in connection with signing of the proposed Party D/E merger agreement.
Later on March 9, 2021, at the instruction of Aegion, representatives of Centerview Partners notified New Mountain of the Party D/E proposal and provided New Mountain with a copy of the proposal, in accordance with the terms of the original merger agreement.
Throughout the day on March 10, 2021, representatives of New Mountain, Centerview Partners, Ropes & Gray and Shearman & Sterling had multiple conference calls during which the various parties discussed the Party D/E proposal and Aegion’s rights and obligations under the original merger agreement.
In the afternoon of March 10, 2021, representatives of Ropes & Gray, on behalf of New Mountain, sent a letter to Aegion and representatives of Shearman & Sterling asserting the speculative and conditional nature of the Party D/E proposal and arguing that, given the lack of financing, required consents and significant antitrust risk associated with the Party D/E proposal, the Board could not determine in good faith that the Party D/E proposal was, or could reasonably be expected to result in, a “Superior Proposal” or that the failure to engage in discussions or negotiations with Party D and Party E would, or would reasonably be likely to, violate the Board’s fiduciary duties. Among other things, the Ropes & Gray letter asserted that the Party D/E proposal was an uncommitted, undiligenced proposal that amounted to an attempt by a direct competitor of Aegion (Party E) to obtain access to its non-public information by proposing a transaction that had significant and material risk of failing to close.
On the evening of March 10, 2021, the Board held a special meeting, with certain members of Aegion management in attendance. Representatives of Shearman & Sterling and Centerview Partners also attended portions of that meeting. At that meeting, the attendees discussed the Party D/E proposal and Aegion’s potential responses thereto. The attendees focused in particular on several aspects of the Party D/E proposal in comparison to the terms of the original merger agreement, including the proposed parties to the transactions, the proposed price per share of Aegion common stock, the timing and resources estimated to be required for diligence, signing and closing, the increased risks to Aegion associated with an extended period to closing, the increased competitive risks to Aegion’s operations associated with Party E’s potential access to due diligence materials given it is a direct competitor to Aegion (regardless of safeguards employed), the increased risks and timing associated with antitrust review given Party E’s involvement, the increased risks associated with Aegion’s continuing operations given Party E’s involvement (which could be further exacerbated by an extended antitrust review period), the reduced present value of the offer price on a time adjusted basis and the risk associated with maintaining the proposed terms and preserving Aegion’s assets and operations through the due diligence period and through to signing of definitive agreements. During the meeting, representatives of Shearman & Sterling discussed the Board’s fiduciary duties in the context of an acquisition proposal from a third party and also reviewed with the Board Aegion’s rights and obligations under the original merger agreement. During the meeting the Board did not make a determination as to whether the Party D/E proposal could reasonably be expected to result in a “Superior Proposal” (as defined in the original merger agreement), but determined to meet again the following day and requested that management, Shearman & Sterling and Centerview Partners develop additional information for the Board to consider at that subsequent meeting and that Centerview Partners also inform New Mountain regarding the status of the Board’s deliberations.
Following that meeting, representatives of Centerview Partners had a conference call with representatives of New Mountain during which the Centerview Partners representatives informed New Mountain that the Board had met to consider the Party D/E proposal and whether it was or could reasonably be expected to result in a “Superior Proposal.” During that call, representatives of Centerview Partners also informed New Mountain that the Board would be meeting again the next day and that, if New Mountain had any additional information it wished the Board to consider at that meeting, such information should be provided ahead of that meeting.
During the morning of March 11, 2021, representatives of Shearman & Sterling and representatives of Ropes & Gray had conference calls to discuss the Party D/E proposal, Aegion’s rights and obligations under the original merger agreement and the Board’s consideration of the Party D/E proposal, including the Board’s ongoing evaluation of whether it was or could reasonably be expected to result in a “Superior Proposal.” On those calls, representatives of Ropes & Gray reiterated their view that the Board could not determine in good faith that the Party D/E proposal was, or could reasonably be expected to result in, a “Superior Proposal” or that the failure to engage in discussions or negotiations with Party D and Party E would, or would reasonably be likely to, violate the Board’s fiduciary duties.
On the afternoon of March 11, 2021, a representative of Centerview Partners had a telephone conversation with a representative of New Mountain during which the New Mountain representative outlined the terms of a proposal to amend the original merger agreement to provide for an increase in the merger consideration to $27.00 per share of Aegion common stock in cash, an increase in the company termination fee to $70 million and an increase in the parent termination fee to $70 million. The proposal was subsequently confirmed in a conversation between representatives of Shearman & Sterling and Ropes & Gray and in an e-mail from the New Mountain representative to representatives of Centerview Partners. The e-mail also noted that New Mountain proposed to amend the equity commitment letter to increase the New Mountain fund’s equity commitment by the amount of additional aggregate merger consideration indicated by the proposal and to amend the limited guarantee to increase the New Mountain fund’s limited guarantee by the proposed $10 million incremental increase to the parent termination fee. New Mountain indicated that the proposed amendments to the original merger agreement, equity commitment letter and limited guarantee were conditioned upon a determination by the Board that the Party D/E proposal was not reasonably likely to lead to a “Superior Proposal” and further that Aegion file a preliminary proxy statement within 24 hours and reject the Party D/E proposal in the manner required by the original merger agreement. New Mountain also indicated that New Mountain’s proposal would be withdrawn if the Board determined that the Party D/E proposal was, or could reasonably be expected to result in, a “Superior Proposal” and the Board commenced discussions with Party D and Party E.
Also on the afternoon of March 11, 2021, representatives of Shearman & Sterling and Ropes & Gray participated in a conference call to discuss the terms of New Mountain’s proposal and how such proposal would need to be reflected in amendments to the original merger agreement, the equity commitment letter and the limited guarantee in the event the Board determined to proceed with New Mountain’s proposal.
On the evening of March 11, 2021, the Board held a special meeting, with certain members of Aegion management in attendance. Representatives of Shearman & Sterling and Centerview Partners also attended portions of that meeting. At that meeting, the attendees discussed the Party D/E proposal and the New Mountain proposal and Aegion’s potential responses thereto. During the meeting, representatives of Shearman & Sterling again discussed the Board’s fiduciary duties and also reviewed with the Board Aegion’s rights and obligations under the original merger agreement. In light of the new proposal from New Mountain, the Board again focused its discussions in particular on several aspects of the Party D/E proposal in comparison to the terms of New Mountain’s new proposal, including the proposed parties to the transactions, the proposed price per share of Aegion common stock, the timing and resources estimated to be required for diligence, signing and closing, the increased risks to Aegion associated with a potentially extended period to closing, the increased competitive risks to operations associated with Party E’s potential access to due diligence materials (regardless of safeguards employed), the increased risks and timing associated with antitrust review given Party E’s involvement, the increased risks associated with Aegion’s continuing operations given Party E’s involvement (which could be further exacerbated by an extended period between signing and closing), the reduced present value of the offer price on a time adjusted basis and the risk associated with maintaining the proposed terms and preserving

Aegion’s assets and operations through the due diligence period and through to signing of definitive agreements. In addition, the Board reviewed an updated presentation from Centerview Partners summarizing the Party D/E proposal and the new proposal from New Mountain, which included a time-value of money analysis. The Board made no determination with respect to the Party D/E proposal but authorized Centerview Partners to make a counter proposal to New Mountain on the same terms as included in New Mountain’s proposal received earlier that day but with a company termination fee of $40 million.
Following that meeting, representatives of Centerview Partners communicated the Board’s counter proposal to New Mountain as directed.
Also following that meeting, representatives of Shearman & Sterling and Ropes & Gray had a conference call during which Shearman & Sterling also communicated the Board’s counter proposal to Ropes & Gray.
Later in the evening on March 11, 2021, representatives of Ropes & Gray sent proposed amendments to the original merger agreement, equity commitment letter and limited guarantee to Shearman & Sterling providing for an increase in the merger consideration to $27.00 per share of Aegion common stock in cash, an increase in the company termination fee to $70 million, an increase in the parent termination fee to $70 million, an increase in the New Mountain fund’s equity commitment by the amount of additional aggregate merger consideration indicated by the amendment to the original merger agreement and an increase in the amount of the New Mountain fund’s limited guarantee by the proposed $10 million incremental increase to the parent termination fee. In subsequent email correspondence that evening with representatives of Shearman & Sterling, representatives of Ropes & Gray stated that New Mountain’s updated proposal for the company termination fee had been reduced to $55 million.
In email correspondence during the morning of March 12, 2021, representatives of Ropes & Gray confirmed to representatives of Shearman & Sterling that New Mountain’s proposal of a $70 million company termination fee had been reduced further to $50 million, which was also subsequently confirmed in email correspondence from representatives of New Mountain to representatives of Centerview Partners. Furthermore, representatives of Ropes & Gray proposed amending the definition of “Superior Proposal” in the original merger agreement to address New Mountain’s view that speed and certainty should be significant factors in the Board’s consideration of whether or not a new proposal would be superior to the original merger agreement. The New Mountain proposal remained conditioned upon a determination by the Board that the Party D/E proposal was not reasonably likely to lead to a “Superior Proposal” and rejection of the Party D/E proposal in the manner required by the original merger agreement; however, the representatives of Ropes & Gray recognized that the proposal could not require filing of the preliminary proxy statement reflecting the amended terms of the merger agreement prior to the morning of Monday, March 15, 2021.
Also on March 12, 2021, following press reports that Aegion had received a competing offer, Aegion issued a press release announcing that it had received an unsolicited, non-binding proposal.
In the afternoon on March 12, 2021, representatives of the antitrust groups within Shearman & Sterling and Ropes & Gray held a conference call in which the representatives of Ropes & Gray shared information that New Mountain had developed in connection with its analysis of the proposed transaction with Aegion and presented their view of the competitive risks presented by the inclusion of Party E in the Party D/E proposal. Both sides discussed those risks as including the possibility of a protracted antitrust review period, which could include a “second request” from the antitrust authorities (as compared to the anticipated review period of the transaction with New Mountain), which would extend the time period required before closing, and the potential that the antitrust authorities could object to and seek to prevent the transaction or otherwise require remedial measures, which could include the imposition of restraints on or require the divestiture of businesses in certain markets.
In the morning of March 13, 2021, representatives of Shearman & Sterling sent revised drafts of the amendments to the original merger agreement, equity commitment letter and limited guarantee to Ropes & Gray. In the amendment, the amount of the company termination fee was left open pending further negotiation. The amendment also contained proposed revisions to the definition of a “Superior Proposal” that was sent by Ropes & Gray on the prior evening that were designed to ensure the Board would be free to exercise its fiduciary duties in evaluating any proposal.
Later on March 13, 2021, representatives of New Mountain indicated to representatives of Centerview Partners that New Mountain was willing to agree to a $40 million company termination fee.

Also on March 13, 2021, the Board held a special meeting. In attendance for portions of the meeting were members of management and representatives of Centerview Partners and Shearman & Sterling. Members of the Board had been provided with a set of meeting materials, a financial analysis prepared by representatives of Centerview Partners, including a summary of the terms and conditions of the Party D/E proposal and the New Mountain proposal, copies of the amendments to the original merger agreement, equity commitment letter and limited guarantee and a summary of the terms and conditions of the amendment to the original merger agreement prepared by representatives of Shearman & Sterling. During that meeting, representatives of Shearman & Sterling discussed the Board’s fiduciary duties in the context of a potential acquisition of Aegion generally and specifically in the context of a competing proposal as well as Aegion’s rights and obligations under the terms of the original merger agreement in the context of an acquisition proposal. Shearman & Sterling then reviewed for the Board the terms of the proposed amendment to the original merger agreement that had been agreed with New Mountain to reflect New Mountain’s proposal. Representatives of Centerview Partners then reviewed with the Board the Party D/E proposal and the New Mountain proposal, including the further reduction of the increased company termination fee to $40 million, and the Board discussed the proposals with representatives of Centerview Partners and Shearman & Sterling. Representatives of Centerview Partners reviewed with the Board Centerview Partners’ financial analysis of the increased merger consideration included in the amendment to the original merger agreement and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 13, 2021 that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Aegion common stock (other than as specified in such opinion) was fair, from a financial point of view, to such holders. For a more detailed discussion of Centerview Partners’ opinion, please see the section entitled “The Merger (Proposal 1)—Opinion of Aegion’s Financial Advisor” beginning on page 56 of this proxy statement. After considering those presentations and following further discussion, the Board determined that the Party D/E proposal was not, and could not be reasonably expected to result in, a “Superior Proposal”. Accordingly, the Board determined that the terms of the original merger agreement prohibited Aegion from engaging in any discussions or negotiations with Party D and Party E. Following further discussion and consideration, the Board unanimously (i) determined that the amended merger agreement and the amended transactions are fair to and in the best interests of Aegion and its stockholders, (ii) approved and declared advisable the amended merger agreement and the amended transactions, (iii) authorized and approved the execution, delivery and performance by Aegion of the amendment to the merger agreement and the consummation of the amended transactions, (iv) resolved, subject to the terms of the amended merger agreement, to recommend the adoption of the amended merger agreement by the stockholders of Aegion and (v) directed that the amended merger agreement be submitted to a vote of the stockholders of Aegion.
Following that meeting, the parties finalized the amendments to the original merger agreement, the equity commitment letter and the limited guarantee. Aegion, Parent and Merger Sub executed and delivered the amendment to the merger agreement, Parent and the New Mountain fund executed and delivered the amendment to the equity commitment letter and the New Mountain fund executed and delivered the amendment to the limited guarantee.
On the morning of March 15, 2021, before the open of trading on the Nasdaq, Aegion issued a press release announcing that it had negotiated an amendment to the original merger agreement and executed the amended merger agreement under which Parent would acquire Aegion for $27.00 per share of Aegion common stock in cash and pursuant to which the parties had agreed to a $70 million parent termination fee and a $40 million company termination fee.
During the morning of March 17, 2021, a representative of Centerview Partners received a call from a representative of Party D who indicated that Party D would be submitting another non-binding proposal for the acquisition of Aegion.
Later in the morning of March 17, 2021, Aegion received a revised unsolicited, non-binding proposal from Party D to acquire 100% of the issued and outstanding common stock of Aegion for $28.50 per share of Aegion common stock in cash (which we refer to as the “Party D proposal”). The Party D proposal indicated that such acquisition would be made by a newly formed company to be wholly owned by Party D, that Party D would be the sole acquiror of Aegion and that Party D was not proposing to acquire Aegion jointly with Party E. The Party D proposal also stated that definitive transaction documents would not contain any conditionality as to the arrangements between Party D and Party E and that Party D’s proposed acquisition of Aegion would be funded through a combination of debt and equity capital, with Party D to supply 100% of the equity capital required for the acquisition, and attached the same non-binding highly confident letters from six potential sources of debt financing each providing for up to $635 million of debt financing as were attached to the Party D/E proposal. The Party D proposal also included a draft of a merger agreement (which we refer to as the “proposed Party D merger agreement”), together with a copy of such draft marked in a manner that indicated all changes from the original merger agreement. Party D indicated that it would be willing to sign the proposed Party D merger agreement on or about the fourteenth day from being granted access to due diligence information that would allow Party D to confirm the terms of the Party D proposal, without specifying what due diligence information would be required. The proposed Party D merger agreement indicated, among other things, a company termination fee of $30 million, a parent termination fee of $70 million and that Party D would be responsible for the payment of the $40 million company termination fee that would become payable by Aegion to New Mountain upon the termination of the amended merger agreement (which Aegion would be obligated to reimburse in the event the merger agreement entered into with Party D was terminated under certain circumstances). The proposed Party D merger agreement contained the same outside date of August 16, 2021 as set forth in the amended merger agreement, but provided that closing under the proposed Party D merger agreement could be consummated prior to April 16, 2021 (as compared to the closing of the merger which, in accordance with the amended merger agreement, cannot be consummated prior to April 16, 2021 unless Aegion and New Mountain agree otherwise). The proposed Party D merger agreement did not include any changes to the “hell or high water” antitrust covenant requiring parent and merger sub to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law to enable the merger to be completed and did not expand the situations where the parent termination fee would become payable to include a regulatory failure, however the proposed Party D merger agreement did provide that none of Party D nor any of its affiliates would file a notification and report form pursuant to the HSR Act with respect to Party D’s anticipated transaction with Party E earlier than five business days following the closing date under the Party D merger agreement. The Party D proposal also included forms of an equity commitment letter and limited guarantee that certain affiliates of Party D would deliver in connection with signing of the proposed Party D merger agreement.
Also on the morning of March 17, 2021, at the instruction of Aegion, representatives of Centerview Partners notified New Mountain of the Party D proposal and provided New Mountain with a copy of the proposal, in accordance with the terms of the merger agreement.
In the morning of March 18, 2021, representatives of Ropes & Gray, on behalf of New Mountain, sent a letter to Aegion and representatives of Shearman & Sterling asserting the speculative and conditional nature of the Party D proposal and arguing that, given the quantum of the change in price compared to the price offered in the Party D/E proposal, the lack of committed financing, the due diligence required to be conducted by Party D and the potential uncertainty and delay created by any subsequent transaction between Party D and Party E, the Party D proposal was not a “bona fide” proposal, as is required by the definition of “Superior Proposal.” Among other things, the letter from Ropes & Gray asserted that the Party D proposal was an uncommitted, undiligenced proposal that amounted to another attempt by Party D to disrupt Aegion’s business operations and interfere with the consummation of the transaction through iterative, illusory proposals that are not likely to be consummated in accordance with their terms. The letter also provided that New Mountain would be willing to consider a limited waiver of the no-solicitation provisions of the merger agreement to allow the Board time to ask questions and discuss with Party D how Party D proposed to address the risks and uncertainties associated with its proposal, but that such waiver would not permit Aegion to enter into any confidentiality agreement, or share any non-public information, with Party D.
During the afternoon of March 18, 2021, the Board held a special meeting, with certain members of Aegion management and representatives of Shearman & Sterling and Centerview Partners in attendance. Members of the Board had been provided with a set of meeting materials, including summaries of the terms and conditions of the Party D Proposal, prepared by representatives of Centerview Partners and representatives of Shearman & Sterling. At that meeting, the attendees discussed the Party D proposal and Aegion’s potential responses thereto. The attendees focused in particular on several aspects of the Party D proposal and the terms of the merger agreement attached thereto in comparison to the terms of the Party D/E proposal and the terms of the merger agreements attached thereto, including the proposed parties to the transactions and the fact that Party D had removed Party E from the pre-closing transaction structure, the increase in the proposed price per share of Aegion common stock, the reduced timing and resources estimated to be required for diligence, signing and closing, the reduced regulatory risks and the reduced competitive risks to Aegion’s operations as a result of Party D’s removal of Party E from the pre-closing transaction structure, the possible reduced risks and timing associated with antitrust review given Party D’s removal of Party E from the pre-closing transaction structure, the possible reduced risks associated with Aegion’s continuing operations given Party D’s removal of Party E from the pre-closing transaction structure and the risk associated with maintaining the proposed terms and preserving Aegion’s assets and operations through the due diligence period and through to signing of definitive agreements. During the meeting, representatives of Shearman & Sterling discussed the Board’s fiduciary duties in the context of an acquisition proposal from a third party and also reviewed with the Board Aegion’s rights and obligations under the amended merger agreement, including the revised definition of “Superior Proposal.” During the meeting the Board did not make a determination as to whether the Party D proposal could reasonably be expected to result in a “Superior Proposal”, but authorized that management, with the assistance of Shearman & Sterling and Centerview Partners, negotiate and execute a limited waiver of the no-solicitation provisions of the merger agreement to be signed by Parent to allow the Board time to ask questions and consider how Party D proposed to address the risks and uncertainties associated with its proposal, as suggested by Ropes & Gray, on behalf of New Mountain, in its letter dated March 18, 2021.
During the evening of March 18, 2021, as directed by the Board, representatives of Shearman & Sterling sent a draft of such limited waiver to representatives of Ropes & Gray.
During the morning of March 19, 2021, Parent executed a version of the limited waiver in substantially the same form as provided by representatives of Shearman & Sterling on March 18, 2021.
During the afternoon of March 19, 2021, representatives of Centerview Partners sent a list of clarification questions to representatives of Party D with respect to the Party D proposal.
During the morning of March 20, 2021, certain members of Aegion management and representatives of Shearman & Sterling and Centerview Partners had a conference call with certain representatives of Party D and Party D’s legal and financial advisors to discuss the clarification questions with respect to the Party D proposal that had been shared with representatives of Party D on March 19, 2021. During that call, the attendees discussed matters related to confidentiality, Party D’s relationship with Party E and Party D’s intentions with respect to a post-closing transaction with Party E, the key financial assumptions underlying the Party D proposal, the scope of due diligence that Party D would be seeking to conduct should the Board determine that the Party D proposal was, or could reasonably be expected to result in, a “Superior Proposal” (as defined in the amended merger agreement), the basis for Party D’s belief that the Party D proposal had very little antitrust and regulatory risk, the financing that was being proposed by Party D in connection with the Party D proposal and Party D’s intentions for minimizing any operational risks to Aegion in the event Party D and Aegion were to enter into a definitive agreement with respect to the Party D proposal.
On March 21, 2021, the Board held a special meeting, with certain members of Aegion management in attendance. Representatives of Centerview Partners and Shearman & Sterling were also in attendance for part of that meeting. At that meeting, the attendees discussed the Party D proposal and Aegion’s potential responses thereto, and Aegion management, representatives of Shearman & Sterling and representatives of Centerview Partners provided an update to, and discussed with, the Board the feedback and clarifications received from Party D during the conference call on March 20, 2021. During those discussions, the attendees focused in particular on several aspects of the Party D proposal in comparison to the terms of the amended merger agreement, including the proposed parties to the transactions, the proposed price per share of Aegion common stock and the timing and resources estimated to be required for diligence, signing and closing, the fact that the Party D proposal did not include Party E and did not contain any conditionality as to the arrangements between Party D and Party E, as well as the risk associated with maintaining the proposed terms of the Party D proposal and preserving Aegion’s assets and operations through the due diligence period and through to signing of definitive agreements. During the meeting, representatives of Shearman & Sterling also discussed the Board’s fiduciary duties in the context of an acquisition proposal from a third party and also reviewed with the Board Aegion’s rights and obligations under the amended merger agreement. During the meeting the Board determined that the Party D proposal could reasonably be expected to result in a “Superior Proposal” (as defined in the amended merger agreement) and authorized Aegion management, with the assistance of Shearman & Sterling and Centerview Partners, to negotiate and execute an “Acceptable Confidentiality Agreement” (as defined in the amended merger agreement) with Party D, as well as a clean team agreement to facilitate the sharing of commercially and competitively sensitive information on an advisor-only basis, provide Party D with access to certain due diligence information pursuant to such confidentiality agreement and negotiate the terms of the proposed Party D merger agreement with Party D. The Board also instructed Aegion management to report back to the Board when there was a firm offer from Party D for the Board to consider.
Following that meeting, representatives of Shearman & Sterling sent a draft confidentiality agreement and a draft clean team agreement to representatives of Party D’s outside counsel which, in the case of the draft confidentiality agreement, was drafted to constitute an “Acceptable Confidentiality Agreement” (as defined in the amended merger agreement) and was proposed to be entered into between Aegion and Party D. The draft clean team agreement provided that certain of Aegion’s commercially and competitively sensitive information would only be provided to a restricted group of certain representatives of Party D’s advisors and would be subject to heightened confidentiality obligations. Shearman & Sterling also sent a draft confidentiality agreement to Party D’s legal counsel proposed to be entered into between Aegion and Party E to require that Party E maintain confidentiality over information regarding the potential transaction between Aegion and Party D that it had received or may receive from Party D.
Later in the evening of March 21, 2021, Aegion executed confidentiality agreements with Party D and Party E in substantially the same forms as the drafts that Shearman & Sterling had provided to Party D’s legal counsel earlier that evening.
During the morning of March 22, 2021, Aegion issued a press release announcing that it had received an unsolicited, non-binding proposal for the acquisition of all of the outstanding shares of Aegion at $28.50 per share of Aegion common stock, that the Board had determined that such proposal could reasonably be expected to result in a “Superior Proposal” (as defined in the amended merger agreement) and that there could be no assurances that such proposal would result in a “Superior Proposal” or that the terms of any transaction resulting from such proposal would be the same as set forth in the proposal.
Later on March 22, 2021, representatives of Party D were provided with access to a data room containing certain due diligence information that had previously been provided to New Mountain, excluding certain commercially and competitively sensitive information.
On March 23, 2021, Aegion and Party D executed a clean team agreement in substantially the same form as the draft that Shearman & Sterling had provided to Party D’s legal counsel on March 21, 2021, to facilitate the sharing of commercially and competitively sensitive information on an advisor-only basis. Following execution of that clean team agreement, certain representatives of certain of Party D’s advisors were provided with access to a separate data room containing certain of Aegion’s commercially and competitively sensitive due diligence information.
As of the filing date of this proxy statement, Party D had not yet completed its review of the due diligence information with which it had been provided access and on which the terms of the Party D proposal was conditioned, nor has Party D completed the financing arrangements contemplated by the Party D proposal. As of the filing date of this proxy statement, the Board has not made a determination as to whether the Party D proposal is a “Superior Proposal” that would give rise to a right in favor of Aegion to terminate the amended merger agreement in order to enter into a definitive agreement with respect to the Party D proposal, subject to observation of New Mountain’s right under the amended merger agreement to further amend the amended merger agreement such that the Party D proposal (or any revised proposal arising therefrom) would no longer be a “Superior Proposal.”
The Party D proposal is a developing situation and we will update this proxy statement before the vote is taken at the special meeting. We are sending this proxy statement to you now in order to prevent delay, and minimize the risk of the occurrence of a material adverse effect or other impediment prior to closing, assuming that the amended transactions with New Mountain will continue to represent the best transaction available to the Company following the completion of Party D’s due diligence process. However, the Company cannot predict the outcome of Party D’s due diligence process, whether the Party D proposal will become a “Superior Proposal”, the results of any negotiations with Party D or New Mountain that may follow such proposal or whether the Company will receive any other proposal from Party D, New Mountain or any other prospective acquiror.

Recommendation of the Board and Reasons for the Merger
Recommendation of the Board
After considering the various factors described below, the Board unanimously (i) determined that the merger agreement and the transactions are fair to and in the best interests of Aegion and Aegion’s stockholders, (ii) approved and declared advisable the merger agreement and the transactions, (iii) authorized and approved the execution, delivery and performance by Aegion of the merger agreement and the consummation of the transactions upon the terms and subject to the conditions set forth therein, (iv) resolved, subject to the terms of the merger agreement, to recommend the adoption of the merger agreement by the stockholders of Aegion and (v) directed that the merger agreement be submitted to a vote of the stockholders of Aegion.
The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
Reasons for the Merger
In recommending that stockholders vote in favor of the proposal to adopt the merger agreement, the Board considered a number of factors, including, but not limited to, the following (not necessarily in order of relative importance):
•	Value of the Merger Consideration: The $27.00 price per share payable to Aegion’s stockholders in connection with the merger, and:
•	the relationship between the value of the merger consideration and the current and historical market prices of Aegion’s shares of common stock;
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the fact that the merger consideration represented a premium to historical market prices of shares of Aegion common stock, including a 25.87% premium to the closing stock price on February 12, 2021, the business day immediately preceding Aegion’s announcement of the transaction, a 33.2% premium to the thirty (30) day volume weighted average price, a 53.7% premium to the ninety (90) day volume weighted average price, a 15.6% premium to the 52 week high and a 40.26% premium to the closing stock price on February 2, 2021, the date prior to the submission of New Mountain’s last offer letter;

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the fact that the merger consideration was 13.45% higher than the highest bid of $23.80 per share received by Aegion in connection with the 2019 strategic alternatives process, which included a confidential auction process;

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the belief of the Board that it has obtained Parent’s best and final offer, and that, as of the date of the merger agreement, the merger consideration represented the highest per share consideration reasonably obtainable; and

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the view of the Board of the prices that the common stock could attain should Aegion continue with its existing business strategy of continuing to execute its business plan and to operate as an independent, publicly traded company.

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Certainty of Value: The price per share of Aegion common stock payable to Aegion’s stockholders in the merger is payable in cash, which provides certainty, immediate value and liquidity to Aegion’s stockholders for their shares of Aegion common stock.

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Company Awards: The fact that the parties have agreed that all vested and unvested equity awards of Aegion will automatically accelerate and settle in cash based on the value of the merger consideration, which provides certainty of value and liquidity to holders of Aegion equity awards.

•	Likelihood and Speed of Consummation of the Transaction: The likelihood and speed to closing of the transaction, given:
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the structure of the merger as an all-cash one step merger, which should, subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, allow Aegion’s stockholders to receive the merger consideration in a relatively short timeframe;

•	the reputation and capabilities of New Mountain;
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that New Mountain and its portfolio companies have successfully consummated numerous transactions, including public company take-private transactions, and that New Mountain and certain of New Mountain’s portfolio companies are familiar with the water and wastewater industries;

•	New Mountain’s and Parent’s willingness to devote the resources necessary to complete the transactions in an expeditious manner;
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the commitment by the New Mountain fund to provide the equity financing, and the commitment by the lenders to provide the debt financing, to Parent collectively in an amount sufficient to permit Parent to fully satisfy the amounts required to be paid by Parent under the merger agreement in connection with the closing;

•	the fact that the obligations of Parent and Merger Sub to consummate the merger are not subject to their ability to obtain any financing;
•	the fact that Parent and Merger Sub have committed to use their reasonable best efforts to obtain all necessary regulatory clearances, subject to certain customary limitations;
•	the fact that the merger is not subject to the conditionality and execution risk of any required approval by Parent’s stockholders or the New Mountain fund;
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the fact that the conditions to the closing of the merger are specific and limited in scope and that the definition of “Material Adverse Effect” in the merger agreement contains numerous carve-outs that make it less likely that adverse changes in Aegion’s business between the announcement and closing of the merger will provide a basis to not close the merger;

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the size and financial strength of New Mountain and the funds managed by New Mountain and the New Mountain fund’s ability, together with the proceeds from the debt financing, to fund the merger consideration with cash, coupled with the fact that, in the event the debt financing is not available by the time Aegion is ready to close the merger after the conditions to the merger have been satisfied, or, if permitted by law, waived, the merger agreement provides for Aegion’s ability, following compliance with the termination procedures set forth in the merger agreement, to terminate the merger agreement and Parent’s obligation to pay a termination fee of $70 million to Aegion in connection with such termination (as described in the sections entitled “The Merger Agreement—Termination and The Merger Agreement—Company Termination Fee; Parent Termination Fee” beginning on page 92 of this proxy statement); and

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the fact that Mr. Gordon who, on July 30, 2020, announced his intention to retire as President and Chief Executive Officer of Aegion, has indicated that he will remain in his role until the merger has been completed and until his successor has been identified and properly onboarded.

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Risks to the Business: The business, operations, financial condition and prospects of Aegion, and the risks associated with the implementation of Aegion’s existing business strategy of continuing to execute its business plan and to operate as an independent, publicly traded company, including:

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industry and commodity volatility (e.g., demand for the majority of the oil field, refinery and mining products and services provided by our corrosion protection and energy services platforms are substantially dependent on the level of expenditures by the mining, oil and natural gas industries for the exploration, development and production of mined minerals, crude oil and natural gas reserves, which are sensitive to the volatility in prices of these commodities);

•	the significant competition in the markets in which we operate, which is expected to continue;

•	the dependence of our business on the maintenance of our proprietary technologies and information, many of which are no longer subject to patent protection or which have patents soon to expire;
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the substantial research, development and marketing expenses involved in our efforts to develop new products and services or enhance existing products and services, with no guarantee that such new or enhanced products or services will generate sufficient revenue to justify such expenses;

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the acquisition of and investment in new businesses could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business and results of operations; and

•	the other risks and uncertainties identified in Aegion’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020.
•	Potential Alternatives: The belief of the Board that the value offered to Aegion’s stockholders in the merger was more favorable to its stockholders than:
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the potential value arising from continuing to operate as an independent company, particularly when viewed against the risks and uncertainties associated with Aegion’s standalone strategy and the potential impact of such risks and uncertainties on the trading price of shares of Company common stock due, in part, to continuing financial market dislocation due to COVID-19, including governmental and private responses thereto; and

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the potential value indicated by the Party D/E proposal, particularly in light of the speculative nature of the Party D/E proposal, including with respect to the heightened antitrust risk, including the risk of a “second request” from antitrust authorities and potential extended timing and resources associated with a deal including Party D and Party E and the related 12 month outside date included in the Party D/E proposal, the fact that the proposal was conditioned on completion of due diligence on or around March 26, 2021, the operational and competitive risks associated with allowing Party E to have access to Aegion’s non-public competitively sensitive information, the risks associated with attempting to exclude Party E from the due diligence process, the increased risks associated with potential disruptions to continuing operations prior to closing given Party E’s investment, the absence of fully committed debt financing, the fact that the present value of the Party D/E proposal on a time adjusted basis was considered not to be higher than New Mountain’s proposal, the risk associated with maintaining the proposed terms and preserving Aegion’s assets and operations through the due diligence period and through to signing of definitive agreements and the fact that New Mountain’s offer to increase the consideration to $27 per share would be withdrawn should the Board determine that the Party D/E proposal was or could reasonably result in a “Superior Proposal” and commence discussions with Party D and Party E.

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Sale Process: The process involved in approaching both strategic and financial potential acquirers in connection with the 2019 strategic alternatives process, including the fact that (i) Centerview Partners contacted a total of 19 potential buyers, including 11 financial and eight strategic buyers in order to gauge interest in a potential acquisition of Aegion, (ii) ten counterparties signed confidentiality agreements, including New Mountain, and participated in management presentations and (iii) Aegion received two preliminary indications of interest, with the highest bid being $23.80 per share, which the Board decided was inadequate to proceed with a sale of Aegion.

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Price Negotiations with New Mountain: The progress and outcome of arm’s-length negotiations with New Mountain in connection with the execution of the original merger agreement, including the increase of the merger consideration to $26.00 per share from (i) the $20.00 to $21.00 range included in New Mountain’s initial indication of interest letter received on July 22, 2019, (ii) the $24.00 per share bid included in New Mountain’s indication of interest letter received on December 16, 2020 and (iii) the $24.60 per share bid included in New Mountain’s indication of interest letter received on

February 1, 2021, as well as the increase of the merger consideration from $26.00 per share to $27.00 per share offered by New Mountain in response to the Party D/E proposal, as more fully described under the section entitled “The Merger—Background of the Merger” beginning on page 30 of this proxy statement.
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Opinion of Centerview Partners: The opinion of Centerview Partners rendered to the Board on March 13, 2021, which was subsequently confirmed by the delivery of a written opinion dated such date that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion, the merger consideration to be paid to the holders of shares of Aegion common stock (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described under the section entitled “The Merger (Proposal 1)—Opinion of Aegion’s Financial Advisor” beginning on page 56 of this proxy statement.

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Board’s Ability to Satisfy Fiduciary Duties; Opportunity to Accept a Superior Proposal: The non-economic terms of the merger agreement that would allow the Board to continue to satisfy its fiduciary duties to Aegion’s stockholders, including:

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that Aegion would be allowed under certain circumstances to entertain an unsolicited proposal (but not a solicited proposal, as a go-shop provision was not included in the merger agreement in exchange for a $1.40 increase in the per share merger consideration, which the Board viewed as beneficial in order to maximize value to the stockholders) that constitutes or is reasonably likely to result in a proposal superior to the merger such that other potentially interested parties would have the opportunity to submit a competing proposal, if they so desire, during the period prior to stockholder approval of the merger;

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that the Board would be allowed under certain circumstances to withhold, withdraw, rescind or modify its recommendation of the merger, in connection with a superior proposal or an intervening event prior to stockholder approval of the merger;

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that Aegion would be allowed to terminate the merger agreement and pay a termination fee of $40 million under certain circumstances in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal prior to stockholder approval of the merger.

•	Favorable Terms of the Merger Agreement: The additional favorable terms of the merger agreement that Aegion was able to negotiate, including:
•	that the obligations of Parent and Merger Sub under the merger agreement are not subject to any condition regarding their ability to obtain financing;
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that Parent and Merger Sub are required to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions as promptly as reasonably practicable, including making a filing pursuant to the HSR Act as well as any other filings required by any other antitrust law;

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that Parent and Merger Sub are required to, and to cause each of their respective affiliates to, take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority or any other party so as to enable the parties to consummate the transactions as promptly as practicable;

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that Parent and Merger Sub are required to use their best efforts to obtain alternative financing from alternative sources if any portion of the debt financing becomes unavailable on terms and conditions not materially less favorable to Parent and Merger Sub in the aggregate than the terms and conditions of the unavailable debt financing;

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that Parent obtained the debt financing commitment and the equity financing commitment and Parent and Merger Sub have made representations that, upon the funding thereof, they will have sufficient cash resources to pay the amounts required to be paid under the merger agreement;

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that Aegion, in the event the Parent and Merger Sub fail to satisfy the obligation to obtain the debt financing by the time Aegion is ready to close the merger after the conditions to the merger have been satisfied, or, if permitted by law, waived, and the Parent and Merger Sub fail to consummate the merger, the merger agreement provides for Aegion’s ability, following compliance with the termination procedures set forth in the merger agreement, to terminate the merger agreement and Parent’s obligation to pay a termination fee of $70 million to Aegion in connection with such termination (as described in the sections entitled “The Merger Agreement—Termination and The Merger Agreement—Company Termination Fee; Parent Termination Fee” beginning on page 92 of this proxy statement);

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that the New Mountain fund has agreed to guarantee certain of Parent and Merger Sub’s payment, reimbursement and indemnification obligations under the merger agreement, including the obligation to pay a termination fee of $70 million to Aegion in certain instances in which such fee becomes payable pursuant to the merger agreement, subject in all cases to an aggregate cap of $74 million;

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that the payment by Aegion of the termination fee of $40 million, in the circumstances in which such fee becomes payable pursuant to the merger agreement, constitutes the sole and exclusive remedy of Parent and Merger Sub against Aegion for any loss suffered as a result of the failure of the transactions to be consummated; and

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that Aegion has the right to seek specific performance of the obligations of Parent and Merger Sub to prevent breaches and, subject to the limitations on specific performance contained therein, to enforce the merger agreement as more fully described under the section entitled “The Merger Agreement—Limitations on Remedies” beginning on page 95 of this proxy statement.

•	Dissenters’ Rights: That dissenters’ rights are available to Aegion’s stockholders.
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Stockholders’ Right to Reject the Merger: The fact that the merger is subject to the adoption of the merger agreement by the affirmative vote of the holders of a majority of shares of Company common stock outstanding and entitled to vote thereon as of the close of business on the record date.

•	Regulatory Approvals: The likelihood of obtaining the required regulatory approvals.
The Board also considered a number of uncertainties and risks concerning the merger, including the following:
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Risk of Loss of Potential Future Growth: Aegion would no longer be a publicly traded company, and Aegion’s stockholders would no longer participate in the long-term value of the successful execution of the Board’s strategy or future earnings, growth or any future appreciation in the value of shares of Aegion common stock. This would include a loss of any upside associated with respect to Aegion’s rollout of new initiatives and strategies, including those aimed at serving the pressure pipe and wastewater rehabilitation business such as the robotic system substantially completed in 2019 to mechanically and effectively seal the service connection between a CIPP pressurized water main line to residential lines into homes and the recent introduction of the application of ultraviolet light technology to cure felt CIPP tubes. This would also include a loss of any upside associated with Aegion’s potential ability to benefit from increased spending on infrastructure in response to an anticipated federal infrastructure stimulus bill.

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Substantial Costs of the Merger: Aegion has incurred, and will continue to incur, significant costs in connection with negotiating the merger agreement and completing the merger, including in connection with the pursuit of regulatory approval, litigation that could arise in the future in connection with the merger or termination of the merger agreement, and that under specified circumstances the merger agreement would require that Aegion pay Parent a termination fee of $40 million or pay certain of Parent’s expenses up to a maximum aggregate amount of $4 million as more fully described under the section entitled “The Merger Agreement—Expenses” beginning on page 93 of this proxy statement.

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Risk of Not Engaging in a Broader Solicitation of Interest: Aegion did not publicly announce that the Board had commenced the 2019 strategic alternatives process, nor did it engage in a broader solicitation of interest or solicit additional bids either when that process failed to yield a price at which the Board would consider the sale of Aegion or following receipt of the New Mountain proposal on

December 16, 2020. Aegion entered into an exclusivity agreement with New Mountain after New Mountain’s offer of $26.00 per share, thereby preventing it from soliciting other bids for a period beginning on February 3, 2021 and ending at 5:00 p.m. on either February 16, 2021 or February 18, 2021.
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Risk of Diverting Management Attention from the Operation of Aegion: The risk of diverting management attention and resources from the operation of Aegion’s business and towards completion of the merger, including the risks of incurring substantial expenses related to the transactions contemplated by the merger agreement and adversely impacting the ability of Aegion to execute its business plan.

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Potential Impact on Stock Price if the Merger Agreement is Terminated: The market price of Aegion’s common stock could be affected by many factors, including: (1) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Aegion; (2) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider Aegion to be an unattractive acquisition candidate; and (3) the possible sale of Aegion’s common stock by investors following an announcement that the merger agreement was terminated.

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Failure of Stockholder Vote: The fact that Aegion may be unable to obtain the affirmative vote of the holders of a majority of shares of Aegion common stock outstanding and entitled to vote thereon as of the close of business on the record date.

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Inability to Solicit Bids: The merger agreement does not include a “go-shop” provision (which the Board determined not to include in exchange for the $1.40 increase in the price per share offered by New Mountain) and prohibits Aegion from actively soliciting third-party bids and from accepting, approving or recommending third-party bids except in certain specified circumstances, coupled with a requirement that Aegion pay Parent a termination fee of $40 million under certain circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to Aegion’s stockholders.

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Risk of Delay or Failure: The possibility that the merger might not be consummated in a timely manner or at all. This includes the risk of a Material Adverse Effect occurring during the period prior to consummation of the merger in which Parent is arranging financing or during a delay in receiving regulatory (including antitrust) clearance. If the merger is not consummated, the Board, management and other employees will have expended extensive time and effort and will have experienced distractions from their work during the pendency of the merger and Aegion will have incurred significant transaction costs.

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Risk of Discouraging Improved Proposals from Party D and Party E: The possibility that the increase in the company termination fee and the change to the definition of “Superior Proposal” pursuant to the amendment to the merger agreement could discourage Party D and Party E from submitting an improved proposal to Aegion or limit the Board’s ability to determine that any such proposal is a “Superior Proposal” (as defined in the amended merger agreement).

•
Limitation on Damages: In the event that the financing is not ultimately available to Parent and Merger Sub, whether or not due to any breach by Parent or Merger Sub of their respective obligations under the merger agreement, and Aegion is unable to secure, or is not permitted under the merger agreement to receive, a remedy of specific performance, Aegion’s sole and exclusive remedy is to terminate the merger agreement and require that Parent pay a termination fee of $70 million.

•
Risk of Loss of Business Opportunities: The merger agreement restricts the conduct of Aegion’s business prior to completion of the merger by requiring that Aegion will operate its business in the ordinary course and, subject to specified exceptions, will not take certain actions without the prior written consent of Parent, which could delay or prevent Aegion from acting on business opportunities that may arise during the pendency of the merger.

•
Potential Harm on Aegion Employees and Others: The potential harm that the announcement and pendency of the merger, or the failure to complete the merger, may cause to Aegion’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key personnel), vendors and customers.

•
Risk of Diverging Interests: Certain of Aegion’s directors and executive officers and advisors may have interests in the transactions that may be deemed to be different from, or in addition to, those of Aegion’s stockholders generally, including the fact that Mr. Gordon is expected to receive greater aggregate change in control payments upon consummation of the merger as compared to the aggregate payments which he would expect to receive immediately upon retirement.

•
Taxable Gain: The gain likely to be realized by Aegion’s stockholders as a result of the merger generally will be taxable to such stockholders for U.S. federal income tax purposes if they are not exempt from the payment of such taxes.

•	Other: The various risks associated with the merger and the business of Aegion described under the section entitled “Forward-Looking Statements” beginning on page 22 of this proxy statement.
The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the Board in its consideration of the merger. After considering these and other factors, the Board concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the strategic alternatives process and may have assigned different weights to different factors. Based upon the totality of the information presented to and considered by the Board, the Board unanimously approved the merger agreement and the consummation of the merger in accordance with the terms and subject to the conditions of the merger agreement and recommends that Aegion’s stockholders adopt the merger agreement.
Opinion of Aegion’s Financial Advisor
On March 13, 2021, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated March 13, 2021, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•
an executed version of the merger agreement dated February 16, 2021, together with a draft amendment no.1 to the merger agreement dated March 12, 2021 (which we refer to as the “draft merger agreement”);

•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2019, December 31, 2018 and December 31, 2017;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain publicly available research analyst reports for the Company;
•	certain other communications from the Company to its stockholders; and
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projects relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis (which are referred to in this summary of Centerview’s opinion as the “projections” – see the projections set forth in the section entitled “The Merger (Proposal 1)—Projected Financial Information” beginning on page 62 of this proxy statement) and which are collectively referred to as the “internal data.”

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the internal data (including, without limitation, the projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion,

Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the transaction, whether relative to the merger consideration to be paid to the holders of the shares (other than excluded shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated March 13, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the transaction. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 12, 2021 (the last trading day before the public announcement of the transaction) and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on approximately 31.9 million fully-diluted shares of common stock (determined using the treasury stock method and taking into account outstanding restricted stock units, performance stock units and deferred stock units) outstanding as of February 12, 2021, based on information provided by the Company.
Selected Public Company Analysis
Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded companies (nine (9) in total) that Centerview selected, based on its experience and professional judgment (which are referred to as the “selected companies” in this summary of Centerview's opinion). Although none of the selected companies is directly comparable to the Company, the companies listed below were chosen by Centerview because, among other reasons, they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company.
However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources as of March 12, 2021, Centerview calculated, for each selected company, among other things, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units, deferred stock units and other convertible securities) plus the value of debt and certain liabilities, less cash and cash equivalents), as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for calendar year 2021. Such multiple is referred to, with respect to the selected companies, as the “2021 EV/Estimated EBITDA Multiple.”
The selected companies are summarized below:
Selected Companies	2021 EV/ Estimated EBITDA Multiple
Dycom Industries, Inc.	12.0x
MasTec, Inc.	9.8x
Matrix Service Company	11.5x
Mistras Group, Inc.	9.7x
MYR Group Inc.	9.3x
Primoris Services Corporation[1]	7.2x
Quanta Services, Inc.	13.0x
ShawCor Ltd	6.9x
Team, Inc.	13.8x
Average	10.4x
Median	9.8x
(1)	Pro forma for acquisition of Future Infrastructure Holdings announced December 14, 2020.
Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 2021 EV/Estimated EBITDA Multiples of 9.5x to 12.0x. In selecting this range of 2021 EV/Estimated EBITDA Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.
Centerview applied this range of 2021 EV/Estimated EBITDA Multiples to (i) the Company’s estimated calendar year 2021 EBITDA as set forth in the projections included in the internal data and (ii) Wall Street research analyst consensus estimated EBITDA of the Company for calendar year 2021, in each case, to derive a range of implied enterprise values for the Company. Centerview subtracted from both these ranges of implied enterprise values the Company's net debt of approximately $134 million as of December 31, 2020, to derive a range of implied equity values for the Company in each case. Centerview then divided these implied equity values by the number of fully-diluted shares of Company common stock as set forth in the internal data to derive a range of implied values per share of Company common stock of (i) based on the Company’s estimated calendar year 2021 EBITDA as set forth in the projections, $26.90 to $35.10 and (ii) based on Wall Street research analyst consensus

EBITDA of the Company for calendar year 2021, $25.40 to $33.20, in each case, rounded to the nearest $0.05. Centerview compared both of these ranges to the $27.00 per share in cash, without interest, proposed to be paid to the holders of shares (other than excluded shares) pursuant to the merger agreement.
Selected Precedent Transactions Analysis
Centerview reviewed and compared certain information relating to the following selected transactions that Centerview, based on its experience and professional judgment (which are referred to as the “selected transactions” in this summary of Centerview’s opinion), deemed relevant to consider in relation to the Company and the merger.
However, because none of the selected transactions used in this analysis is identical or directly comparable to the merger, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of the Company and each target company as well as the merger and the selected transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis. Although none of the selected transactions is directly comparable to the merger, the selected transactions listed below were selected, among other reasons, based on Centerview’s experience and professional judgment, because the selected transactions have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the merger. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the target companies included in the selected transactions analysis.
Using publicly available information obtained from SEC filings and other data sources, Centerview calculated, for each selected transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transaction, as a multiple of the target company’s EBITDA for the last 12-month period (which is referred to as “LTM”), for which financial information had been made public at the time of the announcement of such transactions. Such multiple is referred to, with respect to the selected transaction, as the “EV/LTM EBITDA Multiple”.
The selected transactions considered in this analysis are summarized below:
Date Announced	Target	Acquiror	EV/LTM EBITDA Multiple[1]
December 2020	Future Infrastructure Holdings, LLC	Primoris Services Corporation	9.4x
February 2018	Layne Christensen Company	Granite Construction Incorporated	22.3x
July 2017	Stronghold, Ltd. and Stronghold Specialty, Ltd.	Quanta Services, Inc.	8.0x
March 2016	MWH Global, Inc.	Stantec Inc.	9.5x
December 2015	Stork Holding B.V.	Fluor Corporation	6.9x
November 2015	Furmanite Corporation	Team, Inc.	9.8x
July 2015	Qualspec Group	Team, Inc.	10.6x
August 2014	Pike Corporation	Court Square Capital Partners	9.0x
May 2014	Desert NDT LLC	ShawCor Ltd.	7.9x
June 2013	RepconStrickland, Inc.	EMCOR Group, Inc.	8.9x
Mean			10.2x
Median			9.2x
(1)	EBITDA based on publicly available information, which may be subject to certain adjustments.
Based on its analysis of the relevant metrics for each of the target companies in the selected transactions and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV/LTM adjusted EBITDA Multiples of 8.0x to 10.5x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the target companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company.
Centerview applied this reference range to the Company’s LTM EBITDA as of December 31, 2020 to derive a range of implied enterprise values for the Company. Centerview subtracted from this range of implied enterprise values the Company's net debt of approximately $134 million as of December 31, 2020, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted shares of Company common stock as set forth in the internal data to derive a range of implied values per share of common stock of $18.50 to $25.60, rounded to the nearest $0.05. Centerview compared this range to the $27.00 per share in cash, without interest, proposed to be paid to the holders of Company common stock (other than excluded shares) pursuant to the merger agreement.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of the Company based on the projections as described below under section “The Merger (Proposal 1)—Projected Financial Information” beginning on page 62 of this proxy statement and the calculations of after-tax unlevered free cash flows based thereon. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated an implied per share equity range for the shares of Company common stock by discounting to present value as of December 31, 2020 using discount rates ranging from 10.00% to 11.50% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention, the forecasted unlevered free cash flows of the Company based on the company projections during the period beginning the first quarter of 2021, and ending in December 2025. The implied terminal value of the Company at the end of the forecast period was estimated by using perpetuity growth rates ranging from 2.0% to 3.0%.
Based on its analysis, Centerview calculated a range of implied enterprise values of the Company. Centerview subtracted from this range of implied enterprise values the Company's net debt of approximately $134 million as of December 31, 2020, to derive a range of implied equity values for the Company. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares of Company common stock as set forth in the internal data (calculated as of February 12, 2021) to derive a range of implied values of Company common stock of $21.60 to $29.70 per share, rounded to the nearest $0.05. Centerview compared this range to the $27.00 per share in cash, without interest, to be paid to the holders of Company common stock (other than excluded shares) pursuant to the merger agreement.
Other Factors
Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:
•
Historical Stock Price Trading Analysis: Centerview reviewed historical intraday trading prices of the shares of Company common stock during the 52-week period ending on February 12, 2021, which reflected low and high stock intraday prices for Company common stock during such period of $11.40 to $23.35 per share; and

•
Analyst Price Target Analysis: Centerview reviewed stock price targets for the shares of Company common stock in publicly available Wall Street research analyst reports, as of or prior to February 12, 2021, which indicated low and high stock price targets for Company common stock ranging from $16.00 to $24.00 per share.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of the Company with respect to the merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview has not been engaged to provide financial advisory or other services to the Company, and has not received any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview has been engaged to provide financial advisory services to New Mountain or New Mountain’s affiliates, including in connection with the sale of 20% of Blue Yonder Holding, Inc. (formerly JDA Software) to Panasonic Corporation, and Centerview received compensation of less than $5,000,000 from New Mountain and its affiliates for such services. Centerview may provide financial advisory and other services to or with respect to the Company, Parent, New Mountain or their respective affiliates, including portfolio companies of New Mountain in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, New Mountain or any of their respective affiliates, including portfolio companies of New Mountain, or any other party that may be involved in the transaction.
The Board selected Centerview as its financial advisor in connection with the transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.
In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee of approximately $19,200,000, $2,500,000 of which was payable upon the rendering of Centerview’s opinion in connection with the original merger agreement and the remainder of which is payable contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Projected Financial Information
Aegion does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though Aegion has in the past provided investors with full-fiscal year financial guidance on certain financial metrics, including total revenue, adjusted earnings per share and adjusted free cash flow, which are updated when necessary during the relevant fiscal year. However, in connection with the evaluation of the proposed merger, in January 2021, Aegion’s senior management shared certain non-public, unaudited prospective financial information prepared by Aegion’s senior management for strategic planning purposes with the Board, Centerview and Parent, for the five (5) fiscal years ending December 31, 2025, which we refer to as the “projections.” The projections were provided to Centerview for Centerview’s use and reliance in connection with its financial analyses and opinion described in the section entitled “The Merger (Proposal 1)—Opinion of Aegion’s Financial Advisor” beginning on page 56 of this proxy statement.
The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the Board, Centerview and Parent in connection with the proposed merger. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Aegion’s management, and is subjective in many respects. Furthermore, neither Aegion’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion or other form of assurance on, such information or its achievability.
The projections are forward-looking statements. Although summaries of the projections are presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Aegion’s senior management, which it believes were reasonable at the time the projections were prepared, taking into account the relevant information available to management at such time. However, the projections are not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the forecasts not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by Aegion, changes in actual or projected cash flows, competitive pressures, changes in tax or other laws or regulations, and the other factors described in the section entitled “Forward-Looking Statements” beginning on page 22 of this proxy statement. In addition, the projections do not take into account any circumstances or events occurring after the date that the projections were prepared and do not give effect to the merger. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Board, Aegion’s senior management team, Centerview, Parent or any other recipient of this information considered, or now considers, the projections to be material information of Aegion, or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the projections is not included in this proxy statement in order to influence the voting decision of any stockholder with respect to the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Aegion’s common stock.
The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Aegion contained in Aegion’s public filings with the SEC. The projections were reviewed by Aegion’s senior management with, and considered by, the Board in connection with its evaluation and approval of the merger.
Except to the extent required by applicable federal securities laws, we expressly disclaim any responsibility to update or otherwise revise the projections to reflect circumstances existing after the date when we prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. We have not done so and do not intend to do so. We can give no assurance that, had our projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Neither Aegion nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders or any other person regarding the ultimate performance of Aegion compared to the information contained in our projections or that our projections will be achieved.
In light of the foregoing factors and the uncertainties inherent in the projections and considering that the special meeting will be held several months after the projections were prepared, stockholders are cautioned not to rely on the projections included in this proxy statement.
Certain of the measures included in the projections may be considered non-GAAP financial measures, as noted below. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. In addition, certain non-GAAP financial measures are a component of Aegion’s annual employee incentive plans. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Aegion may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the projections were relied upon by Centerview for purposes of their respective financial analyses and opinion and by the Board in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Centerview for purposes of their respective financial analyses and opinion or by the Board in connection with its consideration of the merger.
The following is a summary of the projections prepared by senior management of Aegion and given to the Board, Centerview, and Parent prior to the execution of the merger agreement:
Projections
($ in millions)	2021	2022	2023	2024	2025
Revenue	1,190.4	1,254.9	1,332.5	1,382.5	1,438.7
EBITDA(1)	104.4	114.5	128.0	136.9	147.4
NOPAT(2)	52	59	68	74	82
Unlevered Free Cash Flow	67	61	71	79	85
(1)	EBITDA is net (loss) income from continuing operations adjusted for interest, taxes, depreciation and amortization.
(2)	NOPAT is net operating profit after tax.
Interests of Aegion’s Directors and Executive Officers in the Merger
In considering the recommendation by the Board that stockholders vote to adopt the merger agreement, stockholders should be aware that the directors and executive officers of Aegion have certain interests in the transaction that may be different from, or in addition to, the interests of Aegion stockholders generally. The members of the Board were aware of these interests and considered the interests of other directors, among other things, in evaluating the merger agreement and the transaction and in recommending that Aegion stockholders adopt the merger agreement.
Treatment of Aegion’s Deferred Stock Units, Performance Stock Units, and Restricted Stock Units
Treatment of Deferred Stock Units
At the effective time, each deferred stock unit that is outstanding as of immediately prior to the effective time will become fully vested (to the extent unvested) as of immediately before the effective time.
Treatment of Performance Stock Units
At the effective time, each outstanding performance stock unit will become fully vested (to the extent unvested) as to the greater of the number of performance stock units that would vest based on target or actual performance, in each case as of immediately prior to the effective time.
Treatment of Restricted Stock Units
At the effective time, each outstanding restricted stock unit subject to service-based restrictions that is outstanding as of immediately prior to the effective time will become fully vested (to the extent unvested).
Treatment of Aegion Stock Units
At the effective time, each Aegion stock unit will be cancelled and each holder thereof will receive from the surviving corporation an amount in cash, without interest, equal to the product of the number of shares of Aegion common stock underlying each Aegion stock unit (taking into account the vestings described above) multiplied by $27.00, without interest and subject to withholding.

The following table shows, as of March 31, 2021, with respect to Aegion’s directors and named executive officers (as identified in Aegion’s annual report on Form 10-K filed with the SEC on March 10, 2021) (a) the number of shares of Aegion common stock underlying each outstanding (1) deferred stock unit, (2) performance stock unit, and (3) restricted stock unit, and (b) the expected aggregate value of such Aegion stock units assuming a stock price of $27.00 per share.
Name	Shares Underlying Aegion Deferred Stock Units(1) (#)	Shares Underlying Aegion Performance Stock Units(2) (#)	Shares Underlying Aegion Restricted Stock Units (#)	Total Value of Aegion Stock Units ($)
Directors
Stephen P. Cortinovis	35,919	—	—	$969,813
Stephanie A. Cuskley	78,740	—	—	$2,125,980
Walter J. Galvin	66,188	—	—	$1,787,076
Rhonda Germany Ballintyn	18,732	—	—	$505,764
M. Richard Smith	22,401	—	—	$604,827
Phillip D. Wright	38,606	—	—	$1,042,362

Executive Officers
Charles R. Gordon(3)	5,456	183,017	104,581	$7,912,458
David F. Morris	—	94,143	74,630	$4,556,871
Mark A. Menghini	—	41,738	38,984	$2,179,494
John L. Heggemann	—	8,883	19,261	$759,888
Kenneth L. Young	—	11,515	6,580	$488,565
(1)
Except for the following number of deferred stock units that are currently unvested, all other deferred stock units are fully vested: (i) 7,869 held by each of Messrs. Cortinovis, Galvin, Smith and Wright and Ms. Germany Ballintyn and 12,618 held by Ms. Cuskley that in each case will vest on April 22, 2021 and (ii) 1,547 held by Mr. Cortinovis; 2,253 held by Ms. Cuskley; 1,512 held by Mr. Galvin; 1,434 held by Ms. Germany Ballintyn; 1,528 held by Mr. Smith; and 1,535 held by Mr. Wright that in each case will vest on June 30, 2021.

(2)
The number of performance stock units shown assumes a performance achievement of 175% of target, which Aegion expects to be the maximum possible aggregate performance achieved under the currently outstanding performance stock units. Aegion expects the 25% of the outstanding performance stock units that vest based on the achievement of the average return on invested capital performance goal for the three-year performance period to vest at target in accordance with the terms of the merger. With respect to 75% of the outstanding performance stock units that vest based on the achievement of the cumulative total share return performance goal for the three-year performance period, the calculation is based on the total share return of Aegion’s peer group, which is a moving average that is not determinable until immediately prior to the effective time, so the number of performance stock units shown outstanding reflects the maximum achievement of the total share return performance goal.

(3)	Charles R. Gordon is both a director and an executive officer.
Quantification of Equity Compensation Awards
See the section entitled “Advisory Vote on Specified Compensation (Proposal 2)” beginning on page 96 of this proxy statement for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K based on the assumptions described in such section, including the assumption that the effective time occurs on March 31, 2021, and that the price per share of Aegion common stock is $27.00.
Deferred Compensation Plans
Pursuant to Aegion’s Voluntary Deferred Compensation Plan, executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts. The plan allows for base salary deferral up to 75% of base salary, and bonus deferral of up to 100% of annual bonus amounts. Under the plan, Aegion matches contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan. Deferred account balances in the plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan. In connection with this plan, Aegion established a rabbi trust to fund Aegion’s promise to pay deferred compensation obligations under the plan. This trust becomes fully funded upon a change in control. The plan was amended effective January 1, 2018, to include non-employee directors as eligible participants with respect to the cash component of the compensation paid to our non-employee directors, except that non-employee directors are not eligible for the Aegion contribution match.
Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account, Aegion’s matching payment, if any, and the investment performance of the participant’s selected indices. Participants are at all times 100% vested in their deferrals, Aegion-matching payments and investment earnings.
Pursuant to the plan termination of Aegion’s Voluntary Deferred Compensation Plan in connection with the merger, each participant in the deferred compensation plan will receive a single lump sum payment in respect of his or her notional account balance within 45 days of the effective time.
Each of Mr. Morris, Ms. Germany Ballintyn, and Mr. Menghini are current participants under Aegion’s Voluntary Deferred Compensation Plan, and as a result, will be entitled to a single lump sum payment for the cash out of their notional account balances. As of March 31, 2021, each had the following account balance: Ms. Germany Ballintyn, $342,813; Mr. Morris, $1,738,978; and Mr. Menghini, $341,082.
Executive Officer Change in Control Agreements
Aegion has entered into Change in Control Agreements (the “change in control agreements”) with each of Aegion’s executive officers – Messrs. Gordon, Morris, Menghini, Heggemann and Young.
Each of the change in control agreements provide for “double trigger” payments, such that benefits are only payable if the executive is involuntarily terminated without cause or resigns with good reason within 24 months following the change in control (a “covered termination”). Upon such a covered termination, the change in control agreements provide, among other things, for the following benefits:
•
a lump-sum payment of the executive’s accrued but unpaid base salary, accrued vacation pay and other items earned and owed to the executive through and including the effective date of covered termination;

•
a lump-sum payment of a pro-rated portion of the executive’s annual bonus opportunity (based on target if the covered termination occurs between January 1 and June 30 of the applicable year and based on the better of target or actual if the covered termination occurs between July 1 and December 31 of the applicable year), which will be in lieu of any other payment to be made under the annual incentive plan for the plan year in which the effective date of covered termination occurs;

•
a lump-sum payment of a specified multiple, which is 2.99 for Mr. Gordon, 1.99 for Messrs. Morris and Menghini, and 1.00 for Messrs. Heggermann and Young, of the executive’s base salary and annual target bonus opportunity;

•
continuation of health, dental and vision insurance coverage after termination for 36 months for Mr. Gordon, 24 months for Messrs. Morris and Menghini and 12 months for Messrs. Heggemann and Young; and

•	up to $15,000 in executive outplacement services.
Under each change in control agreement, “cause” is determined solely by the board in its exercise of good faith and reasonable judgment, and it means the occurrence of any one or more of the following: (a) the breach of any employment, confidentiality, noncompete, non-solicitation or other agreement with Aegion or written Aegion policy relating to compliance with laws during the course of the executive’s employment; (b) causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any employee, representative, consultant or other similar person to terminate their relationship, or breach any agreement, with Aegion; (c) causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any customer, supplier or other Aegion business contact to withdraw, curtail or cancel its business with Aegion; (d) the executive’s willful and continued failure to substantially perform their duties with Aegion (other than failures resulting from the executive’s disability), after a written demand for substantial performance is delivered to the executive that specifically identifies the manner in which the board believes that the executive has not substantially performed their duties, and the executive fails to remedy the situation within 15 business days of receiving such written notice from Aegion; (e) the executive’s conviction of a felony; or (f) the executive’s willful engagement in conduct that is demonstrably and materially injurious to Aegion, monetarily or otherwise. Under this standard, no act or failure to act on the executive’s part will be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the action or omission was in Aegion’s best interest.
Under each change in control agreement, “good reason” means, without the executive’s express written consent, the occurrence after a change in control of Aegion of any one or more of the following: (a) a material reduction or alteration in the nature or status of the executive’s authorities, duties or responsibilities from those that were in effect as of 90 calendar days before the change in control, other than an insubstantial and inadvertent act that is remedied by Aegion or the acquiring company promptly after receiving notice from the executive; (b) Aegion or the acquiring company requiring that the executive be based at a location more than 50 miles from the location of the executive’s principal job location or office that was in effect as of 90 calendar days before the change in control, except for required travel on Aegion’s behalf to an extent substantially consistent with the executive’s then present business travel obligations; (c) a reduction by Aegion or the acquiring company of the executive’s base salary or annual target bonus opportunity in effect as of 90 calendar days before the change in control; (d) a reduction by Aegion or the acquiring company (measured by value) of the aggregate long-term incentive opportunity provided to the executive in effect as of 90 calendar days before the change in control, or a material reduction in the aggregate employee benefits provided to the executive in effect as of 90 calendar days before the change in control; (e) the failure of Aegion to obtain a satisfactory agreement from any Aegion successor to assume and agree to perform Aegion’s obligations under the change in control agreement; and (f) Aegion’s material breach of the change in control agreement that is not cured by Aegion within 30 business days of receiving written notice of such breach from the executive.
Any severance payments made pursuant to the change in control agreements are conditioned upon the accuracy of certain representations and warranties and the executive’s performance of certain covenants and agreements, including, but not limited non-solicit and non-compete covenants for a period of 24 months post termination, perpetual confidentiality and the execution and non-revocation of a release of all claims.
In the event that the severance benefits and related payments (including the vesting of incentive awards) would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code (which we refer to as the “Code”), the executive’s payments will be either: (1) the full amount of the payments; or (2) the lesser amount that would ensure that no portion of the payments would be subject to the excise tax, whichever would put the executive in the best net after tax position, as determined by an independent auditor.
The following table shows, as of March 31, 2021, with respect to Aegion’s executive officers, the severance multiple and the value of the severance that would be payable pursuant to the change in control agreements, assuming a covered termination occurs on the closing of a merger that occurs on March 31, 2021.
Name	Severance Multiple	Cash Severance(1)	Value of Health Care Continuation(2)	Outplacement Services(3)
Executive Officers
Charles R. Gordon	2.99	$4,533,134	$50,458	$15,000
David F. Morris	1.99	$1,889,630	$21,615	$15,000
Mark A. Menghini	1.99	$1,301,747	$19,430	$15,000
John L. Heggemann	1.00	$381,252	$16,732	$15,000
Kenneth L. Young	1.00	$384,466	$5,815	$15,000
(1)	For purposes of this disclosure, the amount of cash severance takes into account the base salary increases for the named executive officers that will go into effect on April 1, 2021.
(2)
Represents the value of continuation of health, dental and vision insurance coverage after the executive’s termination date using the current cost of the coverage and assuming that the coverage is provided for the maximum length allowable under each executive’s change in control agreement.

(3)	Represents the aggregate dollar value of executive outplacement service fees up to which Aegion will reimburse the executives.
Management Annual Incentive Plan
In the event of a change in control, the Management Annual Incentive Plan (which we refer to as the “annual incentive plan”) provides that a pro-rata portion of the participant’s annual incentive award for 2021 will become earned, and it will be calculated using the greater of the actual performance as of the date of the change in control or the target award level (the “pro rata bonus”). Notwithstanding the pro rata bonus earned as of the change in control, the pro rata bonus will not be paid in connection with the change in control and will instead, be paid in the ordinary course as if the change in control had not occurred (but in no event no later than February 28, 2022) or, if earlier, subject to the participant’s execution of an irrevocable release of claims, upon a termination of employment by Aegion without “cause” following a change in control, a resignation for good reason following a change in control, or a termination of employment by Aegion for poor performance following a change in control. The earned amount would be offset by any payments otherwise made under the annual incentive plan. If the executive has a covered termination in 2021 under the change in control agreements, the executive would not be eligible to receive the pro rata bonus as the pro-rata bonus payment under the change in control agreements is in lieu of any payments payable under the annual incentive plan.
Insurance for and Indemnification of Directors and Executive Officers
See “The Merger Agreement—Other Covenants and Agreements—Indemnification and Insurance,” beginning on page 84 of this proxy statement, for a summary of the obligations of Parent and the surviving corporation with respect to insurance for and indemnification of directors and executive officers after the effective time.
Compensation and Benefits-Related Arrangements with the Surviving Corporation
See “The Merger Agreement—Other Covenants and Agreements—Employee Matters,” beginning on page 88 of this proxy statement, for a summary of certain post-closing covenants related to employee benefit arrangements.
Financing
Parent expects to finance the total amount of funds necessary to consummate the transactions, including the funds needed to pay the amounts due to Aegion’s stockholders under the merger agreement, any prepayment, repayment, refinancing or conversion of debt contemplated by the merger agreement and the debt commitment letter described below, any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement, the payments required under the merger agreement in respect of Aegion’s outstanding equity awards, and any fees and expenses of or payable to Aegion or Merger Sub in connection with the transactions and the “financing” (as defined below) (collectively, with the surviving company’s and Merger Sub’s other cash on hand, we refer to such total amount as the “required amount”) primarily with (i) debt financing to be provided by certain lenders (which we refer to as the “debt financing”), and (ii) equity financing to be provided by the New Mountain fund (which we refer to as the “equity financing”, and we refer to the equity financing together with the debt financing as the “financing”), subject to terms and conditions of the commitment letters described below.
Debt Commitment Letter
Parent has received a debt commitment letter (which refer to as the “debt commitment letter”) and a related fee letter (with customary redactions if shared with any third parties for fee amounts, pricing, other economic terms, threshold caps, pricing caps, and “market flex” related solely to economic terms), dated February 16, 2021 from Jefferies Finance LLC, Credit Suisse Loan Funding LLC of Credit Suisse AG, Deutsche Bank AG New York Branch of Deutsche Bank Securities Inc. (collectively, we refer to as these entities as the “lenders”). Under the debt commitment letter, the lenders have committed to provide up to $650,000,000 (subject to adjustment as set forth in the debt commitment letter) in debt financing for the purpose of funding a portion of the required amount. The debt commitment letter permits Parent to increase the merger consideration payable under the merger agreement provided that any increase is funded entirely by an increase in equity provided by the New Mountain fund.
Equity Commitment Letter
Parent has received an equity commitment letter from the New Mountain fund, dated February 16, 2021 and amended March 13, 2021, pursuant to which the New Mountain fund has committed to contribute to Parent an aggregate amount of up to $453,000,000 in cash for the purpose of funding a portion of the required amount.
The New Mountain fund’s obligation to provide the equity financing is subject to certain conditions, including:
•
the satisfaction or waiver of all of the mutual conditions to closing and of Parent and Merger Sub’s conditions to closing under the merger agreement (as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement) at the time when the closing of the merger is to occur;

•	the debt financing being funded prior to or substantially concurrently with the funding of the equity financing; and
•	the substantially concurrent consummation of the merger in accordance with the merger agreement.
Limited Guarantee
The New Mountain fund has provided Aegion with a limited guarantee (which refer to as the “limited guarantee”) in favor of Aegion. Pursuant to the limited guarantee, the New Mountain fund guarantees Parent’s obligation for the payment of the parent termination fee (as further described in the section entitled “The Merger Agreement—Company Termination Fee; Parent Termination Fee” beginning on page 92 of this proxy statement) and certain other reimbursement and indemnification obligations of Parent, in each case, if and when required to be paid by Parent under the terms of the merger agreement and on the terms of and subject to the conditions set forth in the limited guarantee. The amount guaranteed by New Mountain Partners VI, L.P. under the limited guarantee is subject to an aggregate cap of $74,000,000 and the limited guarantee may not be enforced without giving effect to such cap.
The New Mountain fund’s obligation under the limited guarantee will automatically terminate upon the earliest to occur of (i) the consummation of the merger in accordance with the terms of the merger agreement, (ii) the valid termination of the merger agreement in any circumstance other than pursuant to which Parent would be obligated to pay the parent termination fee or the other reimbursement and indemnification obligations of Parent guarantee by the New Mountain fund pursuant to the limited guarantee, and (iii) the date on which all obligations of the New Mountain fund under the limited guarantee have been paid in full.
Material U.S. Federal Income Tax Consequences of the Merger
General
The following summary discusses the material U.S. federal income tax consequences of the merger to holders of shares of Aegion common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect.
This discussion addresses only the consequences of the exchange of shares of Aegion common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to an Aegion stockholder in light of the Aegion stockholder’s particular circumstances, or to an Aegion stockholder that is subject to special rules, such as:
•	a bank, insurance company or other financial institution;
•	a tax-exempt organization or governmental organization;
•	a dealer or broker in securities or non-U.S. currencies;
•	a trader in securities who elects the mark-to-market method of accounting;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	“S corporation,” partnerships or other entities or arrangements classified as partnership for U.S. federal income tax purposes or other pass-through entities (and investors therein);
•	an Aegion stockholder subject to the alternative minimum tax provisions of the Code;
•	a mutual fund;
•	a U.S. expatriate or former citizen or long-term resident of the United States;
•	a foreign pension fund and its affiliates;
•	a person whose functional currency is not the U.S. dollar;
•	a former citizen or former long-term resident of the United States;

•	a real estate investment trust or regulated investment company;
•	an Aegion stockholder that holds its shares of Aegion common stock through individual retirement or other tax-deferred accounts;
•	an Aegion stockholder that exercises appraisal rights;
•	an Aegion stockholder that holds shares of Aegion common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;
•	a person deemed to sell shares of Aegion common stock under the constructive sale provisions of the Code;
•	a person who owns an equity interest, directly, indirectly or constructively, in Parent or, following the merger, the surviving corporation;
•	an entity subject to Section 7874 of the Code;
•	a person who owns its shares of Aegion common stock as “qualified small business stock” for purposes of Section 1045 and Section 1202 of the Code; or
•	an Aegion stockholder that acquired shares of Aegion common stock through the exercise of compensatory options or stock purchase plans or otherwise as compensation.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Aegion common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States or any state therein or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of Aegion common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Aegion common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Aegion common stock should consult its tax advisors.
This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, any U.S. state or local or any non-U.S. tax consequences of the merger or the potential application of the Medicare contribution tax on net investment income. Accordingly, each Aegion stockholder should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.
U.S. Federal Income Tax Consequences to U.S. Holders
The receipt of the merger consideration by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in its shares of Aegion common stock exchanged therefor.
If a U.S. holder’s holding period in the shares of Aegion common stock surrendered in the merger is greater than one year as of the date of the merger, the capital gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Aegion common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Aegion common stock that it holds.
U.S. Federal Income Tax Consequences to non-U.S. Holders
The receipt of the merger consideration by a non-U.S. holder pursuant to the merger will not be subject to U.S. federal income tax unless:
•
the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or
•
the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Aegion common stock at any time during the five (5)-year period preceding the merger, and Aegion is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period preceding the merger or the period that the non-U.S. holder held the shares of Aegion common stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. We believe that we are not currently, and we do not anticipate becoming, a “United States real property holding corporation.” However, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests, there can be no assurance that we do not currently constitute or will not become a “United States real property holding corporation.” Non-U.S. holders owning (actually or constructively) more than 5% of Aegion common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.
Backup Withholding and Information Reporting
Payments made in exchange for shares of Aegion common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.
A non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on the merger consideration received in exchange for shares of Aegion common stock unless the non-U.S. holder establishes an exemption, for example, by completing the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.
Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of an Aegion stockholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon an Aegion stockholder that fails to provide the correct taxpayer identification number.

Regulatory Clearances
Required Approvals
Under the merger agreement, the merger cannot be completed until any applicable waiting period under the HSR Act has expired or been terminated.
Aegion and Parent filed their respective HSR Act notifications on March 1, 2021. The initial 30-day waiting period expired at 11:59 p.m., Eastern Time, on March 31, 2021.
Even after the applicable waiting period under the HSR Act expires or is terminated, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds before or after the merger is completed. Likewise, at any time before or after the consummation of the merger, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.
Commitments to Obtain Approvals
Aegion, Parent and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by the merger agreement, including using reasonable best efforts to (i) obtain all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the merger agreement and the consummation of the transactions contemplated thereby and (ii) provide such other information to any governmental authority as such governmental authority may lawfully request.
Parent and Merger Sub are required to, and to cause each of their respective affiliates to, take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority or any other party so as to enable the parties to consummate the transactions as promptly as practicable.
De-listing and De-registration of Aegion Common Stock
If the merger is completed, Aegion common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act.
Litigation Relating to the Merger
On March 15, 2021, a shareholder complaint relating to the merger was filed in the United States District Court for the Southern District of New York, captioned Stein v. Aegion Corp. et al., Case No. 1:21-cv-2247. On March 19, 2021, a shareholder complaint relating to the merger was filed in the United States District Court for the Eastern District of New York, captioned Pallmer v. Aegion Corp. et al., Case No: 1:21-cv-01448. On May 29, 2021, a shareholder complaint relating to the merger was filed in the United States District Court for the Southern District of New York, captioned Griffin v. Aegion Corp. et al., Case No. 1:21-cv-02686. Each complaint alleges that the preliminary proxy statement filed by Aegion with the SEC on March 15, 2021 is false and/or misleading and asserts claims for violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 against Aegion and its directors. Each complaint seeks, among other things, injunctive relief preventing the merger, damages and an award of plaintiffs’ costs and disbursements, including reasonable attorneys’ and expert fees and expenses. Aegion believes that these lawsuits are without merit.

THE MERGER AGREEMENT
Below is a summary of the material provisions of the original merger agreement as amended by the amendment to the merger agreement, copies of which are attached to this proxy statement as Annex A and Annex B, respectively, and which are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the original merger agreement and the amendment to the merger agreement in their entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the Agreement and Plan of Merger, dated as of February 16, 2021 and as amended March 13, 2021, among Parent, Merger Sub and Aegion, which we refer to as the “merger agreement,” and the copy of the original merger agreement and the amendment to the merger agreement attached as Annex A and Annex B, respectively, to this proxy statement, are intended only to provide information regarding the terms of the merger agreement. They are not intended to provide any factual information about Parent, Merger Sub or Aegion or to modify or supplement any factual disclosures about Aegion in its public reports filed with the SEC. Any material facts in Aegion’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement that contradict the factual statements about Aegion contained in the merger agreement will modify such factual statements. In particular, the merger agreement and the related summary are not intended to be disclosures regarding any facts and circumstances relating to Aegion. The merger agreement contains representations and warranties by, and covenants of, Parent, Merger Sub and Aegion that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Aegion’s public disclosures. Until the effective time, stockholders are not third-party beneficiaries under the merger agreement.
Additional information about Aegion may be found elsewhere in this proxy statement and in Aegion’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 109 of this proxy statement.
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The merger agreement provides that at the effective time Merger Sub will merge with and into Aegion, with Aegion continuing as the surviving corporation and as a wholly-owned subsidiary of Parent. At the effective time, all of the property, rights, privileges, immunities, powers and franchises of Aegion and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions and duties of Aegion and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the surviving corporation, all as provided under the Delaware General Corporation Law, which we refer to as the “DGCL.” As of the effective time, and as a result of the merger, the certificate of incorporation of the surviving corporation will be as set forth in the applicable exhibit to the merger agreement and the bylaws of the surviving corporation will be the same as the bylaws of Merger Sub in effect immediately before the effective time of the merger, and the exculpation and indemnification provisions contained in such certificate of incorporation and bylaws will not be amended, repealed or otherwise modified in any manner that would affect adversely the rights of individuals who were directors, officers, employees, fiduciaries or agents of Aegion or any subsidiary of Aegion at or prior to the effective time for at least six (6) years following the effective time.
The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation and the officers of Aegion immediately prior to the effective time will be the initial officers of the surviving corporation. The initial directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Closing of the Merger
The closing of the merger will take place on the date that is the later of (i) the second (2) business day after the satisfaction or waiver of the conditions to the closing set forth in the merger agreement (other than those conditions that by their terms or nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver by the party benefitting from such conditions at the closing) and (ii) April 16, 2021, or at another time or date that is mutually agreed to in writing by Aegion and Parent.
On the closing date or on another date that Aegion and Parent may agree to in writing, Aegion will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as may be agreed to by Aegion and Parent and specified in the certificate of merger.
Effect of the Merger on Aegion Common Stock
At the effective time, each share of Aegion common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Aegion common stock (i) held in treasury by Aegion or owned by any direct or indirect wholly-owned subsidiary of Aegion, (ii) owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or (iii) for which appraisal rights have been properly demanded in writing in accordance with the DGCL) will be cancelled and automatically converted solely into the right to receive $27.00 in cash, without interest and subject to applicable tax withholding, which we refer to as the “merger consideration.” Shares of Aegion common stock described in clauses (i) and (ii) above will be cancelled at the effective time and will not be exchangeable for the merger consideration. Shares of Aegion common stock described in clause (iii) will also be cancelled at the effective time, and the holders of such shares will be entitled to the rights granted to them under Section 262 of the DGCL (as further described in the section entitled “Appraisal Rights” on page 103).
At the effective time, each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.
Payment Procedures
Prior to the effective time, Parent will (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by Aegion to act as the paying agent for the purpose of effecting payments to the holders of shares of Aegion common stock entitled to receive the merger consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Aegion, with such paying agent for the payment of the merger consideration in accordance with the merger agreement. Prior to, or substantially concurrent with, the effective time on the closing date, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of Aegion common stock issued and outstanding immediately prior to the effective time, cash in an amount sufficient to pay the aggregate merger consideration required to be paid pursuant to the merger agreement.
Promptly after the effective time (and in no event later than two (2) business days thereafter), Parent will direct the paying agent to mail to each person who was, at the effective time, a holder of record of shares of Aegion common stock entitled to receive the merger consideration: (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the stock certificates or the non-certificated shares of Aegion common stock represented by book-entry (which we refer to as “book-entry shares”) in exchange for the merger consideration. Upon proper surrender of such certificates (or effective affidavits of loss and delivery of an indemnity bond reasonable in amount, if reasonably requested by Parent, in lieu thereof, in each case in accordance with the merger agreement) to the paying agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the related instructions (and such other documents as may customarily be required by the paying agent), the former holder of such shares will be entitled to receive in exchange for such shares the merger consideration which such holder has the right to receive pursuant to the merger agreement.
Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive in accordance with the merger agreement. Each registered holder of one or more book-entry shares will, upon receipt by the paying agent of an “agent’s” message in customary form (or such other evidence, if any, as the paying agent or Parent may reasonably require) be entitled to receive, and the surviving corporation is required to cause the paying agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the paying agent or Parent may reasonably require), the merger consideration for each book-entry share.
Until properly surrendered as contemplated by the merger agreement, each stock certificate or book-entry share will be deemed at all times after the effective time to represent only the right to receive upon such surrender the merger consideration to which the holder of such stock certificate or book-entry share is entitled in accordance with the merger agreement. No interest will be paid or will accrue on any cash payable to holders of stock certificates or book-entry shares under the merger agreement.
From and after the effective time, holders of shares of Aegion common stock will cease to have any rights as stockholders of Aegion, except as provided in the merger agreement or by law.
Any cash deposited with the paying agent that remains undistributed to the former holders of shares of Aegion common stock twelve (12) months after the effective time will be delivered to the surviving corporation, upon demand, and any holders of shares of Aegion common stock who have not previously complied with the exchange procedures in the merger agreement may thereafter look only to the surviving corporation for, and the surviving corporation will remain liable for, payment of their claim for the merger consideration. Any amounts remaining unclaimed by holders of shares of Aegion common stock as of the earlier of (i) the fifth (5th) anniversary of the closing date and (ii) a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the surviving corporation will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
If any stock certificate has been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the surviving corporation, an indemnity bond reasonable in amount, the paying agent will pay in respect of such lost, stolen or destroyed stock certificate the merger consideration to which the holder of such stock certificate is entitled under the merger agreement. In the event of a transfer of ownership of shares of Aegion common stock that is not registered in the transfer records of Aegion, payment of the merger consideration may be made to a person other than the person in whose name the stock certificate or book-entry share so surrendered is registered if such stock certificate or book-entry share representing such shares will be presented to the paying agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment pays any transfer or other taxes required solely by reason of the payment of the merger consideration to a person other than the registered holder of such stock certificate or book-entry share or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.
Treatment of Aegion’s Equity Awards
Treatment of Aegion Stock Units
At the effective time, (i) each Aegion restricted stock unit subject only to service-based vesting restrictions (each a “restricted stock unit”) that is outstanding as of immediately prior to the effective time will become fully vested (to the extent unvested), (ii) each Aegion restricted stock unit subject, in whole or in part, to performance-based vesting restrictions (each a “performance stock unit”) will become fully vested (to the extent unvested) as to the greater of the number of performance stock units that would vest based on target or actual performance, in each case as of immediately prior to the effective time, and (iii) each deferred stock unit outstanding as of immediately prior to the effective time will become fully vested (to the extent unvested) as of immediately prior to the effective time. Each restricted stock unit, performance stock unit, and deferred stock unit (collectively referred to as “Aegion stock units”) will be cancelled and each holder thereof will receive from the surviving corporation an amount in cash, without interest, equal to the product of the number of shares of Aegion common stock underlying each Aegion stock unit multiplied by $27.00, without interest and subject to withholding.

Aegion ESPP
Pursuant to the merger agreement, the Board (or, if applicable, a committee thereof) adopted resolutions providing that (i) with respect to any “offering period(s)” (as defined in the Aegion ESPP) in progress as of February 16, 2021 under the Aegion ESPP, such offering period(s) will terminate and any option to purchase shares under the Aegion ESPP will be deemed to have been exercised upon the earlier to occur of (a) the day that is no later than two (2) business days prior to the effective time or (b) the date on which such offering period(s) would otherwise end, and no additional offering period(s) will commence under the Aegion ESPP after February 16, 2021; (ii) no individual participating in the Aegion ESPP will be permitted to (a) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of February 16, 2021, or (b) except to the extent required by applicable law, make separate non-payroll contributions to the Aegion ESPP on or following February 16, 2021; (iii) no individual who is not participating in the Aegion ESPP as of February 16, 2021 may commence participation in the Aegion ESPP following February 16, 2021; (iv) the amount of the accumulated contributions of each participant under the Aegion ESPP as of immediately prior to the effective time will, to the extent not used to purchase shares in accordance with the terms and conditions of the Aegion ESPP, be refunded to such participant as of the effective time; and (v) upon consummation of the merger, the Aegion ESPP will terminate, effective immediately prior to the effective time.
Appraisal Rights
Notwithstanding anything to the contrary in the merger agreement, shares of Aegion common stock that are outstanding immediately prior to the effective time and that are held by Aegion stockholders who have neither voted in favor of the merger nor consented to the merger in writing and who have demanded properly in writing appraisal for such shares in accordance with Section 262 (collectively, we refer to such shares as the “dissenting shares”) will not be converted into, or represent the right to receive, the merger consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the effective time, all dissenting shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and, except as otherwise provided by applicable laws, each holder of dissenting shares will cease to have any rights with respect to the dissenting shares, other than such rights as are granted under Section 262. Such stockholders will be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262, except that all dissenting shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares under such Section 262 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time, the right to receive the merger consideration, without any interest thereon and subject to applicable tax withholding , upon surrender, in the manner provided in the merger agreement, of the certificate or certificates that formerly evidenced such shares.
Aegion is required to give Parent (i) prompt (and in any event, within one (1) business day of receipt by Aegion) notice and copies of any demands for appraisal received by Aegion, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Aegion and (ii) the opportunity to direct and control (or, if Parent elects not to so direct and control, the right to participate (but not appear on the record) in, and be kept reasonably apprised by Aegion of all material developments with respect to) all negotiations and proceedings with respect to demands for appraisal under the DGCL. Aegion may not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.
Representations and Warranties; Material Adverse Effect
The merger agreement contains representations and warranties of Aegion and of Parent and Merger Sub.
Subject to certain exceptions in the merger agreement, in the disclosure schedule delivered by Aegion to Parent in connection with the merger agreement (which we refer to as the “disclosure schedule”) and as disclosed in Aegion’s public filings with the SEC on or after December 31, 2018, the merger agreement contains representations and warranties of Aegion as to, among other things:
•	organization, good standing and qualification to do business;
•	Aegion subsidiaries;
•	authorized share capital of Aegion, issued and outstanding equity of Aegion and other matters regarding capitalization;

•	corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	absence of conflicts and required consents;
•
reports, forms, documents and financial statements of Aegion required by the SEC and establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	absence of certain events or changes in the business of Aegion from September 30, 2020 to February 16, 2021, including an absence of a “material adverse effect”;
•	litigation against or involving Aegion;
•	Aegion’s material contracts and enforceability thereof;
•	compliance with applicable laws (including anti-corruption laws) and permits;
•	Aegion’s employee benefit plans, employee relations and related labor matters;
•	real estate owned and leased by Aegion;
•	Aegion’s tax returns, filings and other tax matters;
•	compliance with environmental laws, permits issued pursuant to such environmental laws and absence of lawsuits against Aegion pertaining to such environmental laws;
•	insurance;
•	Aegion’s intellectual property;
•	data security matters;
•	absence of affiliate transactions;
•	the top ten (10) largest customers and top ten (10) largest suppliers of Aegion and Aegion’s subsidiaries and absence of certain changes relating to those relationships;
•	approval by the Board;
•	applicable state anti-takeover statutes or regulations;
•	opinion of Aegion’s financial advisor; and
•	brokers’ fees and expenses.
Subject to certain exceptions in the merger agreement, the merger agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:
•	organization, good standing and qualification to do business;
•	corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement;
•	absence of conflicts and consents;
•	absence of ownership of any shares of Aegion common stock;
•	litigation against or involving Parent;
•	operations of Parent and Merger Sub;
•
that Parent has provided Aegion executed copies of the equity commitment letter from the New Mountain fund pursuant to which the New Mountain fund has committed, subject to the terms and conditions contained of such equity commitment letter, to provide equity financing and the debt commitment letter from certain lenders pursuant to which such lenders have committed to provide debt financing which, together with the equity financing, represent the full amount of the merger consideration and other amounts payable by Parent and Merger Sub in connection with the merger and the transactions contemplated by the merger agreement;

•
that Parent has provided Aegion with a true, complete and correct copy of a limited guarantee from the New Mountain fund in favor of Aegion, which provides a guarantee of certain of Parent’s obligations under the merger agreement as set forth, and upon the terms and subject to the conditions contained therein;

•	the solvency of Parent immediately after giving effect to the consummation of the transactions contemplated by the merger agreement;
•	broker’s fees and expenses; and
•	non-reliance on estimates, projections, forecasts, forward-looking statements and business plans of Aegion.
Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to Aegion or a “parent material adverse effect” with respect to Parent.
For purposes of the merger agreement, a “material adverse effect” with respect to Aegion means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, either (1) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Aegion and its subsidiaries, taken as a whole or (2) the ability of Aegion to consummate the transactions contemplated by the merger agreement or to perform its obligations under the merger agreement.
However, with respect to the clause (1) described above, no change, effect, event, occurrence, development, condition or fact resulting from or relating to any of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been, or there is reasonably expected to be, a material adverse effect:
•	any change in general political, social, geopolitical or regulatory conditions;
•	any change in economic, financial, commodity, credit or capital market conditions, including interest, foreign exchange or exchange rates;
•	any change generally affecting the industries in which Aegion and its subsidiaries operate;
•	any change occurring after February 16, 2021 in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof);
•	any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal occurring after February 16, 2021 of any law;
•	any seasonal fluctuations affecting the businesses of Aegion or its subsidiaries;
•	any change in prices, availability or quality of raw materials used in the businesses of Aegion or its subsidiaries;
•
social unrest, riots, protests, geopolitical conditions, any outbreak, escalation or acts of terrorism or sabotage, cyberattack, armed hostility or war (whether or not declared), any weather-related event, fire, earthquake, hurricane, flood, or other natural disaster, any pandemic, epidemic, public health emergency or outbreak of illness or disease (including in relation to COVID-19) or other public health event or any other force majeure event, whether or not caused by any person (other than Aegion or any of its affiliates or representatives) or acts of God or other national or international calamity or the worsening of any of the foregoing occurrences or conditions (except, in each case, to the extent directed at or physically impacting Aegion or any of its subsidiaries or any of their respective properties or facilities or any locations at which Aegion or any of its subsidiaries operate (which, with respect to pandemics, epidemics, public health emergencies or outbreaks of illness or disease (including COVID-19) or other public health events is be deemed to include any outbreak or spread of virus, disease or illness occurring at Aegion’s or any of its subsidiaries’ properties or facilities or any locations at which Aegion or any of its subsidiaries operate);

•
changes in the market price or trading volume of the shares of Aegion common stock or any change affecting the credit ratings or the ratings outlook for Aegion or any of its subsidiaries, in each case, in and of themselves; however underlying facts or occurrences giving rise to or contributing to any such change may be deemed to constitute, or taken into account, in determining whether there has been or will be a material adverse effect, to the extent such would not otherwise excluded under the merger agreement from being considered in determining whether a material adverse effect as occurred;
•
the announcement of the parties’ entry into merger agreement and the transactions contemplated by the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including any impact on Aegion’s or its subsidiaries’ relationships with employees, customers, suppliers or any other person (including pursuant to contractual relationships);

•
compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, the merger agreement or any action or inaction consented to in writing or requested in writing by Parent;

•
any failure to meet internal or published projections, forecasts, consensus estimates, performance measures, operating statistics or revenue or earnings predictions for any period, in and of itself (provided, that the underlying causes of any such failure may be considered in determining whether there has been a material adverse effect);

•	the identity of, or any facts relating to, Parent or Merger Sub; or
•
any actions relating to the merger agreement or the transactions contemplated by the merger agreement made or brought by any of the current or former stockholders of Aegion (whether on their own behalf or on behalf of Aegion).

However, with respect to the exceptions described in the first, second, third, fourth, fifth and seventh bullet points above, such exceptions will only apply to the extent that such change, effect, event, occurrence, development, condition or fact does not have a materially disproportionate impact on Aegion and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Aegion and its subsidiaries operate.
For the purpose of the merger agreement, a “parent material adverse effect” with respect to Parent means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, (i) prevents materially delays or impedes the consummation of the transactions contemplated by the merger agreement by Parent or Merger Sub or otherwise prevents, materially delays or impedes Parent or Merger Sub from performing their obligations under the merger agreement or (ii) would reasonably be expected to prevent, materially and adversely delay or impede the consummation of the transactions contemplated by the merger agreement by Parent or Merger Sub or otherwise prevent, materially and adversely delay or impede Parent or Merger Sub from performing its obligations under the merger agreement.
Conduct of Business Pending the Merger
The merger agreement provides that, during the period commencing on February 16, 2021, and ending at the effective time of the merger, except (i) as set forth in the disclosure schedule or as otherwise expressly provided by the merger agreement or for matters required by law, or (ii) as consented to in writing by Parent, which consent is not permitted under the merger agreement to be unreasonably withheld, conditioned or delayed, Aegion must, and must cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, and use commercially reasonable efforts to preserve materially intact its and its subsidiaries’ business organization, preserve in all material respects Aegion’s and its subsidiaries’ relationships with key employees and others having significant business dealings with Aegion or any of its subsidiaries and comply in all material respects with applicable law. Further, the merger agreement also provides that, from February 16, 2021, through the effective time of the merger, except (i) as set forth in the disclosure schedule to the merger agreement or as otherwise expressly required by the merger agreement or for matters required by law, (ii) with the prior written consent of Parent, which consent is not permitted under the merger agreement to be unreasonably withheld, conditioned or delayed or (iii) for actions taken reasonably and in good faith in response to an imminent threat to human health or safety arising from COVID-19 (provided that prior to taking any such actions that Aegion intends to take in reliance on the foregoing COVID-19 related exception, Aegion is required to use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) prior to taking such actions), Aegion must not, and must not permit any of its subsidiaries, to do any of the following (among other prohibitions):

•
declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a subsidiary of Aegion to its parent;

•
split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for, or convertible into, shares of its capital stock (other than the issuance of Aegion stock units pursuant to certain existing equity plans disclosed in the disclosure schedules );

•
repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the withholding of shares of Aegion common stock to satisfy tax obligations with respect to awards granted pursuant to Aegion’s stock plans, (ii) the acquisition by Aegion of Aegion common stock pursuant to a re-purchase plan that was publicly announced prior to February 16, 2021 and (iv) the acquisition by Aegion of Aegion stock units in connection with the forfeiture of such awards;

•
issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under Aegion’s stock plans outstanding on February 16, 2021 in accordance with their present terms, and (ii) as required to comply with any employee benefit plan that is closed in the disclosure schedule as in effect on February 16, 2021;

•	amend Aegion’s charter or bylaws or the comparable organizational documents of any of Aegion’s subsidiaries;
•
acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (i) any other person or business (or all or any substantial portion of the assets of any person or business) or (ii) any other assets or properties outside of the ordinary course of business or that are material to Aegion and its subsidiaries (taken as a whole), other than (1) transactions solely between Aegion and its subsidiaries or solely between Aegion’s subsidiaries and (2) any acquisition that is individually not in excess of $4,000,000 or in the aggregate not in excess of $8,000,000;

•
sell, transfer, lease, license, sublicense, abandon or otherwise dispose of any of its material properties or assets (including capital stock of any subsidiary of Aegion and intangible property), subject to certain exceptions;

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(i) incur any indebtedness (subject to certain customary exceptions) or (ii) make any loans or capital contributions to, or investments in, any other person, in an aggregate amount of $8,000,000 or more for all such investments, other than to or in any Aegion subsidiary;

•
except as required by applicable law, the terms of any employee benefit plans set forth in the disclosure schedule or the merger agreement, (1) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by Aegion or any of its subsidiaries to any employee, officer, director independent contractor or other individual service provider with base compensation in excess of $250,000 after giving effect to such increase (except for any increases that result from amendments or changes to employee benefit plans covering a broad group of employees in the ordinary course of business that are not specifically targeted at any employee, officer, director, independent contractor or other individual service provider with base compensation in excess of $250,000 after giving effect to such increase), (2) enter into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, officer, director, independent contractor or other individual service provider of Aegion or any subsidiary of Aegion whose base compensation would exceed $250,000, (3) negotiate, establish, extend, adopt or enter into or amend any collective bargaining agreement or other contract with any union, (4) establish, adopt, enter into, modify or terminate any employee benefit plans (other than as permitted pursuant to clause (1) and (2) hereof and except as would not be prohibited by clauses (5), (6), (7), or

(8) described in this paragraph, in the ordinary course of business, (5) act to accelerate or fund or in any other way or secure any rights or benefits under any employee benefit plans, (6) grant or pay any bonus, severance or termination pay or benefit to any employee, director, independent contractor or other individual service provider of Aegion with base compensation in excess of $250,000 as of February 16, 2021, (7) take any action to amend, waive or accelerate any rights or benefits under any employee benefit plans, or (8) grant, amend or modify any equity or equity-based awards (except for any ministerial or other amendments or modifications in the ordinary course that do not increase the benefits for any service provider);
•	settle any legal action, in each case involving or against Aegion or any subsidiary of Aegion, subject to certain exceptions;
•	make any material change in accounting methods, principles or practices by Aegion or any of its subsidiaries;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or enter into a new line of business or franchise system;
•	form, dissolve or liquidate any subsidiary of Aegion;
•	take certain tax-related actions;
•	make capital expenditures other than in accordance with the budget provided to Parent and any other capital expenditures not in excess of $3 million in the aggregate;
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terminate, amend, modify or waive material rights or material claims under certain material contracts or any contract entered into on or after February 16, 2021 that would have been considered such a contract if it had been entered into prior to February 16, 2021, in each case, other than expirations, change orders of extensions of the terms of such contracts in the ordinary course of business in accordance with their respective terms;

•	grant any lien (other than a lien permitted under the merger agreement) on any assets or properties of Aegion or any subsidiary of Aegion;
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hire, engage or terminate (other than a termination for cause) the employment or engagement of any employee, director, officer, independent contractor or other individual service provider who earns or will earn annual base compensation in excess of $250,000;

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take any action that would otherwise constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or under any other similar state, local or foreign law;

•	enter into any new contract with any person which would be required to be disclosed to the public by a public company under federal securities laws; or
•	agree to take any of the above actions.
Other Covenants and Agreements
No Solicitation; Acquisition Proposals
Aegion has agreed that it will and will cause its subsidiaries and will instruct, and use its reasonable best efforts to cause, its and its subsidiaries’ respective officers, directors, employees, financial advisors, accountants, consultants, legal counsel, agents and other representatives and advisors (which we refer to as “representatives”) to immediately cease and cause to be terminated, any solicitation, discussions or negotiations that may be ongoing with a potential acquirer or its representative with respect to, or which would reasonably be expected to lead to, an acquisition proposal, and will promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives. In addition, Aegion has agreed that it and its subsidiaries will not modify, amend, terminate, waive, release, or fail to enforce, any standstill provisions of any confidentiality agreement (or any similar or related agreement) to which Aegion or any of its subsidiaries is a party relating to an acquisition proposal, or exempt any person or entity (other than Parent, Merger Sub and their respective affiliates and representatives) from the restrictions on “business combinations”

contained in the DGCL and other similar anti-takeover laws; however, Aegion and its subsidiaries are permitted to modify, amend, terminate, waive, release or fail to enforce the provisions of any standstill agreement (or similar or related agreement), if the Board determines (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be a breach of its fiduciary duties under applicable law, subject to certain exceptions specified in the merger agreement (as described below).
Under the merger agreement, an “acquisition proposal” means any proposal or offer, from any person or group, other than Parent or Merger Sub, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of Aegion and its subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets, revenue or net income of Aegion and its subsidiaries indirectly through the acquisition of equity interests of one of Aegion’s subsidiaries, or (2) 20% or more of any class of voting securities of Aegion; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of Aegion; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving Aegion (other than any such transaction among Aegion and any of its wholly-owned subsidiaries or among its wholly-owned subsidiaries).
Except as expressly permitted by the merger agreement (as described below), during the period between February 16, 2021 and the effective time, Aegion has agreed that neither it nor any Aegion subsidiary will, and it will use its reasonable best efforts to cause its representatives and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of, any acquisition proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal, except to notify such person of the existence of the relevant provision in the merger agreement or (iii) except for an acceptable confidentiality agreement, enter into any acquisition agreement, merger agreement, letter of intent or understanding or other agreement relating to any acquisition proposal or that would require Aegion to abandon, terminate or fail to consummate the merger (we refer to each as an “acquisition agreement”).
Receipt of Acquisition Proposal
Prior to the approval of Aegion stockholders, if Aegion receives an acquisition proposal that did not result from a breach of the merger agreement and the Board determines (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal is, or could reasonably be expected to result in, a superior proposal, Aegion may (i) engage in discussions or negotiations with the person making such acquisition proposal and its representatives regarding such acquisition proposal and (ii) furnish information to the person making such acquisition proposal pursuant to a confidentiality agreement with terms no less favorable, in the aggregate, to Aegion than those contained in the confidentiality agreement entered into by New Mountain and Aegion in connection with the merger agreement (which we refer to as an “acceptable confidentiality agreement”).
Under the merger agreement, a “superior proposal” means any bona fide written acquisition proposal that (A) did not result from or in connection with a breach by Aegion of the non-solicitation provisions of the merger agreement, (B) is on terms that the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and after taking into account the legal, financial, regulatory, financing and other aspects (including the identity of the third party making such acquisition proposal and the conditionality and timing of such proposal) of such acquisition proposal, (I) if consummated would result in a transaction more favorable to Aegion’s stockholders, from a financial point of view, than the merger and the transactions contemplated by the merger agreement (taking into account, in each case, any proposed amendment or modification proposed by Parent), (II) is reasonably likely to be consummated in accordance with its terms on a timely basis (taking into account (1) the anticipated timing to consummate the transactions contemplated by the merger agreement and (2) all legal, financial, regulatory, financing and other aspects of such acquisition proposal) and (III) is not subject to any “due diligence” or financing contingencies. For purposes of the reference to “acquisition proposal” in this paragraph, all references to “20%” in this definition of “acquisition proposal” will be deemed references to “50%.”

Notice of Acquisition Proposal
After receipt of any acquisition proposal or any inquiries, offers or proposals that could reasonably be expected to result in an acquisition proposal, Aegion must, within twenty-four (24) hours, notify Parent of the material terms of such acquisition proposal or any inquiry, offer or proposal received by Aegion, and the identity of the person or group making such acquisition proposal, inquiry, offer or proposal. Aegion must (i) keep Parent reasonably informed on a reasonably prompt basis of the status and terms of, and changes in, any such acquisition proposal, inquiry, offer or proposal (including copies of any written requests, proposals, offers or agreements related thereto) and (ii) make available to Parent copies of all written due diligence materials concerning Aegion provided by Aegion to such party to the extent not previously made available to Parent. Promptly and within twenty-four (24) hours following a determination by the Board that an acquisition proposal is a superior proposal, Aegion must notify Parent of such determination.
The Board Recommendation; Adverse Recommendation Change; Fiduciary Exception
As described above, and subject to the provisions described below, the Board has recommended that Aegion stockholders vote “FOR” the proposal to adopt the merger agreement, which recommendation we refer to as the “Board recommendation.” The merger agreement provides that the Board will not effect an “adverse recommendation change” (as described in the paragraph below) except as described below.
Under the merger agreement, generally, the Board may not (i) withhold, withdraw or qualify (or modify or amend in a manner adverse to Parent or Merger Sub) the Board recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any acquisition proposal; (iii) fail to include the Board recommendation in this proxy statement; (iv) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such offer; or (v) if an acquisition proposal other than a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act shall have been publicly announced or disclosed, fail to reaffirm the Board recommendation upon the written request of Parent within five (5) business days after such written request; provided, that Parent may only make one such reaffirmation request with respect to each such public announcement or disclosure of an acquisition proposal so long as Aegion reaffirmed the Board recommendation in response to such request and such acquisition proposal has not been subsequently amended or modified (any action in the foregoing clauses (i)-(v) being referred to as an “adverse recommendation change”).
Prior to obtaining the approval of Aegion stockholders but subject to compliance with the merger agreement, if in response to an unsolicited acquisition proposal made after February 16, 2021 that has not been withdrawn and that did not result from a breach of the merger agreement, the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such acquisition proposal is a superior proposal and that its failure to take such action would, or would be reasonably likely to, violate its fiduciary duties under applicable law, then (i) the Board may make an adverse recommendation change and/or (ii) Aegion may terminate the merger agreement in order to enter into an acquisition agreement with respect to such superior proposal. Aegion may only terminate the merger agreement to enter into an acquisition agreement with respect to such superior proposal if it concurrently pays the company termination fee described below and enters into an acquisition agreement with respect to such superior proposal.
Prior to effecting an adverse recommendation change with respect to a superior proposal or terminating the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, (i) Aegion must notify Parent in writing that it intends to take such action, (ii) Aegion must provide Parent a summary of the material terms and conditions of such superior proposal (including the consideration offered therein and the identity of the person or group making the superior proposal) and an unredacted copy of the acquisition agreement, (iii) if requested to do so by Parent, for a period of three (3) business days following delivery of such notice, Aegion must discuss and negotiate in good faith, and will make its representatives available to discuss and negotiate in good faith, with Parent and Parent’s representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement, and (iv) no earlier than the end of such three (3) business day period, the Board must determine, after considering the terms of any amendment or modification to the merger agreement proposed by Parent during such three (3) business day period and in consultation with its outside legal counsel and financial advisors, that such superior proposal still constitutes a superior proposal. However, any changes to the financial or other material terms of a proposal that was previously the subject of a notice under this paragraph will require a new notice to Parent as provided above, but with respect to the first such subsequent notice, references to the “three (3) business day period” will be deemed references to a “two (2) business day period,” and with respect to each subsequent notice thereafter, such references will be deemed references to be a “one (1) business day period.”
Intervening Event
At any time prior to obtaining the approval of Aegion stockholders, but subject to Aegion’s and the Board’s compliance with their respective obligations to provide notice as described below, the Board may make an adverse recommendation change in response to an intervening event if the Board determines (after consultation with its outside legal counsel) that the failure to effect an adverse recommendation change in response to such intervening event would, or would be reasonably likely to, violate its fiduciary duties under applicable law.
Prior to effecting an adverse recommendation change with respect to an intervening event, (i) Aegion must notify Parent in writing that it intends to effect an adverse recommendation change, describing in reasonable detail the reasons for such adverse recommendation change and the material facts and circumstances relating to such intervening event, (ii) if requested to do so by Parent, for a period of three (3) business days following delivery of such notice, Aegion must discuss and negotiate in good faith, and will make its representatives available to discuss and negotiate in good faith, with Parent’s representatives any bona fide proposed modifications to the terms and conditions of the merger agreement and (iii) no earlier than the end of such three (3) business day period, the Board must determine in good faith, after considering the terms of any proposed amendment or modification to the merger agreement agreed upon by Parent during such three (3) business day period and in consultation with its outside legal counsel, that the failure to effect an adverse recommendation change would, or would reasonably likely to, violate the Board’s fiduciary duties under applicable law.
Under the merger agreement, an “intervening event” means any change, effect, event, occurrence or fact that materially affects Aegion and its subsidiaries, taken as a whole, that (A) was not known or reasonably foreseeable to the Board as of February 16, 2021 (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board as of February 16, 2021) and which became known to or by the Board prior to the receipt of the Aegion stockholder approval and (B) does not involve or relate to (I) an acquisition proposal, (II) changes in the trading price or trading volume of Aegion shares (provided that, to the extent not otherwise excluded by the other clauses or sub-clauses of this definition, the underlying cause of such changes may be taken into account in determining whether an intervening event has occurred), (III) any overachievement by Aegion or any of its subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that, to the extent not otherwise excluded by the other clauses or sub-clauses of this definition, the underlying cause of such overachievement may be taken into account in determining whether an intervening event has occurred) or (IV) any development or change in the industries Aegion and its subsidiaries operate in or any changes in laws.
Access to Information
Except (i) as otherwise prohibited by applicable law or the terms of any contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege (provided, that Aegion must use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of law or the terms of any contract, or, in the case of clause (ii) above, result in a loss of attorney-client, attorney work product or other legal privilege, from the period commencing on February 16, 2021 until the effective time, Aegion is required to, and is required to cause its subsidiaries to, at Parent’s expense: (x) provide to Parent and its representatives reasonable access, during normal business hours and upon reasonable prior notice to Aegion by Parent, to the officers, employees, properties and offices and other facilities of Aegion and its subsidiaries and to the material books and records thereof, and (y) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities and personnel of Aegion and its subsidiaries as reasonably requested by Parent.
Indemnification and Insurance
From and after the effective time, the surviving corporation and its subsidiaries will, and Parent has agreed to cause the surviving corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of Aegion and Aegion subsidiaries under the indemnification agreements between Aegion or any Aegion subsidiary and any of their respective present or former directors and officers (collectively, we refer to such individuals as the “indemnified parties”). In addition, Parent has agreed to cause the certificate of incorporation and by-laws of the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the certificate of incorporation and by-laws of Aegion effective as of February 16, 2021. Such exculpation and indemnification provisions may not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would affect adversely the rights of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of Aegion or any Aegion subsidiary.
For a period of six (6) years after the effective time, Parent has agreed to cause the surviving corporation to, to the fullest extent permitted under law, indemnify and hold harmless each indemnified party against all costs and expenses, judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any legal action (whether arising before or after the effective time), arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of Aegion or one of its subsidiaries, whether occurring on or before the effective time. In the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim will continue until the disposition of the claim. The rights of each indemnified party are in addition to any rights such person may have under the certificate of incorporation or by-laws (or similar organizational documents) of Aegion and the surviving corporation or any of their subsidiaries, or under any law or under any agreement of any indemnified party with Aegion or any Aegion subsidiary.
Prior to the effective time, Aegion may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the effective time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on February 16, 2021 for the six (6)-year period following the effective time at a price not to exceed 300% of the amount per year Aegion paid for such insurance in its last full fiscal year prior to February 16, 2021. If Aegion does not obtain “tail” insurance prior to the effective time, the surviving corporation will either (i) cause to be obtained at the effective time “tail” insurance policies with a claims period of at least six (6) years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Aegion’s existing policies for claims arising from facts or events that occurred on or prior to the effective time; or (ii) maintain in effect for six (6) years from the effective time, if available, the current directors’ and officers’ liability insurance policies maintained by Aegion; provided, that the surviving corporation may substitute policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the effective time. However, the surviving corporation is not required to expend more than an amount per year equal to 300% of current annual premiums paid by Aegion for such insurance.
Efforts to Complete the Merger; Regulatory Approvals
The merger agreement provides that each of Aegion, Parent and Merger Sub will each use its respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by the merger agreement, including using reasonable best efforts to:
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obtain all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	provide such other information to any governmental authority as it may lawfully request in connection with the merger agreement and the transactions contemplated by the merger agreement;
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cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority; and

•	keep each other reasonably apprised of the content and status of any communications with or from any governmental authority with respect to the transactions contemplated by the merger agreement.

Under the merger agreement, each of Aegion and Parent is required to:
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as promptly as practicable, and in any event, within ten (10) business days after the date of the merger agreement, file with the U.S. Department of Justice and the Federal Trade Commission an appropriate notification and report form under the HSR Act relating to the merger;

•	as promptly as practicable, and in reasonable best efforts, after the date of the merger agreement, file any other filings or notifications pursuant to other applicable antitrust law;
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coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act; and

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provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the merger agreement and the transactions contemplated by the merger agreement. However, each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “outside counsel only material” and may redact the materials as necessary to (i) remove references concerning the valuation of Aegion, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

The parties agreed to use reasonable efforts to, subject to compliance with applicable law, (i) coordinate and cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, and (ii) provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the merger agreement and the transactions contemplated by the merger agreement. However, each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “outside counsel only material” and may redact the materials as necessary to (i) remove references concerning the valuation of Aegion, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns. The parties also agreed to, as promptly as practicable, and in any event, within ten (10) business days after the date of the merger agreement, file with the U.S. Department of Justice and the Federal Trade Commission an appropriate notification and report form under the HSR Act relating to the merger.
Parent and Merger Sub are required to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority or any other party so as to enable the parties to the merger agreement to consummate the transactions contemplated by the merger agreement as promptly as practicable, including by:
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proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of Parent’s, Merger Sub’s and their respective affiliates’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub, and entering into such other arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by the merger agreement; and

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defending any action in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the merger agreement or which would prevent the consummation of the merger prior to the outside date.

No party to the merger agreement will be required, nor are Aegion or any Aegion subsidiary permitted, to take or commit to take any action with respect to its assets, properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any authorization, unless the effectiveness of such agreement or action is conditioned upon the occurrence of closing.

Under the merger agreement, none of Aegion, Aegion’s subsidiaries, Parent, Merger Sub or any of their respective affiliate are permitted to enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the merger and the closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other antitrust law applicable to the transactions contemplated by the merger agreement, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by the merger agreement or (iv) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the transactions contemplated by the merger agreement.
Efforts Related to Financing
Under the merger agreement, Parent and Merger Sub have agreed to use their respective reasonable best efforts to obtain the financing including prior to the effective time:
•	maintaining in effect the commitment letters;
•	negotiating, as promptly as practicable definitive agreements with respect to the debt financing consistent with terms and conditions in the debt commitment letter;
•	satisfying on a timely basis all conditions applicable to Parent or Merger Sub and their affiliates as set forth in the equity commitment letter and the definitive financing agreements;
•	borrowing an amount necessary in accordance with the terms of the definitive financing agreements; and
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using reasonable best efforts to cause the lenders and equity investors to fund prior to the effective time the financing required to consummate the transactions and to pay related fees and expenses at or prior to the effective time.

Parent is not restricted from pursuing potential debt financing to fund a portion of the amounts payable in connection with the transactions contemplated by the merger agreement. However, securing financing is not a condition to the merger. Between February 16, 2021 and the consummation of the merger, Aegion has agreed to use reasonable best efforts to provide assistance and reasonable cooperation as Parent may reasonably request in connection with any proposed debt financing, including:
•	upon reasonable notice, participating in a reasonable number of lender meetings, presentations, due diligence sessions and sessions with rating agencies;
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solely to the extent required by the debt commitment letter or the fee letter, using reasonable efforts to facilitate the pledging of collateral, effective no earlier than, and conditioned upon closing;

•	furnishing Parent with certain required information;
•	cooperating with marketing efforts of the debt financing;
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assisting with the preparation and execution of any customary officer’s certificates as may be reasonably required by Parent, however, no such documents or certificates are required to be delivered by Aegion until closing and no obligation under any such document is required to be effective until closing;

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providing documents reasonably requested by Parent relating to the repayment of Aegion’s and its subsidiaries’ outstanding indebtedness (if any) to be paid off at closing and the release of related guarantees and liens related thereto;

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providing, at least four (4) business days prior to closing, all documentation and other information related to Aegion required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the Patriot Act, reasonably requested by Parent at least nine (9) business days prior the closing; and

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facilitating the taking of all corporate, limited liability company or similar actions reasonably requested by Parent to permit the consummation of the debt financing; however, no such documents are required to be delivered or effective until the closing.

Employee Matters
For the period immediately following the effective time of the merger and ending on the date that is eighteen (18) months following the closing date (or, if earlier, the applicable covered employee’s period of employment), Parent has agreed to, or to cause the surviving corporation and its subsidiaries to, (x) provide each employee of Aegion and its subsidiaries as of the effective time (such employees we refer to as “covered employees”), other than employees whose terms and conditions of employment are governed by a collective bargaining agreement or other contracts with a union, with at least the same level of base salary and annual target cash incentive compensation opportunity that was provided to such covered employee immediately prior to the effective time, and (y) provide each covered employee with other employee benefits (excluding (1) any equity, equity-based, long-term incentive, change-in-control, retention benefit, and nonqualified deferred compensation, (2) defined benefit or (3) post-retirement or retiree medical or health and welfare benefits (we refer to such benefits as the “excluded benefits”)) that are no less favorable in the aggregate than those provided to such covered employees and their covered dependents immediately prior to the effective time.
Parent has agreed to cause the surviving corporation and its subsidiaries to honor and satisfy following the effective time any liabilities, obligations and responsibilities to, or in respect of, each covered employee arising under the terms of any employment, retention, severance, or change-in-control plan or similar agreement in accordance with the terms thereof in effect as of the closing.
Without crediting service that would (x) result in duplication of benefits for the same period of service or (y) service credit for benefit accruals under a defined benefit pension plan or any grandfathered or frozen Parent benefit plan, Parent has agreed to, or to cause the surviving corporation and its subsidiaries to, provide to covered employees credit for all service with Aegion and its subsidiaries and their respective predecessors under any employee benefit plan (excluding the excluded benefits) of Parent, the surviving corporation, or any of their subsidiaries in which any covered employee may be eligible to participate on or after the effective time for purposes of eligibility to participate, vesting, and eligibility to receive benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits), to the same extent recognized by Aegion or any of its subsidiaries under comparable Aegion benefit plans immediately prior to the effective time.
Parent is required to, or to cause the surviving corporation to, use commercially reasonable efforts, subject to the terms of the applicable Parent welfare benefit plan to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each covered employee and any covered dependent under any welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the surviving corporation, and (ii) provide credit to each covered employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such covered employee or covered dependent under the Aegion benefit plans during the relevant plan year, up to and including the effective time. Each covered employee’s vacation and sick time accruals, as of the effective time, will carry over to Parent, surviving corporation or any of their respective subsidiaries, provided that such accruals have properly been recorded as a liability on the books of the relevant entity.
Special Meeting
Aegion has agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as promptly as reasonably practicable following the date that Aegion learns that this proxy statement will not be reviewed by the SEC or that the SEC staff has no further comments thereon.
Each of Aegion and Parent has agreed to furnish all information concerning itself and its affiliates that is required to be included in this proxy statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by the merger agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the proxy statement will, at the date it is filed with the SEC or first mailed to Aegion stockholders of record or at the time of Aegion’s stockholder meeting or at the time of any amendment or supplement to this proxy statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Aegion and Parent has agreed to use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to this proxy statement, and Aegion has agreed to use its reasonable efforts to cause the definitive proxy statement to be mailed to Aegion stockholders of record as promptly as reasonably practicable after the date on which Aegion learns that this proxy statement will not be reviewed or that the SEC staff has no further comments thereon.
Stock Exchange De-Listing
Parent has agreed to cause Aegion’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the effective time and, prior to the effective time, Aegion will reasonably cooperate with Parent to accomplish the foregoing.
Stockholder Litigation
Aegion has agreed to notify Parent promptly of the commencement of any stockholder litigation brought or threatened in writing against Aegion or its directors or officers relating to the transactions contemplated by the merger agreement, and Aegion has agreed to promptly advise Parent of any material development and to keep Parent reasonably informed with respect to the status thereof. Aegion is entitled to direct and control the defense of any such stockholder litigation. However, Aegion has agreed to give Parent the right to consult and participate in the defense, negotiation or settlement of any such transaction-related litigation and Aegion must give reasonable and good faith consideration to Parent’s advice with respect to such litigation. Aegion has agreed not to settle any transaction-related litigation without Parent’s prior written consent (which will not be unreasonably withheld, delayed or conditioned).
Takeover Laws
If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover law becomes or is deemed to be applicable to the merger agreement or the transactions contemplated thereby, then the Board will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated under the merger agreement and otherwise act to render such law or laws inapplicable to the foregoing.
Conditions to the Merger
The obligation of Aegion, Parent and Merger Sub to consummate the merger is subject to the satisfaction (or written waiver by Aegion or Parent, if permissible by law), on or prior to the effective time, of the following conditions:
•	the affirmative vote of the holders of a majority of the outstanding shares of Aegion common stock to adopt the merger agreement shall have been obtained;
•
no governmental authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the merger; and

•	any applicable waiting period or approval under the HSR Act shall have expired, been terminated, or obtained.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction (or written waiver by Parent, if permissible by law), on or prior to the effective time, of the following conditions:
•	the representations and warranties of Aegion:
•
regarding (i) the authorized share capital and issued and outstanding equity of Aegion (other than for inaccuracies that are de minimis in the aggregate relative to the total fully diluted equity capitalization of Aegion), and (ii) the absence of a material adverse effect since February 16, 2021, shall be true and correct in all respects as of February 16, 2021 and as of the closing date, as if made at such time (provided that, to the extent that any failure of such representations and warranties to be so true as of February 16, 2021 is cured prior to the closing date, such failure shall not be considered a failure of the condition), except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date);

•
regarding (i) the capitalization of Aegion (except as specified in the immediately preceding bullet) and (ii) corporate authority relative to the merger agreement, shall be true and correct in all material respects as of February 16, 2021 and as of the closing date, as if made at such time (provided that, to the extent that any failure of such representations and warranties to be so true as of February 16, 2021 is cured prior to the closing date, such failure shall not be considered a failure of the condition), except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and

•
regarding each of the other representations and warranties of Aegion set forth in the merger agreement, shall be true and correct in all respects as of February 16 , 2021 and as of the closing date, as if made at such time (provided that, to the extent that any failure of such representations and warranties to be so true as of February 16, 2021 is cured prior to the closing date, such failure shall not be considered a failure of the condition), except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this provision, if such failure or failures to be true and correct, individually or in the aggregate, would not have a material adverse effect (with all references to the term “material adverse effect” and other qualifications based on the word “material,” set forth in any such representations and warranties being disregarded).

•
Aegion shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by the merger agreement to be performed or complied with by it on or prior to the effective time.

•	Since February 16, 2021, no material adverse effect shall have occurred and be continuing.
•
Aegion shall have delivered to Parent a certificate, dated as of the closing date, signed by an executive officer of Aegion, certifying that the conditions specified above regarding the representations and warranties of Aegion, the covenants, agreements and obligations of Aegion and the absence of a material adverse effect have been satisfied.

The obligations of Aegion to consummate the merger are subject to the satisfaction (or written waiver by Aegion, if permissible by law), on or prior to the effective time, of the following additional conditions:
•	The representations and warranties of Parent and Merger Sub:
•
regarding Parent’s corporate authority relative to the merger agreement, shall be true and correct in all respects as of February 16, 2021 and as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date);

•
regarding Parent’s financing efforts relative to the merger agreement, shall be true and correct in all respects as of February 16, 2021 (provided that, to the extent that any failure of such representations and warranties to be so true as of February 16, 2021 is cured prior to the closing date, such failure shall not be considered a failure of the condition); and

•	regarding each of the other representations and warranties of Parent and Merger Sub set forth in the merger agreement, shall be true and correct in all respects as of February 16, 2021 and as of the closing date, as if made at such time (provided that, to the extent that any failure of such representations and warranties to be so true as of February 16, 2021 is cured prior to the closing date, such failure shall not be considered a failure of the condition), except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this provision, if such failure or failures to be true and correct, individually or in the aggregate, would not have a parent material adverse effect (with all references to the term “parent material adverse effect” and other qualifications based on the word “material,” set forth in any such representations and warranties being disregarded).
•
Parent and Merger Sub shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by the merger agreement to be performed or complied with by them on or prior to the effective time; and

•
Parent shall have delivered to Aegion a certificate, dated as of the closing date, signed by an executive officer of Parent, certifying that the conditions specified above regarding the representations and warranties of Parent and Merger Sub and the covenants, agreements and obligations of Parent and Merger Sub have been satisfied.

Termination
The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger:
•	by mutual written consent of each of Aegion and Parent;
•	by either Aegion or Parent if:
•
any governmental authority of competent jurisdiction sitting in the United States has enacted, issued, promulgated, enforced or entered any law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger and such law or order has become final and nonappealable; or

•
the merger agreement fails to receive the affirmative vote of the holders of a majority of the outstanding shares of Aegion common stock at the special meeting (or at the final adjournment thereof); or

•	by Parent if:
•
the effective time has not occurred on or before August 16, 2021 (which we refer to as the “outside date”). In addition, the right to terminate the merger agreement under this provision will not be available to Parent if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in the merger agreement primarily caused or primarily resulted in the failure of the effective time to occur on or before such date;

•
the Board has effected an adverse recommendation change, but Parent will not have the right to terminate the merger agreement pursuant to this provision if the approval of Aegion stockholders has been obtained; or

•
any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Aegion set forth in the merger agreement has occurred that (A) would cause any of the conditions to Parent’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured, or if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by Parent to Aegion and (y) the outside date.

•	by Aegion if:
•
the effective time has not occurred on or before the outside date. In addition, the right to terminate the merger agreement under this provision will not be available to Aegion if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in the merger agreement primarily caused or resulted in the primarily failure of the effective time to occur on or before such date;

•
the Board determines to enter into an acquisition agreement with respect to a superior proposal, so long as (A) prior to, or concurrently with, such termination Aegion pays the company termination fee (as described below) and (B) Aegion concurrently enters into such acquisition agreement. However, Aegion will not have the right to terminate the merger agreement pursuant to this provision if the approval of Aegion stockholders has been obtained; or

•
any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the merger agreement has occurred that (A) would cause any of the conditions to Aegion’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured, or if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by Aegion to Parent and (y) the outside date; or

•
all of (x) conditions to obligations of each party to close and (y) all of the conditions to the obligations of Parent and Merger Sub (each as described in section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement) have been satisfied other than those by their nature or terms are to be satisfied at closing (provided that each of which reasonably likely to be satisfied at such time) and (B) at or following such time, Aegion has irrevocably certified to parent in writing that all of the conditions to obligations of Aegion to close (as described in section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement) have been satisfied (other than those conditions that by their nature or terms are to be satisfied at closing) or that Aegion is thereby waiving any such condition that remains unsatisfied and (y) Aegion stands ready, willing and able to proceed with the closing on the date of such notice and all times during the three (3) business day period thereafter, and (C) Parent and Merger Sub have failed to consummate the Merger within three (3) business days after Aegion delivered such closing failure notice to Parent and at all times stood ready to consummate the merger during the three (3) business days (we refer to such termination as a “closing failure termination”).

Company Termination Fee; Parent Termination Fee
If the merger agreement is terminated in specified circumstances, Aegion will be required to pay Parent a company termination fee of $40,000,000 which we refer to as the “company termination fee.”
Aegion would be required to pay Parent the company termination fee if the merger agreement is terminated:
•	by Aegion in order to enter into a definitive agreement with respect to a superior proposal;
•	by Parent if the Board effects an adverse recommendation change (unless the approval of the merger by the Aegion stockholders has already been obtained);
•
by either Parent or Aegion if Aegion fails to obtain the necessary approval from the Aegion stockholders, if, prior to the time the Aegion stockholders vote on the merger (but after February 16, 2021), an acquisition proposal has been publicly made and Aegion thereafter consummates a transaction contemplated by an acquisition proposal within twelve (12) months of such termination;

•
by either Parent or Aegion because the outside date has been reached without the special meeting being held and prior to such termination (but after February 16, 2021) an acquisition proposal has been publicly made or made known to the Board and not withdrawn prior to such termination, and Aegion later consummates a transaction contemplated by an acquisition proposal within twelve (12) months of such termination;

•
by Parent because any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Aegion set forth in the merger agreement has occurred that would cause any of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger not to be satisfied and is not capable of being cured or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered by Parent to Aegion and (ii) the outside date, and prior to such termination (but after February 16, 2021) an acquisition proposal has been publicly made, or made known to the Board, and not withdrawn prior to the special meeting (if the special meeting was held) or such termination (if the special meeting was not held), and Aegion later consummates a transaction contemplated by an acquisition proposal within twelve (12) months of such termination; or
•	by Parent for any reason if the Company has breached the non-solicitation provisions of the merger agreement in any material respect prior to such termination.
The company termination fee is payable prior to or concurrently with termination of the merger agreement in the event that Aegion terminates the merger agreement in order to accept a superior proposal, and, in all other cases, within two (2) business day after the date of the event giving rise to the obligation to pay the company termination fee.
If a closing failure termination occurs, Parent will be required to pay Aegion a termination fee of $70,000,000 which we refer to as the “parent termination fee.”
The parent termination fee is payable within two (2) business days after the termination of the merger of agreement in the event of a closing failure termination.
In addition, if the merger agreement is terminated due to the failure to obtain the necessary stockholder approval at the special meeting (or at a time when Parent would have been entitled to terminate the merger agreement for such reason) or due to the Board making an adverse change recommendation in response to an intervening event (or at a time when Parent would have been entitled to terminate the merger agreement for such reason), Aegion has agreed to reimburse Parent for its reasonable and documented expenses incurred in connection with the merger agreement up to a maximum amount of $4,000,000, with any such expense reimbursement to be credited against the company termination fee if Aegion subsequently becomes obligated to pay the company termination fee to Parent.
Amendment; Extension; Waivers
At any time prior to the effective time, any provision of the merger agreement may be amended by written agreement by Aegion, Parent and Merger Sub. However, following the effective time, no amendment may be made that would reduce the amount or change the form of the merger consideration or that would otherwise require the approval of Aegion stockholders under applicable law.
At any time prior to the effective time of the merger, Parent (on behalf of itself and Merger Sub), on the one hand, and Aegion, on the other hand, may:
•	extend the time for the performance of any obligation or other act of any other party to the merger agreement;
•	waive any inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant thereto; and
•	waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement.
Such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.
Expenses
Except as otherwise provided in the merger agreement (including as described in the “Company Termination Fee; Parent Termination Fee” section above with respect to reimbursement of Parent’s expenses under certain circumstances), whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Jurisdiction
Aegion, Parent and Merger Sub have agreed that any proceeding in respect of any claim arising from, under or in connection with the merger agreement will be brought exclusively in the competent courts in the State of Delaware in accordance with the terms of the merger agreement. The parties have also agreed to waive jury trial to the fullest extent permitted by law.
Each party to the merger agreement (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any action arising out of or relating to the merger agreement brought by either party; (ii) agrees that service or process will be validly effected by sending notice in accordance with the merger agreement and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts in Delaware, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that the merger agreement or the transactions contemplated by the merger agreement may not be enforced in or by any of the above-named courts.

Limitations on Remedies
In the event that Parent and Merger Sub fail to consummate the merger as and when required under the merger agreement, or otherwise breach the merger agreement (whether willfully, intentionally, unintentionally or otherwise), the remedies available to Aegion are limited to the following:
•
subject to the conditions on specific performance described below, an order of specific performance enforcing the terms of the merger agreement and the equity commitment letter (as further described below in the section entitled “The Merger Agreement—Specific Performance” beginning on page 95 of this proxy statement); or

•	receipt of the parent termination fee.
Aegion is not entitled to both the grant of specific performance which results in the consummation of the merger (or the funding of the equity commitments under the equity commitment letter), and the payment of the merger consideration on the one hand, and payment of the parent termination fee, on the other hand.
Other than the above, none of Parent, its subsidiaries (including Merger Sub), the New Mountain fund or any parties related to them will have any liability whatsoever to Aegion, its subsidiaries or any parties related to them, arising from any breach by Parent or Merger Sub of the merger agreement or any claim or cause of action of Aegion, its subsidiaries or any parties related to them relating to the merger agreement.
Specific Performance
Subject to the conditions described below, each of the parties to the merger agreement is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or (ii) an injunction restraining any such breach or threatened breach. Furthermore, subject to the conditions described below, Aegion is entitled to enforce specifically the terms of the equity commitment letter pursuant to which the New Mountain fund is required to provide to Parent equity financing for purposes of paying a portion of the required amount (as described in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 68 of this proxy statement).
Aegion’s right to seek specific performance in order to force Parent and Merger Sub to consummate the closing (or New Mountain Partners VI, L.P. to fund the equity financing under the equity commitment letter) is only available under the merger agreement if, and only if, each of the following conditions has been satisfied:
•
all conditions to close the merger (as described in section entitled “The Merger Agreement—Other Covenants and Agreements—Conditions to the Merger” beginning on page 89 of this proxy statement) having been satisfied or waived (other than conditions which, by their nature or terms, are to be satisfied by the delivery of documents or taking of actions at the closing, and subject to such condition being satisfied if the closing would have occurred on the date of such grant);

•	Aegion having delivered to Parent a closing failure notice (as described in “The Merger Agreement—Termination” beginning on page 91 of this proxy statement);
•
the debt financing (or any alternative debt financing) having been already funded or being funded at closing, in either case, on the terms set forth in the debt commitment letter if the equity financing is funded; and

•	Aegion irrevocably confirming in writing that if specific performance is granted and the debt financing is funded, then closing will occur on the terms contemplated in the merger agreement.
The merger agreement does not permit Aegion to seek to enforce specifically Parent or Merger Sub’s obligation to consummate the transactions contemplated by the merger agreement if the debt financing has not previously been funded (or will not be funded at closing).
Governing Law
The merger agreement is governed by Delaware law.

ADVISORY VOTE ON SPECIFIED COMPENSATION (PROPOSAL 2)
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid to Aegion’s named executive officers in connection with the transaction. This compensation is referred to as the “golden parachute” compensation by the applicable SEC disclosure rules, and in this section entitled “Advisory Vote on Specified Compensation (Proposal 2),” we use such term or the term “specified compensation” to describe these payments. These potential payments consist of:
•
the severance payments and benefits that each named executive officer would be entitled to receive in connection with a covered termination pursuant to the terms of his or her change in control agreement (each described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger— Executive Officer Change in Control Agreements” beginning on page 66 of this proxy statement);

•
the prorated bonus that each named executive officer would be entitled to receive under the annual incentive plan (as described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger—Management Annual Incentive Plan” beginning on page 67 of this proxy statement);

•
the payments associated with Aegion’s equity-based compensation awards that the named executive officers would be entitled to receive, the treatment of which is described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger—Treatment of Aegion’s Deferred Stock Units, Performance Stock Units, and Restricted Stock Units” beginning on page 64 of this proxy statement; and

•
the entitlement of the named executive officers to receive a lump sum payment in respect of their notional account balances under Aegion’s Voluntary Deferred Compensation Plan within forty five (45) days following the completion of the merger, the treatment of which is described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger—Deferred Compensation Plan” beginning on page 65 of this proxy statement.

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement. Specified compensation does not include amounts that are already vested at the effective time of the merger.
For purposes of quantifying these potential payments and benefits for the tables below, the following assumptions were used:
•	the effective time of the merger occurs on March 31, 2021, which, solely for purposes of this specified compensation disclosure, is the assumed date of the closing of the merger;
•
immediately following the effective time, the employment of each of Aegion’s named executive officers is terminated by Aegion without cause or by the named executive officer with good reason under his or her change in control agreement; and

•	the value of a share of Aegion common stock is $27.00.
The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement and before the effective time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. In addition, the amounts shown below do not attempt to quantify any reduction that may be required as a result of a Section 280G cutback; therefore, actual payments to the named executive officers may be less than the amounts indicated below.
For purposes of this discussion, “single-trigger” refers to benefits that are payable solely as a result of the closing of the merger and “double-trigger” refers to payments made on a covered termination following the effective time.

Name(1)	Cash(2)	Equity(3)	NQDC(4)	Perquisites/ Benefits(5)	Total(6)(7)
Charles R. Gordon, President and Chief Executive Officer	$4,533,134	$7,765,146	—	$65,458	$12,363,738
David F. Morris, Executive Vice President and Chief Financial Officer	$1,889,630	$4,556,871	$1,738,978	$36,615	$8,222,094
Mark A. Menghini, Senior Vice President, General Counsel and Secretary	$1,301,747	$2,179,494	$341,082	$34,430	$3,856,753
John L. Heggemann, Senior Vice President, Corporate Controller and Chief Accounting Officer	$381,252	$759,888	—	$31,732	$1,172,872
Kenneth L. Young, Senior Vice President and Treasurer	$384,466	$488,565	—	$20,815	$893,846
(1)
Aegion’s named executive officers for purposes of this proxy statement consist of Aegion’s chief executive officer, chief financial officer and three senior vice presidents, all of whom were named executive officers for purposes of Aegion’s 2020 annual report on Form 10-K.

(2)
Represents the value of cash severance payable under the applicable named executive officer’s change in control agreement, as described in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger— Executive Officer Change in Control Agreements” beginning on page 66 of this proxy statement. For purposes of this disclosure, the amount of cash severance takes into account the base salary increases for the named executive officers that will go into effect on April 1, 2021. No amounts payable for the pro rata bonus under the annual incentive plan as a result of a change in control are included herein since the amounts payable under the change in control agreements are in lieu of any other payment to be made under the annual incentive plan for the plan year in which the effective date of termination occurs.

(3)
The equity amounts reflect the value of accelerated vesting of unvested Aegion performance stock units and restricted stock units, which will accelerate upon the effective time pursuant to the merger agreement. The amounts shown in the table do not include any awards that vest in accordance with their terms prior to the assumed effective date. For more information regarding the terms of equity awards held by the named executive officers, please see the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger—Treatment of Aegion’s Equity Deferred Stock Units, Performance Stock Units, and Restricted Stock Units” beginning on page 64 of this proxy statement as well as the table “Equity Payable at the Effective Time” below.

(4)
The amounts shown in this column reflect the value of the lump sum payment equal to the named executive officer’s notional account balance under Aegion’s Voluntary Deferred Compensation Plan as of March 31, 2021; these amounts may change prior to the effective time due to fluctuation in the market and any additional deferrals by the participants. These payments are “single trigger” payments payable within 45 days following the effective time. Each named executive officer is vested in his notional account balance under the plan, but the plan termination in connection with the merger will accelerate the distribution of such amounts.

(5)
Represents (i) the value of continuation of health, dental and vision insurance coverage after the named executive officer’s termination date using current cost of the coverage and assuming that the coverage is provided for the maximum length allowable under each named executive officer’s change in control agreement and (ii) the aggregate dollar value of executive outplacement service fees up to which Aegion will reimburse the named executive officer.

(6)
Pursuant to each change in control agreement, no named executive officer is entitled to receive any tax gross-up for any excise tax imposed upon him or her under the Code. In the event that the severance benefits and related payments (including the vesting of incentive awards) would be subject to the “golden parachute” excise tax under the Code, the executive’s payments will be either: (i) the full amount of the payments or (ii) the lesser amount that would ensure that no portion of the payments would be subject to the excise tax, whichever would put the executive in the best net position after tax, as determined by an independent auditor. The amounts shown in this table do not reflect any such reduction.

(7)	Represents the aggregate dollar value of the sum of all the amounts reported in columns (2)-(5).
The amounts reflected in the table below are single-trigger payments and represent the value of accelerated vesting of Aegion performance stock units and restricted stock units held by each named executive officer assuming a price of Aegion common stock of $27.00 per share.
	Equity Payable at the Effective Time
Name	Performance Stock Units(1)	Restricted Stock Units	Total
Charles R. Gordon	183,017	104,581	$7,765,146
David F. Morris	94,143	74,630	$4,556,871
Mark A. Menghini	41,738	38,984	$2,179,494
John L. Heggemann	8,883	19,261	$759,888
Kenneth L. Young	11,515	6,580	$488,565
(1)
The number of performance stock units shown assumes a performance achievement of 175% of target, which Aegion expects to be the maximum possible aggregate performance achieved under the currently outstanding performance stock units. Aegion expects the 25%

of the outstanding performance stock units that vest based on the achievement of the average return on invested capital performance goal for the three-year performance period to vest at target in accordance with the terms of the merger. With respect to 75% of the outstanding performance stock units that vest based on the achievement of the cumulative total share return performance goal for the three-year performance period, the calculation is based on the total share return of Aegion’s peer group, which is a moving average that is not determinable until immediately prior to the effective time, so the number of performance stock units shown outstanding reflects the maximum achievement of the total share return performance goal.
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement, as disclosed in the sections of this proxy statement above entitled “Advisory Vote on Specified Compensation (Proposal 2)––Golden Parachute Compensation” beginning on page 96 of this proxy statement and “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Aegion’s overall compensation program for its named executive officers and have previously been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements.
The Board encourages you to review carefully the named executive officer specified compensation information disclosed in this proxy statement. The Board unanimously recommends that you vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Aegion Corporation approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Advisory Vote on Specified Compensation (Proposal 2)—Golden Parachute Compensation” in Aegion Corporation’s proxy statement for the special meeting.”
Aegion stockholders should note that this proposal is not a condition to completion of the merger and, as it is an advisory vote, the result will not be binding on Aegion, the Board or the surviving corporation. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.
The Board unanimously recommends that you vote “FOR” this proposal.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)
Aegion stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
Aegion does not intend to call a vote on this proposal if Proposal No. 1 is approved by the requisite number of shares of Aegion common stock at the special meeting.
The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

MARKET PRICES AND DIVIDEND DATA
Aegion common stock is traded on the Nasdaq under the symbol “AEGN.”
As of the close of business on the record date for the special meeting, there were 30,740,819 shares of Aegion common stock issued and outstanding and entitled to vote, held by approximately 361 holders of record of Aegion common stock. The following table sets forth during the periods indicated the high and low sale prices of Aegion common stock as reported on the Nasdaq. The Company has not historically paid any dividends:
	Market Price
Quarter	High	Low
Q1 FY 2019	$21.11	$15.94
Q2 FY 2019	$20.36	$14.12
Q3 FY 2019	$21.85	$17.46
Q4 FY 2019	$23.645	$19.78
Q1 FY 2020	$23.35	$13.26
Q2 FY 2020	$18.49	$11.40
Q3 FY 2020	$17.95	$13.66
Q4 FY 2020	$20.17	$13.72
Q1 FY 2021	$29.80	$18.34
Under the terms of the merger agreement, from the date of the merger agreement until the effective time, Aegion is not permitted to declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except as specified in the merger agreement (as further described below in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 79 of this proxy statement). Aegion does not intend to pay cash dividends on its capital stock for the foreseeable future.
The closing sale price of Aegion common stock on February 12, 2021 which was the last trading day prior to announcement of the merger agreement, was $21.45 per share. On March 31, 2021, the most recent practicable date before this proxy statement was mailed to our stockholders of record, the closing price for Aegion common stock was $28.75 per share. You are encouraged to obtain current market quotations for Aegion common stock in connection with voting your shares of Aegion common stock.
Following the merger, there will be no further market for Aegion common stock and we anticipate that our common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act. As a result, following the merger and such de-registration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information as of March 31, 2021 (except as otherwise indicated by footnote), regarding the beneficial ownership of shares of common stock by each director, named executive officer, by all directors and executive officers as a group, and by each person known by Aegion to own 5% or more of Aegion common stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock (%)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	5,124,536(3)	16.67
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,153,798(4)	10.26
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	2,893,414(5)	9.41
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,542,604(6)	8.27
Charles R. Gordon	278,906(7)	—(9)
Stephen P. Cortinovis	100,416(8)	—(9)
Stephanie A. Cuskley	82,899(10)	—(9)
Walter J. Galvin	128,782(11)	—(9)
Rhonda Germany Ballintyn	30,110(12)	—(9)
John L. Heggemann	21,967(13)	—(9)
Mark A. Menghini	58,103(14)	—(9)
David F. Morris	298,048(15)	—(9)
M. Richard Smith	67,141(16)	—(9)
Phillip D. Wright	81,827(17)	—(9)
Kenneth L. Young	27,000(18)	—(9)
Directors and executive officers as a group (11 persons)	1,175,199(19)	3.82
(1)	The address for each of our directors and executive officers (current and former) is 17988 Edison Avenue, Chesterfield, Missouri 63005.
(2)
Except as otherwise indicated, as of March 31, 2021, all shares are owned with sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire within 60 days after March 31, 2021. All deferred stock units and restricted stock units are included. Unvested performance units are not included.

(3)
The information provided herein is based on the Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 25, 2021. The information in the Schedule 13G indicates that, at December 31, 2020, BlackRock, Inc. possessed the sole power to vote 5,062,370 shares and sole power to direct the disposition of 5,124,536 shares. The aggregate amount of shares beneficially owned by BlackRock, Inc. is 5,124,536 shares.

(4)
The information provided herein is based on Amendment 11 to Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 10, 2021. The information in the Amendment 11 to Schedule 13G indicates that, at December 31, 2020, The Vanguard Group possessed the sole power to vote zero shares, the shared power to vote 33,400 shares, the sole power to direct the disposition of 3,095,695 shares and the shared power to direct the disposition of 58,103 shares. The aggregate amount of shares beneficially owned by The Vanguard Group is 3,153,798 shares.

(5)
The information provided herein is based on Amendment No. 11 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on March 10, 2021. The information in Amendment 11 to Schedule 13G indicates that, at February 28, 2021, T. Rowe Price Associates, Inc. had sole voting power with respect to 997,803 shares of our common stock and sole dispositive power with respect to 2,893,414 shares of our common stock. The aggregate amount of shares beneficially owned by T. Rowe Price Associates, Inc. is 2,893,414 shares.

(6)
The information provided herein is based on Amendment 7 to Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 12, 2021. The information in Amendment 7 to Schedule 13G indicates that, at December 31, 2020, Dimensional Fund Advisors LP had the sole power to vote 2,467,267 shares and sole power to direct the disposition of 2,542,604 shares. The aggregate amount of shares beneficially owned by Dimensional Fund Advisors LP is 2,542,604 shares. These securities are owned by various investment companies, commingled funds, group trusts and separate accounts, which Dimensional Fund Advisors LP, or its subsidiaries, serve as an investment adviser and may have the power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional Fund Advisors LP is deemed to be a beneficial owner of these securities; however, Dimensional Fund Advisors LP expressly disclaims that it is, in fact, the beneficial owner of these securities.
(7)	Charles Gordon. Represents 168,869 shares of common stock (of which 5,455 shares are held in Mr. Gordon’s Individual Retirement Account), 104,581 restricted stock units and 5,456 deferred stock units.
(8)
Stephen Cortinovis. Represents 64,497 shares of common stock (of which 15,200 shares are held in Mr. Cortinovis’ Individual Retirement Account, 2,800 shares are held in Mr. Cortinovis’ spouse’s Individual Retirement Account, 26,677 shares are held in a trust in the name of Mr. Cortinovis’ spouse pursuant to which Mr. Cortinovis is the primary beneficiary), and 35,919 deferred stock units.

(9)	Less than one percent.
(10)	Stephanie Cuskley. Represents 4,159 shares of common stock and 78,740 deferred stock units.
(11)	Walter Galvin. Represents 62,594 shares of common stock and 66,188 deferred stock units.
(12)	Rhonda Germany Ballintyn. Represents 11,378 shares of common stock and 18,732 deferred stock units.
(13)	John Heggemann. Represents 2,706 shares of common stock and 19,261 restricted stock units.
(14)	Mark Menghini. Represents 19,119 shares of common stock and 38,984 restricted stock units.
(15)
David Morris. Represents the following direct holdings: (a) 194,333 shares of common stock, of which 3,500 are held in an IRA and 48,362 are pledged as collateral for certain personal loans with a third party; and (b) 74,630 restricted stock units. Also represents: (a) 2,950 shares of common stock held by Mr. Morris’ spouse in an IRA; and (b) 26,135 shares held by Mr. Morris’ spouse, of which 23,000 are pledged as collateral for certain personal loans with a third party. Mr. Morris disclaims that he is the beneficial owner of the securities held by his spouse.

(16)
M. Richard Smith. Represents 44,740 shares of common stock (all of which shares are held by a family trust for the benefit of Mr. Smith and his spouse for which he and his spouse serve as trustees) and 22,401 deferred stock units.

(17)	Phillip Wright. Represents 43,221 shares of common stock (of which 10,000 shares are held in Mr. Wright’s Individual Retirement Account) and 38,606 deferred stock units.
(18)	Kenneth L. Young. Represents 20,420 shares of common stock and 6,580 restricted stock units.
(19)	Includes 666,694 shares of common stock, 244,036 restricted stock units and 264,469 deferred stock units.

APPRAISAL RIGHTS
If the merger agreement is adopted by Aegion stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 of the DGCL (which we refer to as “Section 262”) will be entitled to appraisal rights in connection with the merger.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex D to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Aegion common stock is entitled to demand appraisal for the shares registered in that holder’s name. A person having a beneficial interest in shares of Aegion common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Aegion common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.
Under Section 262, holders of shares of Aegion common stock who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of Aegion common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the merger, as determined by the Delaware Court of Chancery. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Aegion’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached as Annex D to this proxy statement. In connection with the merger, any holder of Aegion common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Aegion common stock, Aegion believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Aegion common stock must do ALL of the following:
•
the stockholder must NOT vote in favor of the proposal to adopt the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Aegion a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;
•
the stockholder must continuously hold the shares of Aegion common stock from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

•
the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the effective time. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Aegion stockholders to take all necessary action to perfect their appraisal rights in respect of shares of Aegion common stock within the time prescribed in Section 262.

Filing Written Demand
Any holder of shares of Aegion common stock wishing to exercise appraisal rights must deliver to Aegion, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of Aegion common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement, abstain from voting on the proposal to adopt the merger agreement or not vote its shares. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of Aegion stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of Aegion common stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Aegion common stock should be executed by or on behalf of the holder of record, and must reasonably inform Aegion of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to Aegion, 17988 Edison Avenue, Chesterfield, Missouri 63005, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Aegion common stock.
Any holder of Aegion common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Aegion a written withdrawal of the demand for appraisal within sixty (60) days after the effective date of the merger. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
Notice by the Surviving Corporation
If the merger is completed, within ten (10) days after the effective time, the surviving corporation will notify each holder of Aegion common stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within one hundred twenty (120) days after the effective time, but not thereafter, the surviving corporation or any holder of Aegion common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Aegion common stock. Accordingly, any holders of Aegion common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Aegion common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Aegion common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within one hundred twenty (120) days after the effective time, any holder of Aegion common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which Aegion has received demands for appraisal and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Aegion common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.
Determination of Fair Value
After determining the holders of Aegion common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Aegion common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Aegion believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Aegion nor Parent anticipates offering more than the per share merger consideration to any stockholder of Aegion exercising appraisal rights, and each of Aegion and Parent reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of Aegion common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.
If any stockholder who demands appraisal of shares of Aegion common stock under Section 262 fails to perfect, or loses his or her appraisal rights, or successfully withdraws such demand for appraisal, the stockholder’s shares of Aegion common stock will be deemed to have been converted at the effective time into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or lose, his or her appraisal rights, or effectively withdraw a demand for appraisal, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.
From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote Aegion common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Aegion common stock, if any, payable to stockholders of Aegion of record as of a time prior to the effective time; provided, however, that, if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within sixty (60) days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Aegion without the approval of the Delaware Court of Chancery.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Aegion wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, Aegion will have no public stockholders and there will be no public participation in any of our future stockholder meetings. Aegion intends to hold its 2021 annual meeting of stockholders only if the merger agreement is terminated and the merger does not close. If the merger is not completed, Aegion stockholders will continue to be entitled to attend and participate in our stockholder meetings.
Aegion stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2021 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of Aegion, at 17988 Edison Ave., Chesterfield, Missouri 63005, no later than the close of business on November 6, 2020. Nothing in this paragraph shall be deemed to require Aegion to include in its proxy statement and proxy relating to the 2021 annual meeting any stockholder proposal that may be omitted from the proxy materials of Aegion under applicable regulations of the Exchange Act in effect at the time such proposal is received.
For any proposal that is not submitted for inclusion in the proxy statement for the next annual meeting but is instead sought to be presented directly at such annual meeting, Aegion’s bylaws require stockholders to give notice of such proposals. The required notice, which must include the information and documents set forth in the bylaws, must be given no more than one hundred twenty (120) days and no less than ninety (90) days prior to the first (1) anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than thirty (30) days earlier or more than sixty (60) days later than such anniversary date, notice must be received on or after the one hundred twentieth (120) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90) day prior to such annual meeting or the tenth (10) day following the day on which public announcement of the date of such meeting is first made. Accordingly, with respect to our next annual meeting (if an annual meeting is held), our bylaws require that notice has been provided to Aegion’s Corporate Secretary no earlier than December 23, 2020 and no later than January 22, 2021; however, these dates are subject to change if the annual meeting is held after June 21, 2021. The foregoing requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in the proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.
Aegion’s filings referred to above are also available on our internet website, https://www.aegion.com/, under “Investors,” without charge. Information contained in our internet website does not constitute a part of this proxy statement. In addition, you may obtain a copy of the reports, without charge, upon written request to: David Morris, Executive Vice President and Chief Financial Officer, Aegion Corporation, 17988 Edison Avenue, Chesterfield, MO 63005. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Aegion common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to Aegion. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to Aegion’s reasonable expenses in furnishing the exhibit) to David Morris, Executive Vice President and Chief Financial Officer, Aegion Corporation, 17988 Edison Avenue, Chesterfield, MO 63005.
The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 10, 2021;
•	Current Reports on Form 8-K, filed February 16, 2021, February 17, 2021, March 12, 2021, March 15, 2021 and March 22, 2021.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated April 1, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER

among

CARTER INTERMEDIATE, INC.,

CARTER ACQUISITION, INC.

and

AEGION CORPORATION

Dated as of February 16, 2021

A-i

A-ii

ANNEX A	Amended and Restated Certificate of Incorporation

SCHEDULE 1	Parent Knowledge Individuals
A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2021 (this “Agreement”), among Carter Intermediate, Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Aegion Corporation, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and together with the other transactions contemplated by this Agreement, collectively, the “Transactions”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of the Company; and (v) directed that this Agreement be submitted to a vote of the stockholders of the Company (the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv) recommended the adoption of this Agreement by the sole stockholder of Merger Sub;
WHEREAS, (i) the Board of Directors of Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (ii) Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has (i) entered into the Equity Commitment Letter with the Equity Investor and the Debt Commitment Letter with the Lenders, which taken together provide the Required Amount (each as hereafter defined), (ii) entered into the Parent Guarantee with the Equity Investor, and (iii) delivered a copy of each of the Equity Commitment Letter, the Debt Commitment Letter and the Parent Guarantee to the Company; and
WHEREAS, upon consummation of the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares (each as hereafter defined), will be cancelled and converted solely into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01 Definitions. (a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided, that (i) such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement and (ii) the standstill provisions contained therein need not restrict or prohibit a person from making or amending a public or private Acquisition Proposal, acquiring the Company or taking any similar action.
“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act (as amended), (ii) the UK Bribery Act (as amended), and (iii) any other applicable Law or Order relating to bribery or corruption (governmental or commercial).
“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.
“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act, and the terms “beneficially owns” and “beneficially owning” shall have corresponding meanings.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, NY.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–13, the Consolidated Appropriations Act, 2021, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB 567, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company By-laws” means the Amended and Restated By-laws of the Company, as in effect as of the date of this Agreement.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date of this Agreement.
“Company ESPP” means the Company’s Employee Stock Purchase Plan, as in effect as of the date of this Agreement.
“Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.
“Company Stock Plans” means (i) the Company’s 2016 Employee Equity Incentive Plan, as amended in 2017, as further amended in April 2018, as further amended in the second quarter of 2020, as further amended in the third quarter of 2020, (ii) the 2001 Amended and Restated Non-Employee Director Equity Incentive Plan, (iii) the 2006 Non-Employee Director Equity Incentive Plan, (iv) the 2011 Non-Employee Director Equity Plan, (v) the Amended and Restated Company 2016 Non-Employee Director Equity Plan, and (vi) the Company ESPP.
“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.
“Contract” means any written or oral contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations (other than immaterial rights, liabilities or obligations of the type that customarily survive termination of a Contract).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus and any evolution or mutation thereof or related or associated pandemics, epidemics or disease outbreaks.
“Credit Facility” means the Amended and Restated Credit Agreement, dated as of October 30, 2015 (as amended, supplemented or otherwise modified from time to time), by and among, inter alios, the Company, as borrower, Bank of America, N.A., as administrative agent and collateral agent, and the financial institutions from time to time party thereto as lenders.
“equity interest” or “equity security” means, with respect to a person, (i) any partnership interests, (ii) any membership or limited liability company interests or units, (iii) any shares of capital stock, (iv) any other interest, participation or Contract that confers on another person the right to receive a share of the profits and losses of, or distribution of assets (including any interest, the value of which is in any way based on, linked to or derived from any interest described in the other clauses of this definition, including stock appreciation, phantom stock, profit participation or other similar rights), (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any other person to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (vii) any other interest (however designated) classified as an equity security, in each case of clauses (i) through (vii), of such person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Shares” means Shares to be cancelled in accordance with Section 3.01(b).
“Financing Sources” means the persons that have committed to provide or arrange or otherwise entered or will enter into agreements in connection with all or any part of the Debt Financing (including the parties to the Commitment Letter and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers and other entities that have committed to, or will commit to, provide or arrange all or part of the Financing, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
“Governmental Authority” means any supranational, federal, national, state, provincial or local, municipal or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization (including Nasdaq), domestic or foreign, or any court, tribunal or judicial or arbitral body, arbitrator or mediator.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on any obligations of the Company or a Company Subsidiary (including all prepayment penalties, premiums, fees and expenses related to the prepayment thereof) for (A) indebtedness for borrowed money (including amounts due and owing under the Credit Facility), and (B) other obligations evidenced by any note, bond, debenture or other similar debt security, (ii) obligations for the deferred purchase price of property or assets (excluding any earn-out payments, contingency payments, installment payments or similar liabilities that are either speculative or not otherwise due and payable and excluding any trade payables or accrued expenses arising in the ordinary course of business), (iii) all reimbursement obligations with respect to letters of credit, bank guarantees, or bankers’ acceptances, in each case, solely to the extent drawn, (iv) obligations associated with leases recorded by the Company or a Company Subsidiary as capital leases (or leases that previously would have been classified as capital leases) in accordance with GAAP, (v) all obligations under interest rate or currency swap transactions or other hedging contracts (valued at the termination value thereof), and (vi) guarantees by the Company or a Company Subsidiary (to the extent of the amount of such guarantees) of any indebtedness of a third party of the type described in the foregoing clauses (i) through (v). Notwithstanding the foregoing, “Indebtedness” shall not include any obligations under operating leases or real property leases or intercompany Indebtedness between the Company or a Company Subsidiary, on the one hand, and the Company or a Company Subsidiary, on the other hand.
“Intellectual Property” means all of the following: (i) any patent and patent application (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) any trademark, service mark, trade name, business name, trade dress, Internet domain name, social media accounts, together with all goodwill associated exclusively therewith, (iii) any copyright (including copyrights in works of authorship and software), design, design registration and database rights, (iv) any trade secrets, including rights in know-how, formulae, recipes, technology and other confidential and proprietary information, and (v) any other intellectual property rights throughout the world.
“Knowledge of Parent” means the actual knowledge of any of the individuals identified on Schedule 1 hereto.
“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the individuals identified on Section 1.01(a) of the Company Disclosure Schedule.
“Law” means any applicable supranational, federal, national, state, municipal, provincial or local law, statute, constitution, treaty, ordinance, code, decree, or law (including common law), or any rule, regulation, Order or agency requirement of, or issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under any competent Governmental Authority, whether or not inside or outside the United States or any other country.
“liability” or “liabilities” means with respect to any person, any liability, debt, deficiency, penalty, assessment, fine, claim, loss, damage or other obligation of such person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such person.
“Liens” means any and all security interests, pledges, charges, options, puts, calls, preemptive purchase rights, easements, rights of first offer or refusal, mortgages, liens and any other similar encumbrances, other than (i) any license of or grant of a right to use any Intellectual Property or any license of or grant of right disclosed under Section 4.08(a)(xi) of the Company Disclosure Schedule and (ii) solely with respect to any equity security, any restrictions on transfer arising under federal or state securities Laws.
“Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions or facts, has had or would reasonably be expected to have a material adverse effect on (A) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Transactions or perform its obligations hereunder; provided, however, that, solely with respect to the foregoing clause (A), in no event shall any change, effect, event, occurrence, development, condition or fact resulting from or relating to any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect: (i) any change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, commodity, credit or capital market conditions, including interest, foreign exchange or exchange rates, (iii) any change generally affecting the industries in which the Company and the Company Subsidiaries operate, (iv) any change occurring after the date hereof in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal occurring after the date hereof of any Law, (vi) any seasonal fluctuations affecting the businesses of the Company or the Company Subsidiaries, (vii) any change in prices, availability or quality of raw materials used in the businesses of the Company or the Company Subsidiaries, (viii) social unrest, riots, protests, geopolitical conditions, any outbreak, escalation or acts of terrorism or sabotage, cyberattack, armed hostility or war (whether or not declared), any weather-related event, fire, earthquake, hurricane, flood or other natural disaster, any pandemic, epidemic, public health emergency or outbreak of illness or disease (including in relation to COVID-19) or other public health event or any other force majeure event, whether or not caused by any person (other than the Company or any of its Affiliates or Representatives) or acts of God or other national or international calamity or the worsening of any of the occurrences or conditions referred to in this clause (viii) (except, in each case, to the extent directed at or physically impacting the Company or any of the Company Subsidiaries or any of their respective properties or facilities or any locations at which the Company or any of the Company Subsidiaries operate (which, with respect to pandemics, epidemics, public health emergencies or outbreaks of illness or disease (including COVID-19) or other public health events shall be deemed to include any outbreak or spread of virus, disease or illness occurring at the Company’s or any of the Company Subsidiaries’ properties or facilities or any locations at which the Company or any of the Company Subsidiaries operate), (ix) changes in the market price or trading volume of the Shares or any change affecting the credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries, in each case, in and of itself (it being understood that the underlying facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or taken into account, in determining whether there has or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition), (x) the announcement of this Agreement and the Transactions or the pendency or consummation of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers or any other person (including pursuant to contractual relationships), (xi) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement or consented to in writing or requested in writing by Parent, (xii) any failure to meet internal or published projections, forecasts, consensus estimates, performance measures, operating statistics or revenue or earnings predictions for any period, in and of itself (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xii) and changes causing the changes referred to in clause (ix) may be considered in determining whether there is a Material Adverse Effect), (xiii) the identity of, or any facts relating to, Parent or Merger Sub or (xiv) any Actions relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (whether on their own behalf or on behalf of the Company); provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vii) shall only apply to the extent that such event, circumstance, development, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and the Company Subsidiaries operate.
“Nasdaq” means The NASDAQ Global Select Market.
“Order” means, with respect to any person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such person or any of its properties.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, (i) prevents, materially delays or impedes the consummation of the Transactions by Parent or Merger Sub or otherwise prevents, materially delays or impedes Parent or Merger Sub from performing its obligations under this Agreement or (ii) would reasonably be expected to prevent, materially and adversely delay or impede the consummation of the Transactions by Parent or Merger Sub or otherwise prevent, materially and adversely delay or impede Parent or Merger Sub from performing its obligations under this Agreement.
“Payoff Indebtedness” means Indebtedness of the type described in clause (i) of the definition of “Indebtedness”, and with respect to such Indebtedness described in clause (i), Indebtedness of the type described in clause (vi).
“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or similar Liens arising in the ordinary course of business, covering amounts that are not yet due and payable or which are being contested in good faith by appropriate proceedings, for which appropriate reserves have been maintained in accordance with GAAP and as to which there is no default on the part of the Company or any of the Company Subsidiaries, (ii) statutory Liens for Taxes, assessments and other governmental charges and levies that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens arising in the ordinary course affecting the interest of the grantor of any easements benefiting Owned Real Property that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and occupancy of the Owned Real

Property to which they relate, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters affecting real property that would be evident from the records of the relevant Governmental Authority maintaining such records, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and occupancy of the real property to which they relate, (v) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit or materially impair the current use of any Owned Real Property or Leased Real Property from the manner in which such property is currently being used, (vi) Liens securing payment, or any other obligation, of the Company or the Company Subsidiaries with respect to outstanding Indebtedness that will be released in their entirety at or prior to the Closing, (vii) Liens to be discharged in their entirety at or prior to the Effective Time, (viii) Liens created by or arising from the actions of Parent, Merger Sub or their respective Affiliates and (ix) such other Liens as would not reasonably be expected to materially interfere with the business or operations of the Company and the Company Subsidiaries, as currently conducted.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.
“Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
“Registered Company Intellectual Property” means Company Intellectual Property that has been issued by, registered or filed with, renewed by or is the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Representatives” means, with respect to any person, such person’s officers, directors, employees, financial advisors, accountants, Affiliates, consultants, legal counsel, agents and other representatives and advisors.
“Required Information” means (a) the audited consolidated balance sheets of the Company as of, and the related consolidated statements of operations, statements of comprehensive income, statements of equity and statements of cash flows for the fiscal years ended, December 31, 2018 and 2019, and each subsequent fiscal year (if any) ended at least 90 days prior to the Closing Date and (b) the unaudited consolidated balance sheet of the Company as of, and the related consolidated statements of operations, statements of comprehensive income, statements of equity and statements of cash flows for each of the first three fiscal quarters of 2020, and each subsequent fiscal quarter (if any) ended at least 45 days prior to the Closing Date (other than the last fiscal quarter of any fiscal year).
“Sanctioned Country” means any country or region that is the target or subject of comprehensive territorial-based economic sanctions or trade restrictions of the United States.
“Sanctioned Person” means any person that is the target or subject of economic sanctions, trade restrictions, or similar restrictions imposed by the United States, including (a) any person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (b) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any person directly or indirectly majority owned or controlled by or acting for the benefit or on behalf of a person described in clauses (a) or (b).
“Sanctions Laws” means all applicable United States Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department, the Bureau of Industry and Security of the U.S. Department of Commerce and the U.S. Department of State.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of any person means another person (other than an individual), of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, duties, fees, imposts, levies or other governmental assessments, tariffs, charges of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, capital gains, goods and services, branch, gross receipts, capital, net worth, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer (including real property transfer or gains), conveyance, severance, production, registration, value added, ad valorem alternative or add-on minimum and other similar taxes and other taxes imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.
“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, reports, elections, designations, estimates, and forms relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.
“Union” means any labor union, trade union, works council, or other employee representative body.
“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (i) where the breaching party knows (or such party acting reasonably should have known) such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.
(b) The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Section
Acquisition Agreement	§ 7.03(b)
Acquisition Proposal	§ 7.03(j)(i)
Action	§ 4.07
Adverse Recommendation Change	§ 7.03(d)
Agreement	Preamble
Authorizations	§ 4.09(a)
Book-Entry Shares	§ 3.02(b)
Certificate	§ 3.02(b)
Certificate of Merger	§ 2.03
Certificates	§ 3.02(b)
Closing	§ 2.02
Closing Date	§ 2.02
Closing Failure Notice	§ 9.01(d)(iv)
Commitment Letters	§ 5.08(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Preferred Stock	§ 4.02(a)
Company Related Parties	§ 9.03(c)
Company Stockholder Approval	§ 4.20(b)
Company Subsidiary	§ 4.01(b)
Company Termination Fee	§ 9.03(a)(i)
Confidentiality Agreement	§ 7.02(b)
Covered Employee	§ 7.05(a)

Defined Term	Section
Debt Commitment Letter	§ 5.08(a)
Debt Financing	§ 5.08(a)
Deferred Stock Unit	§ 3.04(a)
Definitive Financing Agreements	§ 7.14(a)
DGCL	Recitals
Dissenting Shares	§ 3.06(a)
Effective Time	§ 2.03
Environmental Claims	§ 4.14(b)
Environmental Laws	§ 4.14(b)
Equity Commitment Letter	§ 5.08(a)
Equity Financing	§ 5.08(a)
Equity Investor	§ 5.08(a)
ERISA Affiliate	§ 4.11(c)
Excluded Benefits	§ 7.05(a)
Expense Reimbursement Obligation	§ 9.03
Fee Letter	§ 5.08(a)
Financing	§ 5.08(a)
Hazardous Materials	§ 4.14(b)
Indemnified Parties	§ 7.04(a)
Intervening Event	§ 7.03(j)(ii)
IRS	§ 4.11(b)
Leased Real Property	§ 4.12(b)
Lenders	§ 5.08(a)
Lookback Start Date	§ 4.05(a)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Multiemployer Plan	§ 4.11
Non-Recourse Party	§ 10.14
Outside Date	§ 9.01(c)(i)
Owned Real Property	§ 4.12(a)
Parent	Preamble
Parent Guarantee	§ 5.09
Parent Related Parties	§ 9.03(c)
Parent Termination Fee	§ 9.03(a)(iii)
Parent Welfare Benefit Plans	§ 7.05(c)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Performance Stock Unit	§ 3.04(a)
Plans	§ 4.11(a)
Principal Customer	§ 4.19(a)
Principal Supplier	§ 4.19(b)
Proxy Statement	§ 4.04(b)
Real Property Leases	§ 4.12(b)
Release	§ 4.14(b)
Required Amount	§ 5.08(c)
Restricted Stock Unit	§ 3.04(a)
SEC Documents	Article IV
SEC Reports	§ 4.05(a)
Selected Contract	§ 4.08(a)
Share	§ 3.01(a)
Shares	§ 3.01(a)

Defined Term	Section
Solvent	§ 5.10
Stock Unit	§ 3.04(a)
Superior Proposal	§ 7.03(j)(iii)
Surviving Company	§ 2.04
Termination Date	§ 9.01
Transaction Litigation	§ 7.11
Transactions	Recitals
WARN	§ 4.10(e)
ARTICLE II

THE MERGER
SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.
SECTION 2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the later of (a) the second (2nd) Business Day after the satisfaction or, to the extent permitted by Law, written waiver by the party benefitting therefrom of all of the conditions to Closing set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver by the party benefitting therefrom at the Closing) and (b) April 16, 2021, either (x) remotely by telephone and electronic communication and exchange of documents or (y) physically at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs shall be referred to as the “Closing Date.”
SECTION 2.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to give effect to the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”
SECTION 2.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
SECTION 2.05 Certificate of Incorporation and By-laws of the Surviving Company. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Annex A and shall be the certificate of incorporation of the Surviving Company and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, in each case, until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 7.04).
SECTION 2.06 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.

SECTION 2.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances, instruments or any other actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger, the Transactions or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, assurances and instruments and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise in connection with, the Merger.
ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
(a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically solely into the right to receive $26.00 in cash, without interest and subject to applicable withholding in accordance with Section 3.07 (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).
(b) Cancellation of Excluded Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(c) Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.
SECTION 3.02 Exchange of Certificates.
(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to each of the Company and Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with this Agreement. Prior to, or substantially concurrently with, the Effective Time on the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, such that the Payment Fund diminishes below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.
(b) Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), Parent shall direct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the certificates formerly evidencing such Shares (each, a “Certificate” and, together, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon proper surrender of Certificates (or effective affidavits of loss and delivery of an indemnity bond reasonable in amount, if reasonably requested by Parent, in lieu thereof pursuant to Section 3.02(e)) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the former holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 3.01(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until properly surrendered as contemplated by this Section 3.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate or Book-Entry Share is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III. Notwithstanding anything to the contrary in this Section 3.02, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares shall upon receipt by the Paying Agent of an “agent’s” message in customary form (or such other evidence, if any, as the Paying Agent or Parent may reasonably require) be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent or Parent may reasonably require), the Merger Consideration for each Book-Entry Share.
(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.
(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the Surviving Company, an indemnity bond reasonable in amount, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).
SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).
SECTION 3.04 Stock Units; Company Stock Plans.
(a) At the Effective Time, (i) each restricted stock unit subject only to service-based vesting restrictions (each, a “Restricted Stock Unit”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested (to the extent unvested) as of immediately prior to the Effective Time and shall be cancelled as of the Effective Time, subject to the payment pursuant to Section 3.04(b), (ii) each restricted stock unit subject, in whole or in part, to performance-based vesting restrictions (each a “Performance Stock Unit”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested as of immediately prior to the Effective Time as to the greater of the number of Performance Stock Units that would vest based on (x) target performance level as of immediately prior to the Effective Time or (y) actual performance through the date immediately prior to the Effective Time, and, in each case, shall be cancelled as of the Effective Time, subject to the payment pursuant to Section 3.04(b) and (iii) each deferred stock unit (each a “Deferred Stock Unit”, and together with the Restricted Stock Units and Performance Stock Units, a “Stock Unit”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested (to the extent unvested) as of immediately prior to the Effective Time and shall be cancelled as of the Effective Time, subject to the payment pursuant to Section 3.04(b).
(b) Each Stock Unit shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five (5) days following the Effective Time), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Stock Unit (determined in accordance with Section 3.04(a)). All such payments shall be subject to all applicable Tax withholding requirements.
(c) Prior to the Effective Time, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that: (i) with respect to any Offering Period(s) (as such term is defined in the Company ESPP) in progress as of the date of this Agreement under the Company ESPP, such Offering Period(s) shall terminate and any option to purchase Shares under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) the day that is no later than two Business Days prior to the Effective Time or (B) the date on which such Offering Period(s) would otherwise end, and no additional Offering Period(s) shall commence under such Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP be refunded to such participant as of the Effective Time; and (v) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company shall, as applicable, provide any notice required under the terms of the Company Stock Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plans or any outstanding awards and take all other appropriate actions to give effect to the Transactions. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions in clauses (a), (b), (c), and (d) (provided that the Company shall provide Parent with an opportunity to review and comment on, and the Company shall consider such comments in good faith for incorporation into, such documentation) no later than ten (10) Business Days prior to the Effective Time.
(e) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.
SECTION 3.05 Certain Adjustments. Without limiting the other provisions of this Agreement, if the outstanding Shares are changed into a different number or class of shares due to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(a) shall be equitably adjusted to reflect the effect thereof.
SECTION 3.06 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon and subject to applicable withholding in accordance with Section 3.07, upon surrender, in the manner provided in Section 3.02, of the certificate or certificates that formerly evidenced such Shares.
(b) The Company shall give Parent (i) prompt (and in any event, within one (1) Business Day of receipt by the Company) notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct and control (or, if Parent elects not to so direct and control, the right to participate (but not appear on the record) in, and be kept reasonably apprised by the Company of all material developments with respect to) all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.
SECTION 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Stock Units, such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate Governmental Authority; provided, however, that, other than with respect to any compensatory payments, including any payments to a holder of Stock Units, if the Paying Agent, the Surviving Company or Parent, as the case may be, determines that any amount is so required to be deducted and withheld, the Paying Agent, the Surviving Company or Parent, as the case may be, shall cooperate in good faith to reduce or eliminate the deduction and withholding of such amount and provide a reasonable opportunity to provide forms or other documentation that would exempt such amounts from deduction and withholding. To the extent that amounts are so properly withheld and timely paid over to the appropriate Governmental Authority by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Stock Units in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement will be paid through the applicable payroll system in accordance with applicable payroll procedures.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or (b) as disclosed in any report, schedule, form, statement or other document (including all exhibits and other information incorporated by reference therein and all amendments and supplements thereto) filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, on or after December 31, 2018 and publicly available at least one (1) Business Day prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature (other than any factual information contained therein)), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 4.01 Organization and Qualification; Company Subsidiaries.
(a) The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect due organization and valid existence) as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each other jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of (i) the Company Charter and (ii) the Company By-laws, in each case as in effect on the date of this Agreement, are included in the SEC Documents. The Company is not in violation of any provisions of the Company Charter or the Company By-laws, except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.
(b) Section 4.01(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Subsidiaries of the Company (each Subsidiary of the Company, a “Company Subsidiary”), the jurisdiction of organization thereof and the ownership interest of the Company in each Company Subsidiary. Except for its interests in the Company Subsidiaries disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for, or measured by reference to, any equity or similar interest in, any corporation, partnership, joint venture, association or other entity. The Company has made available to Parent a true and complete copy of the certificate of incorporation and by-laws (or equivalent organizational documents) of each material Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and by-laws (or equivalent organizational documents) is in full force and effect. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and by-laws (or equivalent organizational documents), except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.
SECTION 4.02 Capitalization.
(a) The authorized share capital of the Company consists of (i) 125,000,000 Shares and (ii) 2,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”).
(b) As of the close of business on February 12, 2021, (i) 30,605,899 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no Shares were held in the treasury of the Company, (iii) no Shares were held by the Company Subsidiaries, (iv) 1,640,952 Shares were reserved for future issuance pursuant to awards outstanding under the Company Stock Plans (including 700,090 Shares reserved for issuance pursuant to outstanding Restricted Stock Units, 674,820 Shares reserved for issuance pursuant to outstanding Performance Stock Units (assuming settlement of such awards based on attainment of performance goals at maximum level, of which 337,410 Shares would be issued pursuant to outstanding Performance Stock Units if such awards were settled based on attainment of performance goals at target level) and 266,042 Shares reserved for issuance pursuant to outstanding Deferred Stock Units) and (v) no shares of Company Preferred Stock were issued and outstanding. Since February 12, 2021 through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Stock Units, neither the Company nor any of the Company Subsidiaries has issued any securities.
(c) Except as set forth in this Section 4.02 or Section 4.02 of the Company Disclosure Schedule, as of the close of business on February 12, 2021, there were no options, warrants or other rights or Contracts obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company or any Company Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares or other equity interests, (ii) grant or issue any subscription, option, warrant, call, convertible securities or similar right relating to any Shares or other equity interests or (iii) make any investment in (whether in the form of a subscription obligation, loan, capital contribution credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) any person (other than any wholly-owned Company Subsidiary). None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any Company Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or any Company Subsidiary.
(d) Each outstanding capital share, limited liability company interest, partnership interest or equity interest or similar interest of each Company Subsidiary that is held, directly or indirectly by the Company, is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens, other than Permitted Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Company Subsidiary is a party or by which any of them is bound (i) obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or other voting securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Company Subsidiary or (ii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company Subsidiaries.
(e) There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

SECTION 4.03 Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or, subject to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
SECTION 4.04 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter or the Company By-laws, (ii) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.04(b) have been obtained and all filings, notifications and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or their respective properties or assets is bound, or (iv) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect or prevent consummation of the Merger.
(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any Governmental Authority by the Company, except (i) where the failure to obtain such consents, approvals, Authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect, or prevent the consummation of the Merger, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) the filing with the SEC of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company, (iv) any filings required under the rules and regulations of Nasdaq, (v) the filing of appropriate merger documents as required by the DGCL, (vi) the premerger notification and waiting period requirements of the HSR Act, and (vii) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or their investors.
SECTION 4.05 SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) The Company has timely filed all material forms, reports, statements, schedules and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by it with the SEC since July 1, 2018 (the “Lookback Start Date”) (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective dates of filing, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and the Sarbanes-Oxley Act of 2002, as applicable, and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing, did not, at the time they were filed, or, if amended, as of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Company Subsidiary). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.
(b) Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments that would not be material to the Company and the Company Subsidiaries, taken as a whole).
(c) The Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), reasonably designed to (i) provide reasonable assurances that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer, the principal financial officer and the principal accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer, the principal financial officer and the principal accounting officer of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act and (ii) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since the Lookback Start Date, none of the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer, principal ﬁnancial officer and principal accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “signiﬁcant deﬁciencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over ﬁnancial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a signiﬁcant role in the Company’s internal control over financial reporting. Since the Lookback Start Date, there have been no written complaints received by the Company from a Governmental Authority regarding accounting, internal accounting controls or auditing practices.
(d) Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the SEC Reports, neither the Company nor any Company Subsidiaries has any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, in each case, which have not resulted from or arisen out of, and do not relate, to any breach or violation of, or default under, any Contract, Authorization or Law, (ii) are incurred in connection with the Transactions (and not in connection with any transactions contemplated in alterative thereto) or (iii) would not, individually or in the aggregate, have a Material Adverse Effect.
(e) Except as set forth on Section 4.05(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability in respect of Indebtedness (other than intercompany Indebtedness among the Company and/or any Company Subsidiary) or of any guarantee, endorsement or suretyship of or with respect to any Indebtedness of any other person (other than the Company or any Company Subsidiary).

(f) There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance with applicable Law relating to unclaimed property or escheat obligations, except as would not have a Material Adverse Effect.
SECTION 4.06 Absence of Certain Changes or Events. Between September 30, 2020 and the date of this Agreement:
(a) there has not been a Material Adverse Effect; and
(b) the Company and the Company Subsidiaries (1) have conducted their business in the ordinary course of business in all material respects, (2) have not taken any action which would have required the consent of Parent pursuant to clauses (g), (i), (j), (n), (o) or (s) of Section 6.01 if such action had been taken after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01 and (3) have not caused or permitted to occur:
(i) any split, combination or reclassification of any capital stock of the Company or issuance or authorization of issuance of any other securities in lieu of or in substitution for shares of any capital stock of the Company (other than issuances of Stock Units);
(ii) any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock of the Company or any equity interests of any Company Subsidiary (except for any acquisition of shares of a Company Subsidiary by the Company or another Company Subsidiary) or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, equity interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (A) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (B) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (C) the acquisition by the Company of Stock Units in connection with the forfeiture of such awards;
(iii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary which has materially affected the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law;
(iv) except as required by applicable Law, by the terms of any Plan set forth in the Company Disclosure Schedule or by the terms of this Agreement and except in the ordinary course of business, any (A) increase in the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of the Company Subsidiaries to any executive officer with base compensation in excess of $250,000, (B) entry into any employment, consulting, severance, retention or termination agreement or arrangement with any director or executive officer of the Company, (C) establishment, adoption or entry into or amending in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (D) establishment, adoption, entry into, modification or termination of any Plan, (E) act to accelerate or fund or in any other way secure any rights or benefits under any Plan with respect to any executive officer of the Company with base compensation in excess of $250,000 to the extent not already provided in any such Plan, (F) payment of any bonus to any executive officer of the Company with base compensation in excess of $250,000, (G) action to amend, waive or accelerate any rights or benefits under any Plan, or (H) grant, amendment or modification of any equity or equity-based awards;
(v) any acquisition of any material business (including by merger, consolidation, acquisition of stock or assets or otherwise), except for any acquisition for consideration that is individually not in excess of $5,000,000 or in the aggregate not in excess of $10,000,000; and
(vi) any incurrence of any Indebtedness, other than (A) intercompany Indebtedness among the Company and/or any Company Subsidiary, (B) the issuance of letters of credit, bank guarantees and surety bonds in the ordinary course of business and (C) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities) in an amount no greater than $5,000,000 in the aggregate.
SECTION 4.07 Absence of Litigation. Except as set forth on Section 4.07 of the Company Disclosure Schedule, there is no, and since the Lookback Start Date there has been no, litigation, suit, claim, arbitration, mediation, action, Governmental Authority investigation or other proceeding (each of the foregoing, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, by or before any Governmental Authority that would have a Material Adverse Effect or prevent the consummation of the Transactions. Neither the Company nor any Company Subsidiary is subject to any Order that remains outstanding against the Company or the Company Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect or prevent the consummation of the Transactions.
SECTION 4.08 Selected Contracts.
(a) Except for this Agreement, any intercompany agreements solely between or among any of the Company and any Company Subsidiaries and any Contracts filed as exhibits to the SEC Documents, Section 4.08 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of:
(i) each mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the Indebtedness of the Company or any Company Subsidiary, in each case, in the aggregate in excess of $10,000,000, is outstanding, other than any such Contract solely between or among any of the Company and any Company Subsidiary or between or among any Company Subsidiaries and any letters of credit for which the Company or any Company Subsidiary is the obligor;
(ii) each Contract to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate payments by or to the Company or any Company Subsidiary of more than $4,000,000 over the remaining term of such Contract, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less;
(iii) each Contract to which the Company or any Company Subsidiary is a party entered into since the Lookback Start Date, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $8,000,000 or containing material obligations on the Company or Company Subsidiary party thereto that are continuing, except for any Contract relating to the Transactions;
(iv) each Contract of the Company or any Company Subsidiary that restricts in any way the ability of the Company or such Company Subsidiary to compete with any business or in any geographical area or to solicit customers or solicit or hire employees or other individual service provides, in each case, that limits in any material respect the operation of the businesses of the Company or any material Company Subsidiary and that may not be cancelled by the Company or the applicable Company Subsidiary upon notice of ninety (90) days or less without material penalty or other material liability to the Company or any Company Subsidiary;
(v) each Contract of the Company or any material Company Subsidiary which contains “most favored nation”, “exclusivity”, minimum take or pay provisions or provisions similar to any of the foregoing;
(vi) each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $4,000,000, except those entered into in the ordinary course of business;
(vii) each Contract of the Company or any Company Subsidiary that establishes a partnership, joint venture or similar arrangement;

(viii) each Contract that is a settlement, conciliation or similar agreement (A) which would require the Company or any of the Company Subsidiaries to pay consideration of more than $2,500,000 after the date of this Agreement or (B) that subjects (or would subject) the Company or any Company Subsidiary to any equitable relief or other material ongoing requirements (other than payment requirements) or restrictions;
(ix) each Contract that is between the Company or any Company Subsidiary, on the one hand, and any director, officer, employee or independent contractor of the Company or any Company Subsidiary or any person beneficially owning five percent (5%) or more of the outstanding Shares, on the other hand, except for any Plan;
(x) each Contract to which any Principal Customer is a party;
(xi) each Contract that is material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole, under which a Company or any Company Subsidiary (A) licenses or receives any rights to any material Intellectual Property from a third party (other than non-exclusive licenses for commercial off-the-shelf software) or (B) licenses or grants any rights to any material Company Intellectual Property (other than non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business); and
(xii) each Contract to which any Principal Supplier is a party (other than purchase orders) that has a remaining term of more than ninety (90) days and that may not be cancelled by the Company or any Company Subsidiary without penalty or other material liability upon notice of ninety (90) days or less.
Each Contract set forth in Section 4.08 of the Company Disclosure Schedule or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”
(b) As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Selected Contract. Except as would not, individually or in the aggregate, have a Material Adverse Effect (i) each of the Selected Contracts is valid and binding on the Company or a Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, (ii) each Selected Contract is in full force and effect and, to the Knowledge of the Company, as of the date of this Agreement, there is no breach or default under any Selected Contract by any other party thereto, (iii) there is no breach or default under any Selected Contract by the Company or any Company Subsidiary, (iv) no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by the Company or any Company Subsidiary and (v) as of the date of this Agreement, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by any other party thereto.
SECTION 4.09 Compliance with Laws.
(a) Each of the Company and each Company Subsidiary is, and since the Lookback Start Date has been, in compliance with all Laws applicable to its business or operations, in each case except for instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect, and is in compliance with, all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of or noncompliance with which would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received notice that any Authorizations will be terminated or modified or cannot or will not be renewed in the ordinary course of business nor, to the Knowledge of the Company, has any event occurred that would reasonably be expected to result in any such termination, modification or non-renewal.
(b) The Company and each Company Subsidiary are, and since the Lookback Start Date have been, operating in compliance with applicable Anti-Corruption Laws and Sanctions Laws, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries. Neither the

Company nor any of the Company Subsidiaries (nor, any of their respective officers, directors, employees, or, to the Company’s Knowledge, third parties acting on behalf of the Company or the Company Subsidiaries) (i) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, where either the contribution, payment or gift or the purpose thereof was illegal under any Anti-Corruption Laws, or (ii) has engaged in any transaction that is prohibited by any Sanctions Laws, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries. The Company and each Company Subsidiary have established, and will continue to maintain, internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions Law.
(c) During the past five (5) years, none of the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or third parties acting on behalf of the foregoing, have been charged by any Governmental Authority with a violation of any Anti-Corruption Laws or Sanctions Laws, and there has not been any Action pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries concerning violations of any Anti-Corruption Laws Sanctions Law. None of the Company, the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any employee or agent of the Company or any of the Company Subsidiaries, is a Sanctioned Person.
SECTION 4.10 Labor and Employment Matters.
(a) Except as set forth in Schedule 4.10(a), (i) neither the Company nor any Company Subsidiary is a party, or otherwise subject to, any collective bargaining agreement or other Contract with any Union, and no such Contract is being negotiated by the Company or any Company Subsidiary; (ii) since the Lookback Start Date, there have not been, and through the date of this Agreement, there are no, to the Knowledge of the Company, union organizing activities concerning any employees of the Company or any Company Subsidiary, petitions seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Authority, unfair labor practice complaints or grievances, strikes, slowdowns, work stoppages, lockouts, picketing, or other similar labor activities or disputes pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary; (iii) no employee of the Company or any Company Subsidiary is represented by a Union; and (iv) no notice, consent or consultation obligations with respect to any employees of the Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.
(b) True and complete information as to the name (or employee identification number), current job title and annual salary or wage rate for all current employees of the Company and each Company Subsidiary as of February 13, 2021 has been made available to Parent. Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, no executive officer or business unit head or material group of employees has given notice of termination of employment or otherwise has any present intention to terminate his, her or their employment with the Company or any Company Subsidiary within the six (6)-month period following the date hereof. To the Knowledge of the Company, (i) no executive officer or business unit head of the Company or any Company Subsidiary is employed under a non-immigrant work visa or other work authorization that is limited in duration; and (ii) no executive officer or business unit head has been the subject of any sexual harassment, sexual assault, sexual discrimination or other misconduct allegations in connection with their employment during his or her tenure with the Company or any Company Subsidiary.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 4.10(c), the Company and each of the Company Subsidiaries are, and since the Lookback Start Date have been, in compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including occupational safety and health (including any guidance published by any Governmental Authority related to COVID-19), workers’ compensation, employee and independent contractor classification, wages and hours (including minimum wage, overtime, meal and rest breaks, vacation time and sick leave), family and medical leave, fair employment practices (including to the extent applicable, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination Laws. Except as would not individually or in the aggregate, have a Material Adverse

Effect, since the Lookback Start Date and as of the date of the Agreement, there are no Actions (or, to the Company’s Knowledge, any audits) pending by or before any Governmental Authority pertaining to the employment practices of the Company or any Company Subsidiary or, to the Company’s Knowledge, otherwise scheduled or threatened against the Company or any Company Subsidiary or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or Company Subsidiary; and to the Company’s Knowledge, no written complaints relating to employment practices of the Company or any Company Subsidiary have been made by or to any Governmental Authority or submitted to the Company or any Company Subsidiary or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or any of Company Subsidiary.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income Tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Plan purposes); (ii) neither the Company nor any Company Subsidiary has any liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in a Plan; and (iii) each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” from the requirements of the Fair Labor Standards Act or applicable state or foreign Law.
(e) Since the Lookback Start Date, neither the Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” of employees or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, as amended and in effect, or would otherwise trigger notice requirements or liability under any other similar state, local or foreign Law.
(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Company Subsidiaries: (i) are not delinquent in any payments to, or on behalf of, any independent contractors (who are individuals), officers, directors or employees for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for the Company or any Company Subsidiary prior to the date of this Agreement or material amounts required to be reimbursed or otherwise paid and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any independent contractors (who are individuals) officers, directors or employees (other than routine payments to be made in the ordinary course of business).
(g) Notwithstanding any other provisions of this Agreement, the representations in Section 4.04(a)(iv) (Non-Conflict of Contracts), Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes), this Section 4.10 (Labor and Employment Matters) and Section 4.13 (Taxes) set forth the sole representations and warranties of the Company in this Agreement relating to labor or employment matters and no other representations and warranties in this Agreement shall be deemed to apply to any labor or employment matters.
SECTION 4.11 Employee Benefit Plans.
(a) Section 4.11(a) of the Company Disclosure Schedule accurately and completely lists all material Plans (or forms of any such agreements or Contracts to the extent substantially similar). “Plans” mean (i) all employee benefit plans (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), (ii) all other bonus, pension, profit sharing, incentive compensation, stock ownership, stock purchase, phantom stock, stock option, restricted stock, other equity-based compensation, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, vacation, paid time-off, sick, severance, disability, death benefit, hospitalization, medical, welfare, fringe or other employee benefits or remuneration of any kind plans, programs, contracts, policies or arrangements, and (iii) all employment (including offer letters), consulting, indemnification, change in control, retention, termination or severance agreement, plan, program, contract, policy, or arrangement or other material contracts or agreements with any current or former employee, officer, director, independent contractor or other individual service provider, whether written or unwritten, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any obligation or liability (contingent or otherwise), or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any Company Subsidiary.
(b) With respect to each material Plan, the Company has made available to Parent true and complete copies of (to the extent applicable) (i) the current plan document together with all amendments thereto (or forms of agreements to the extent substantially similar) and, if the Plan has not been reduced to writing, a written summary of all material plan terms, with any sensitive information that the Company or any of the Company Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy to be redacted, (ii) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service of the United States (the “IRS”) or similar report required to be filed with any Governmental Authority, (iii) copies of any trust agreement, custodial agreements, insurance policies, administrative agreements, advisory agreements and group annuity contracts or other material contracts, (iv) the most recent actuarial reports, (v) the most recent summary plan description, (vi) the most recent determination or opinion letters from the IRS with respect to any Plans intended to be qualified under Section 401(a) of the Code, (vii) results of non-discrimination testing for each of the last three (3) years and a written summary of related corrections, and (viii) any non-routine notices or letters from, or other non-routine correspondence with, any Governmental Authority related to such Plan since the Lookback Start Date.
(c) Each Plan, including any associated trust or fund, has been established, maintained, funded and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. No Plan is or has ever been subject to Section 302 or Title IV of ERISA or Section 412 of the Code and none of the Company or any of the Company Subsidiaries has or has had any liability, contingent or otherwise, with respect to any employee benefit plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries or any of their ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and no Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or multiple employer plan as defined in Section 413(c) of the Code. The term “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of the Company Subsidiaries would, at the relevant time, be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
(d) Each Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination or opinion letter as to the tax qualified status of the plan and trust upon which it can rely, and no fact or event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification or otherwise result in material liability to the Company or any of the Company Subsidiaries. All required contributions, distributions, and premiums under each Plan for any period ending on or before the Effective Time that are not yet due have been made or properly accrued, to the extent required to be accrued under GAAP. With respect to each Plan, no prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) has occurred for which no exemption exists under Section 408 of ERISA or Section 4975 of the Code and which would reasonably be expected to subject the Company or the Company Subsidiaries or any of its employees, directors, officers or agents to a material Tax or other material liability. There have been no breaches of fiduciary duty with respect to any Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or the Company Subsidiaries.
(e) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all contributions required to have been made by the Company, any Company Subsidiary, or any of their ERISA Affiliates to any Multiemployer Plan has been timely made or properly accrued as required by the terms of the applicable collective bargaining agreement and applicable Law. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company, the

Company Subsidiaries or any of their ERISA Affiliates (a) has taken any action that has resulted or could result in a partial or complete withdrawal from any Multiemployer Plan or otherwise result in any withdrawal liability being assessed against the Company, the Company Subsidiaries or any of their ERISA Affiliates, (b) has incurred or would reasonably be expected to incur any withdrawal liability as a result of a “complete withdrawal” or “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, or in connection with a “mass withdrawal” or “plan amendment” as described in Section 4041A of ERISA, or has incurred or would reasonably be expected to incur any other termination liability to the Pension Benefit Guarantee Corporation with respect to any Multiemployer Plan, (c) has received notice that any Multiemployer Plan to which it contributes, is required to contribute or with respect to which it has any liability (1) is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “reorganization” within the meaning of Section 4241, (2) has initiated proceedings to terminate, or (3) is considered to be “endangered” or in “critical” status under Section 432 of the Code, or (d) is part of an arrangement or agreement with any other employer to withdraw from a Multiemployer Plan. No Multiemployer Plan to which the Company, the Company Subsidiaries or any of their ERISA Affiliates contributes, is required to contribute to, has contributed to in the last six (6) years, or with respect to which it has any liability would, to the Knowledge of the Company, reasonably be expected to undergo a “mass withdrawal” (as described in Section 4219 of ERISA).
(f) Neither the Company nor any of the Company Subsidiaries has any liability in respect of post-retirement health, medical, disability, life insurance or other welfare benefits for retired, former or current employees, independent contractors, other independent service providers or directors of the Company or any of the Company Subsidiaries except as required to comply with Section 4980 of the Code or any similar Law.
(g) With respect to any Plan, as of the date of this Agreement and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against any Plan or any trustee or fiduciary thereof, nor is any such claim anticipated, and (ii) there is no, nor has there been since the Lookback Start Date, administrative investigation, audit, voluntary compliance, government-sponsored amnesty, self-correction or similar program or other administrative proceeding by any Governmental Authority pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.
(h) Each Plan maintained outside of the United States (i) has been maintained, operated and funded in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings), (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, is funded and/or book reserved in all material respects, as required, based upon reasonable actuarial assumptions, in each case, except to the extent such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.
(i) Each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) is and has at all times been operated and documented in material compliance with the applicable requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder.
(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the execution and delivery of this Agreement, nor the consummation of the Merger (either alone or together with any other event) will, in respect of any employee, director, independent contractor or other individual service provider of the Company or any of the Company Subsidiaries (whether current, former or retired), (i) cause any payment or benefit to become due or payable, including severance pay, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding (through a grantor trust or otherwise) of any such compensation or benefits or cause the Company to transfer or set aside any assets to fund any benefits under any Plan, (v) otherwise give rise to any material liability under any Plan, (vi) limit or restrict the right to merge, amend, terminate or transfer the assets of any material Plan on or following the Effective Time, (vii) result in the forgiveness of any indebtedness or (viii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of the Company Subsidiaries has any gross-up or indemnity obligation on or after at the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.
(k) Notwithstanding any other provisions of this Agreement, the representations in Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes), Section 4.07 (Absence of Litigation), Section 4.09 (Compliance with Laws), this Section 4.11 (Employee Benefit Plans) and Section 4.13 (Taxes) set forth the sole representations and warranties of the Company in this Agreement relating to employee benefit matters, including the Company’s compliance with ERISA, sections of the Code and any other Law applicable to the operation and administration of any Plan and no other representations and warranties in this Agreement shall be deemed to apply to any of the foregoing matters.
SECTION 4.12 Real Property.
(a) Section 4.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company or any Company Subsidiary (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, the Company or a Company Subsidiary has good and valid fee title to each Owned Real Property, free and clear of all Liens (except for Permitted Liens).
(b) Section 4.12(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any Company Subsidiary is a tenant or a subtenant pursuant to which the Company or such Company Subsidiary, as applicable, is obligated to pay annual rent of $1,000,000 or more, other than those which are intercompany leases (each such location, a “Leased Real Property” and, the leases of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or a Company Subsidiary has a good and valid title to a leasehold estate in each Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) all Real Property Leases are in full force and effect, (iii) neither the Company nor Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement and (iv) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under any Real Property Lease on the part of the applicable Company or Company Subsidiary or the other party thereto.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect neither the Company nor any Company Subsidiary has received any written notice of any violation of Law by any Governmental Authority with respect to the Owned Real Property or the Leased Real Property and, to the Knowledge of the Company, the current use and operation of the Owned Real Property and the Leased Real Property by the Company or the Company Subsidiaries does not violate any applicable Law or Contract applicable to such property.
SECTION 4.13 Taxes.
(a) The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns with the appropriate Governmental Authority required to be filed by them and such Tax Returns are true, correct and complete in all material respects, and (ii) paid all material amounts of Taxes required to be paid by them and have withheld and timely paid to the proper Governmental Authority any material Taxes required to be withheld from amounts owing to, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), except, in each case, to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP.
(b) Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, there are no pending audits, actions, examinations, investigations, suits or other proceedings by a Governmental Authority in respect of any material Tax or material Tax Return of the Company or any of the Company Subsidiaries, and no such audits, actions, examinations, investigations, suits or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been proposed, asserted, assessed or threatened by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn.
(c) Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries), (ii) has been a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (iii) has any liability for the Taxes of another person under, by any reason of being a party to, any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and the Company Subsidiaries).
(d) Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiaries has waived or extended any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.
(e) Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.
(f) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(g) There are no material Liens for Taxes on the property or assets of the Company or any of the Company Subsidiaries, except for Liens described in clause (ii) of the definition of Permitted Liens.
(h) Except as set forth on Section 4.13(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting in each case prior to the Closing, (ii) installment sale, any intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount or deposit received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (v) Taxes due under Section 965 of the Code or (vi) gross income under Sections 951 or 951A of the Code as a result of activities or earnings prior to the Closing.
(i) The Company is not and has not been for the (5) year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897(c)(2).
(j) Except as set forth on Section 4.13(j) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has (i) made any election to defer any payroll Taxes under the CARES Act or analogous provision of state, local or foreign Law related to COVID-19 or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.
(k) Except as set forth on Section 4.13(k) of the Company Disclosure Schedule, no Company Subsidiary organized outside the United States has an investment in “United States property” within the meaning of Section 956 of the Code.
(l) Notwithstanding any provision herein to the contrary, (i) the representations in Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes or Events), Section 4.07 (Absence of Litigation), Section 4.09 (Compliance with Laws), Section 4.11 (Employee Benefit

Plans) and this Section 4.13 (Taxes) are the only representations and warranties being made with respect to Tax matters and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warrant, express or implied, is being made with respect thereto.
SECTION 4.14 Environmental Matters.
(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and each of the Company Subsidiaries is, and has been since the Lookback Start Date, in compliance with all applicable Environmental Laws, (ii) none of the Company or the Company Subsidiaries has received since the Lookback Start Date any written notification of any pending or threatened Action alleging a violation of any Environmental Law, (iii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (iv) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (v) there has been no release by the Company or any Company Subsidiary, or to Company’s Knowledge, by any other person, of any Hazardous Materials at, on, upon, into or from any Owned Real Property or Leased Real Property or any other property currently or formerly owned, leased or otherwise operated by Company or any Company Subsidiary, which such release was in violation of Environmental Laws or occurred in a manner or to a degree that requires reporting, investigation, remediation or other response pursuant to Environmental Laws.
(b) The term “Environmental Claims” means any written Action alleging liability under any Environmental Law or in connection with Hazardous Materials, including arising out of the Release or threatened Release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Laws” means any Law relating to pollution or protection of the environment or human health (in relation to exposure to Hazardous Materials). The term “Hazardous Materials” means petroleum, petroleum by-products, petroleum breakdown products, polychlorinated biphenyls, friable asbestos or any substances, materials or wastes that are regulated, classified, listed or otherwise characterized under Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or words of similar import under any Environmental Law. The term “Release” means any spilling, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dispersal, dumping, depositing, emptying, disposing or migrating or other release into or through the indoor or outdoor environment.
(c) The representations and warranties included in Section 4.04 (Non-Conflicts; required Filings and Consents), Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes or Events), Section 4.07 (Absence of Litigation), Section 4.09 (Compliance with Laws) and this Section 4.14 (Environmental Matters) are the only representations and warranties in this Agreement that apply to Environmental Claims, Environmental Laws or Hazardous Materials, or any other environmental, health or safety matters, and no other representations or warranties in this Agreement shall be deemed to apply to any such matters.
SECTION 4.15 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and all premiums due with respect to such insurance policies have been timely paid, (c) neither the Company nor any Company Subsidiary is in breach of, or default under, any such insurance policy and (d) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals. To the Knowledge of the Company, since the Lookback Start Date, neither the Company nor a Company Subsidiary has received written notice of termination or cancellation or denial of coverage with respect to any material insurance policy maintained by the Company or the Company Subsidiaries or any material claim made pursuant to any such insurance policy.
SECTION 4.16 Intellectual Property.
(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of the Company Subsidiaries solely owns each item of Company Intellectual Property free and clear of Liens, other than Permitted Liens and except as set forth on Section 4.16(a) of the Company Disclosure Schedule, (ii) all of the Registered Company Intellectual Property are subsisting and, to the Company’s Knowledge, valid and enforceable; and (iii) the Company or one of the Company Subsidiaries owns or has a valid right to use all Intellectual Property necessary to the operation of the Company or any Company Subsidiary; provided, that this subclause (iii) shall not be construed as a representation or warranty that the Company or any Company Subsidiary does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other person (the subject of which is addressed by the first sentence of Section 4.16(c)).
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, no Actions are pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other person or (ii) that contest the validity, use, ownership or enforceability of any of the issued or registered Company Intellectual Property (other than the review of pending patent and trademark applications by applicable Governmental Authorities during prosecution but, for clarity, including any inter-party proceedings before a Governmental Authority); provided, however, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company shall be deemed to be “threatened” rather than “pending.”
(c) To the Company’s Knowledge, neither the Company’s nor any Company Subsidiary’s operation of their respective businesses nor use of any Company Intellectual Property currently infringes, misappropriates, dilutes or otherwise violates or has, since the Lookback Start Date, infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, except where such infringement, misappropriation, dilution or other violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property except where such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, have a Material Adverse Effect.
(d) The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of the trade secrets that are part of the Company Intellectual Property, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since the Lookback Start Date and as of the date of this Agreement, there has been no failure with respect to any software, communications devices, computer systems, servers, network equipment, point of sale systems, and other electronic hardware owned by any of the Company or the Company Subsidiaries that caused a material disruption to their operations and that has not been reasonably resolved.
(f) Notwithstanding any other provision of this Agreement, this Section 4.16 (Intellectual Property) sets forth the sole representations and warranties of the Company in this Agreement relating to the Company’s or any Company Subsidiary’s infringement, misappropriation, dilution, or violation of any Intellectual Property of any other person, and no other representations or warranties in this Agreement shall be deemed to apply to such matters.
SECTION 4.17 Data Security. Since the Lookback Start Date, the Company and each Company Subsidiary has, except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) complied with an information security program that is comprised of reasonable physical, technical, organizational and administrative security measures and policies; (b) complied with all applicable Laws and Contracts related to the storage, collection, transfer, access and other processing of personal data; and (c) to the Company’s Knowledge, not experienced, or been notified in writing of, any data breach, cybersecurity incident (including any incident involving ransomware) or unauthorized or unlawful storage, collection, transfer, access or other processing of personal data or systems used by or on behalf by the Company or any Company Subsidiary.
SECTION 4.18 Affiliate Transactions (a) . Since the Lookback Start Date there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor, to the Knowledge of the Company, are there any of the foregoing currently proposed, that

(a) are between the Company and any Affiliates of the Company (other than a Company Subsidiary) or other related persons, including any stockholder, officer or director of the Company or immediate family member thereof (or with respect to any Company Subsidiary, any person equivalent to any of the foregoing) and/or (b) if proposed but not having been consummated or executed, if consummated or executed, would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date hereof.
SECTION 4.19 Customers and Suppliers.
(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the ten (10) largest customers of the Company and the Company Subsidiaries based on the consolidated revenues received from such persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2020 (each, a “Principal Customer”) and (ii) with respect to each Principal Customer, the aggregate amounts received from each such Principal Customer for the fiscal year ended December 31, 2020.
(b) Section 4.19(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2020 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to each such Principal Supplier for the fiscal year ended December 31, 2020.
(c) Since January 1, 2020, the Company has not received any written notice from any Principal Customer or Principal Supplier indicating that any such person (i) is either ceasing, substantially reducing, materially altering the terms or conditions of their dealings, or (ii) intends to cease, substantially reduce, or materially alter the terms or conditions of their dealings with the Company or any Company Subsidiary. To the Company’s Knowledge, as of the date of this Agreement, there is no anticipated cancellation, termination, non-renewal or material alteration (including any material reduction in the rate or volume of purchases or sales or material increase in the prices charged or paid, as the case may be) involving any Principal Customer or Principal Supplier.
SECTION 4.20 Board Approvals; Vote Required.
(a) The Company Board, by resolutions duly adopted at a meeting duly called and held: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of this Company and (v) directed that this Agreement be submitted to a vote of the stockholders of the Company.
(b) Assuming the accuracy of the representations and warranties in Section 5.05, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of the Company Common Stock or any other class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.
SECTION 4.21 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 5.05, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company By-laws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions.
SECTION 4.22 Opinion of Financial Advisor. The Company Board has received the written opinion of Centerview Partners LLC, dated February 15, 2021 that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the holders of Shares (other than holders of Excluded Shares, Dissenting Shares and any Shares held by any affiliate of the Company or Parent) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, true, correct and complete copy of such opinion will be made available to Parent promptly following receipt thereof by the Company for information purposes only.
SECTION 4.23 Brokers. No broker, finder or investment banker (other than Centerview Partners LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available to Parent true, correct and complete copies of all agreements pursuant to which Centerview Partners LLC is entitled to any fee, commission or expenses in connection with the Merger.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
SECTION 5.01 Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.
SECTION 5.02 Organizational Documents. Parent has prior to the date of this Agreement furnished to the Company a true and complete copy of the certificate of incorporation and by-laws (or equivalent organizational documents) of Parent and Merger Sub, in each case as amended to date. Such certificate of incorporation and by-laws (or equivalent organizational documents) are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents), as applicable, except such violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
SECTION 5.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
SECTION 5.04 No Conflict; Required Filings and Consents; Agreements.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.04(b) have been obtained and that all filings, notifications and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or their respective properties or assets is bound or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) in connection with any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets are bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of appropriate merger documents as required by the DGCL, (v) the premerger notification and waiting period requirements of the HSR Act and (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company.
SECTION 5.05 Ownership of Shares. None of Parent, Merger Sub or their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to this Agreement) beneficially own, any Shares, (b) is an “interested shareholder” under Section 203 of the DGCL or (c) is party to any agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.
SECTION 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates, or any property or asset of Parent or any of its Affiliates, by or before any Governmental Authority, that would have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is, as of the date of this Agreement, subject to any Order that remains outstanding against Parent or any of its Affiliates that, individually or in the aggregate, would have a Parent Material Adverse Effect.
SECTION 5.07 Operations of Parent and Merger Sub. Each of Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub is a direct, wholly-owned Subsidiary of Parent.
SECTION 5.08 Financing.
(a) Parent has received and accepted (i) an executed equity commitment letter dated February 16, 2021 (the “Equity Commitment Letter”) from New Mountain Partners VI, L.P. (the “Equity Investor”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amount set forth therein (the “Equity Financing”) and (ii) an executed commitment letter dated February 16, 2021 from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to provide the debt financing in the amounts set forth therein at the Effective Time (the “Debt Financing”) for the purpose of funding the Transactions and the related fees and expenses thereto, together with any fee letters related thereto (including all exhibits, schedules and annexes thereto, and the redacted executed fee letters associated therewith, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”). The Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereof, and the Company is entitled to enforce, directly or indirectly, the Equity Commitment Letter in accordance with its terms. The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto (with any fee letters related to the Debt Financing being subject to customary redactions of fee amounts, pricing caps and “market flex”) (the “Fee Letter”).
(b) Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to the obligations of the Lenders to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter or to the obligations of the Equity Investor to fund the full amount of the Equity Financing in accordance with the terms of the Equity Commitment Letter. Assuming satisfaction of the conditions set forth in Section 8.01 and Section 8.02, as of the date hereof Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub at the Effective Time.
(c) Assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, the Financing, when funded in accordance with the Commitment Letters, shall provide Merger Sub with cash proceeds at the Effective Time (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Commitment Letters and any fee letters related thereto) sufficient for Merger Sub and the Surviving Company to pay the aggregate Merger Consideration, any prepayment, repayment, refinancing or conversion of debt contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Article III) and any fees and expenses of or payable by Parent or Merger Sub in connection with the Transactions and the Financing, in each case, payable on the Closing Date (collectively, the “Required Amount”).
(d) The Commitment Letters are (i) legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, of each of the other parties thereto (subject, in the case of the Debt Commitment Letter, to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally) and (ii) in full force and effect. As of the date hereof, assuming the satisfaction of the condition set forth in Section 8.02(a), no event has occurred that, with or without notice, lapse of time, or both, would or, would reasonably be expected to, (x) constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters or (y) result in any portion of the Financing being unavailable or materially delayed at the Effective Time or on the Closing Date. Parent or Merger Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters have been modified, amended or altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified or rescinded in any respect. There are no other fee letters, engagement letters, side letters or other agreements, Contracts or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party related to the funding of the full amount of the Debt Financing or Equity Financing other than fee letters that relate only to structuring, arranging or other similar fees.
(e) Parent and Merger Sub acknowledge and agree that, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any other financing or other transaction or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
SECTION 5.09 Parent Guarantee. Parent has furnished the Company with a true, complete and correct copy of a guarantee by the Equity Investor in favor of the Company (the “Parent Guarantee”), which provides a guarantee of Parent’s obligations as set forth, and upon the terms and subject to the conditions contained, therein. The Parent Guarantee, in the form provided to the Company, is a legal, valid and binding obligation of the Equity Investor, is in full force and effect and is enforceable in accordance with the terms thereof against the Equity Investor and the other parties thereto, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The Parent Guarantee has not been amended or modified (and no waiver of any provision thereof has been granted), and the obligations and commitments contained in the Parent Guarantee have not been withdrawn or rescinded in any respect and no event has occurred that would result in any breach or violation of, or constitute a default under, the Parent Guarantee. The Company is an express third party beneficiary of the Parent Guarantee and the Company is entitled to enforce, directly or indirectly, the Parent Guarantee in accordance with its terms against the Equity Investor.
SECTION 5.10 Solvency. Immediately after giving effect to the consummation of the Transactions (including the payment of the aggregate Merger Consideration and all other Required Amounts) and assuming the accuracy in all material respects of the representations and warranties contained in Article IV, the Surviving Company on a consolidated basis will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.
SECTION 5.11 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
SECTION 5.12 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and the Company Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and the Company Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Company Subsidiary, or any of their respective shareholders or Representatives, or any other person, with respect thereto. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article IV, none of the Company nor any Company Subsidiary, nor any of their respective shareholders or Representatives, nor any other person, has made or is making any warranty with respect to any matter, including any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Parent and Merger Sub acknowledge and agree that they have not relied on any information provided by the Company, the Company Subsidiaries or any of their Representatives, including information in any “data room”, management presentations or any estimates, projections, forecasts, forward-looking statements or business plans received from the Company and the Company Subsidiaries or their Representatives. Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.
ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01 Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company Disclosure Schedule, expressly provided by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to (i) conduct the businesses of the Company and the Company Subsidiaries in all material respects in the ordinary course of business, (ii) use commercially reasonable efforts to preserve materially intact its current business organization and to preserve in all material respects its relationships with key employees and others having significant business dealings with the Company or any Company Subsidiary and (iii) comply in all material respects with applicable Law. Without limiting the generality of the foregoing, except (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) expressly required by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (z) for actions taken reasonably and in good faith in response to an imminent threat to human health or safety arising from COVID-19 (provided that prior to taking any actions that the Company intends to take in reliance on this clause (z), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) prior to taking such actions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to:
(a) declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a Company Subsidiary to its parent;
(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for, or convertible into, shares of its capital stock (other than the issuance Stock Units permitted pursuant to Section 6.01(d));
(c) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (ii) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (iii) the acquisition by the Company of Stock Units in connection with the forfeiture of such awards;
(d) issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(d)) in accordance with their present terms and (ii) as required to comply with any Plan that is disclosed on Section 4.11(a) of the Company Disclosure Schedule as in effect on the date of this Agreement;
(e) amend the Company Charter or the Company By-laws or the comparable organizational documents of any Company Subsidiary;
(f) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (i) any other person or business (or all or any substantial portion of the assets of any person or business) or (ii) any other assets or properties outside of the ordinary course of business or that are material to the Company and the Company Subsidiaries (taken as a whole), other than (1) transactions solely between the Company and the Company Subsidiaries or solely between the Company Subsidiaries and (2) any acquisition that is individually not in excess of $4,000,000 or in the aggregate not in excess of $8,000,000;
(g) sell, transfer, lease, license, sublicense, abandon or otherwise dispose of, any of its material properties or assets (including equity securities (or securities convertible into equity securities) of any Company Subsidiary and intangible property), other than (i) sales or other dispositions in the ordinary course of business with value or purchase price less than $2,500,000 individually or $5,000,000 in the aggregate, (ii) sales or other dispositions of equipment or Intellectual Property that is no longer used or useful in the operations of the Company or any Company Subsidiary, (iii) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business or (iv) solely between the Company and the Company Subsidiaries or between the Company Subsidiaries;
(h) (i) incur any Indebtedness, other than (A) intercompany Indebtedness between the Company and a Company Subsidiary or between Company Subsidiaries, (B) the issuance of letters of credit, bank guarantees or surety bonds in the ordinary course of business and (C) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities) in an amount not to exceed $4,000,000 in the aggregate or (ii) make any loans or capital contributions to, or investments in, any other person, in an aggregate amount of $8,000,000 or more for all such investments, other than to or in any Company Subsidiary;
(i) except as required by applicable Law, the terms of any Plan set forth in the Company Disclosure Schedule, or this Agreement (1) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of the Company Subsidiaries to any employee, officer, director, independent contractor or other individual service provider with base compensation in excess of $250,000 after giving effect to such increase (except for any increases that result from amendments or changes to Plans covering a broad group of employees in the ordinary course of business that are not specifically targeted at any employee, officer, director, independent contractor or other individual service provider with base compensation in excess of $250,000 after giving effect to such increase), (2) enter into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, officer, director, independent contractor or other individual service provider of the Company or any of the Company Subsidiaries whose base compensation would exceed $250,000, (3) negotiate establish, extend, adopt or enter into or amend any collective bargaining agreement or other Contract with any Union, (4) establish, adopt, enter into, modify or terminate any Plan (other than as permitted pursuant to clause (1) and (2) hereof and except as would not be prohibited by clauses (5), (6), (7), or (8), in the ordinary course of business), (5) act to accelerate or fund or in any other way or secure any rights or benefits under any Plan, (6) grant or pay any bonus, severance or termination pay or benefit to any employee, director, independent contractor or other individual service provider of the Company with base compensation in excess of $250,000 as of the date of this Agreement, (7) take any action to amend, waive or accelerate any rights or benefits under any Plan, or (8) grant, amend or modify any equity or equity-based awards (except for any ministerial or other amendments or modifications in the ordinary course that do not increase the benefits for any service provider);
(j) settle any Action, in each case involving or against the Company or any Company Subsidiary, other than the settlement of Actions that solely require the payment of money damages (and do not involve the grant of any equitable relief) by the Company or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed, in the aggregate, $4,000,000, in each case, that do not involve the imposition of restrictions on the business or operations of the Company or any of the Company Subsidiaries that, in each case, interfere with the operations of the Company or any of the material Company Subsidiaries;
(k) make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law;
(l) (i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than reorganizations solely by or among Company Subsidiaries) or (ii) enter into a material new line of business;
(m) form, dissolve or liquidate any Company Subsidiary;
(n) make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), elect or change any material method of accounting for Tax purposes or Tax accounting periods, make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability, execute any closing agreement relating to a material amount of Tax with any Governmental Authority, surrender any right to claim a material Tax refund, prepare any income or other material Tax Return in a manner materially inconsistent with past practice, except, in each case, for actions required by Law;
(o) make any capital expenditures, other than (i) capital expenditures in accordance with the budget provided prior to the date hereof by the Company to Parent and (ii) any other capital expenditures in an amount not to exceed, in the aggregate, $3,000,000;
(p) terminate, amend, modify or waive material rights or material claims under any Selected Contract or any Contract entered into on or after the date of this Agreement that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than expirations, change orders or extensions of any such Contract in the ordinary course of business in accordance with their respective terms;
(q) grant any Lien (other than a Permitted Lien) on any assets or properties of the Company or any Company Subsidiary;

(r) hire, engage or terminated (other than a termination for cause) the employment or engagement of any employee, director, officer, independent contractor or other individual service provider who earns or will earn annual base compensation in excess of $250,000;
(s) take any action that would otherwise constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or under any other similar state, local or foreign Law;
(t) enter into any new Contract with any person which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; or
(u) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (a) – (t).
SECTION 6.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that would reasonably be expected to result in a Parent Material Adverse Effect.
SECTION 6.03 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE VII

ADDITIONAL AGREEMENTS
SECTION 7.01 Proxy Statement; Company Stockholders’ Meeting.
(a) As promptly as reasonably practicable, but in any event no later than twenty (20) Business Days following the date of this Agreement, the Company, with the reasonable and customary assistance of Parent, shall prepare and file with the SEC the preliminary Proxy Statement. Subject to the terms of the Agreement, the Proxy Statement shall include the Company Board Recommendation. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly (and in any event, within one (1) Business Day of receipt) notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information. The Company shall consider in good faith any comments made by Parent and/or its counsel. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(b) Unless this Agreement is terminated pursuant to Section 9.01, the Company shall (including, for the avoidance of doubt, if there has been an Adverse Recommendation Change), as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Company Stockholders’ Meeting. Notwithstanding the foregoing sentence, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall, after consultation with Parent, have the right to make one or more successive postponements or adjournments of the Company Stockholders’ Meeting; provided, that in no event shall the Company postpone or adjourn the Company Stockholders’ Meeting to a date that is later than the date that is ten (10) Business Days prior to the Outside Date without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless otherwise required by Law. The Company shall submit this Agreement to its stockholders at the Company Stockholders’ Meeting and, unless there has been an Adverse Recommendation Change made in accordance with the terms hereof, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and obtain the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and related matters (including any “golden parachute” vote) shall be the only matters (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting.
SECTION 7.02 Access to Information; Confidentiality.
(a) Except (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of Law or the terms of any Contract, or, in the case of clause (ii), result in a loss of attorney-client attorney work product or other legal privilege), during the Pre-Closing Period, the Company shall and shall cause the Company Subsidiaries to, at Parent’s expense: (x) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, properties and offices and other facilities of the Company and the Company Subsidiaries and to the material books and records thereof, and (y) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any losses that may be incurred by any of them arising out of or related to the use, storage or handling of (i) any personally identifiable information relating to employees, providers or customers of the Company or any Company Subsidiary and (ii) any other information that is protected by applicable Law (including privacy Laws) or a Contract and to which Parent or its Representatives are afforded access pursuant to the terms of this Agreement.
(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Article VII shall be kept confidential in accordance with the confidentiality agreement, dated September 2019 and amended on January 5, 2021 (the “Confidentiality Agreement”), between New Mountain Capital, L.L.C. (an Affiliate of Parent of Merger Sub) and the Company.

SECTION 7.03 No Solicitation.
(a) The Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) its and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquiror or its Representatives with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal, and shall promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. The Company and the Company Subsidiaries shall not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any standstill provisions of any confidentiality agreement (or any similar agreement) to which the Company or any of the Company Subsidiaries is a party relating to an Acquisition Proposal, or exempt any person (other than Parent, Merger Sub and their respective Affiliates and Representatives) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or similar provisions of any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulation); provided, that, notwithstanding anything in this Agreement to the contrary, the Company and the Company Subsidiaries shall be permitted to modify, amend, terminate, waive, release or fail to enforce any provisions of any standstill agreement (or similar or related agreement), if the Company Board shall have determined (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be a breach of its fiduciary duties under applicable Law.
(b) Except as permitted by this Section 7.03, during the Pre-Closing Period, the Company agrees that neither it nor any Company Subsidiary shall, and it shall use its reasonable best efforts to cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of any Acquisition Proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal, except to notify such person of the existence of this Section 7.03(b) or (iii) except for an Acceptable Confidentiality Agreement, enter into any acquisition agreement, merger agreement, letter of intent or understanding or other agreement relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (each, an “Acquisition Agreement”); provided, that, if, prior to the receipt of the Company Stockholder Approval, the Company receives an Acquisition Proposal that did not result from a breach of this Agreement and the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, the Company and the Company Subsidiaries and its and their Representatives may (A) engage in discussions or negotiations with the person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal and (B) furnish information to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement.
(c) The Company shall promptly (and, in any event, within twenty-four (24) hours) after receipt of any Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to result in, any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal, inquiry, offer or proposal received by the Company (including copies of any written requests, proposals or offers, including proposed agreements), and the identity of the person or “group” making such Acquisition Proposal, inquiry offer or proposal. The Company shall (i) keep Parent reasonably informed on a reasonably prompt basis of the status and terms of, and changes in, any such Acquisition Proposal, inquiry, offer or proposal (including copies of any written requests, proposals, offers or agreements related thereto) and (ii) make available to Parent copies of all written due diligence materials concerning the Company provided by the Company to such party to the extent not previously provided or made available to Parent. The Company shall promptly (and, in any event, within twenty-four (24) hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.
(d) Except as permitted by this Section 7.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withhold, withdraw or qualify (or modify or amend in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; (iii) fail to include the Company Board Recommendation in the Proxy Statement; (iv) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal offer; or (v) if an Acquisition Proposal other than a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act shall have been publicly announced or disclosed, fail to reaffirm the Company Board Recommendation upon the written request of Parent within five (5) Business Days after such written request; provided, that Parent may only make one such reaffirmation request with respect to each such public announcement or disclosure of an Acquisition Proposal so long as the Company reaffirmed the Company Board Recommendation in response to such request and such Acquisition Proposal has not been subsequently amended or modified (any of the foregoing actions, an “Adverse Recommendation Change”).
(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval but subject to compliance with Section 7.03(a), if in response to an unsolicited Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a breach of this Section 7.03, the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such action would, or would be reasonably likely to, violate its fiduciary duties under applicable Law, then (i) the Company Board may make an Adverse Recommendation Change and/or (ii) the Company may terminate this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) unless the Company (A) prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent (or its designee) the Company Termination Fee and (B) concurrently with such termination, enters into a definitive agreement that documents the terms and conditions of such Superior Proposal.
(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, but subject to the Company’s and the Company Board’s compliance with Section 7.03(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would, or would be reasonably likely to, violate of its fiduciary duties under applicable Law.
(g) Prior to effecting an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to a Superior Proposal, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(ii), as applicable, (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement, (iii) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement, and (iv) no earlier than the end of such three (3)-Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3)-Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to the first such subsequent notice, references herein to the “three (3) Business Day” period shall be deemed a “two (2)-Business Day” period, and with respect to each subsequent notice thereafter, such references shall be deemed to be a “one (1)-Business Day” period.
(h) Prior to effecting an Adverse Recommendation Change with respect to an Intervening Event, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent’s

Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (iii) no earlier than the end of such three (3)-Business Day period, the Company Board shall determine in good faith, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such three (3)-Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would, or would be reasonably likely to, violate the Company Board’s fiduciary duties under applicable Law.
(i) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its advisors) that its failure to do so would, or would be reasonably likely to, violate its fiduciary duties under applicable Law; provided, that any Adverse Recommendation Change may only be made in accordance with this Section 7.03. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change if the Company Board reaffirms the Company Board Recommendation in such statement or such statement is a “stop, look and listen” communication.
(j) Except as set forth in Section 9.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:
(i) “Acquisition Proposal” means any proposal or offer, from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Merger Sub, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets, revenue or net income of the Company and the Company Subsidiaries indirectly through the acquisition of equity interests of a Company Subsidiary, or (2) 20% or more of any class of voting securities of the Company; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company (other than any such transaction among the Company and any of the Company Subsidiaries or among the Company Subsidiaries).
(ii) “Intervening Event” means any change, effect, event, occurrence or fact that materially affects the Company and the Company Subsidiaries, taken as a whole, that (A) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and which become known to or by the Company Board prior to the receipt of the Company Stockholder Approval and (B) does not involve or relate to (I) an Acquisition Proposal, (II) changes in the trading price or trading volume of Shares (provided that, to the extent not otherwise excluded by the other clauses or subclauses of this definition, the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred), (III) any overachievement by the Company or any of the Company Subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that, to the extent not otherwise excluded by the other clauses or subclauses of this definition, the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred) or (IV) any development or change in the industries the Company and the Company Subsidiaries operate in or any changes in Laws.
(iii) “Superior Proposal” means any bona fide written Acquisition Proposal that (A) did not result from or in connection with a breach by the Company of this Section 7.03, (B) is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects

(including the identity of the third party making such Acquisition Proposal and the conditionality and timing of such proposal) of such Acquisition Proposal, (C) is reasonably likely to be consummated in accordance with its terms on a timely basis and is not subject to any “due diligence” or financing contingencies and (D) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(g)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” will be deemed references to “50%”.
SECTION 7.04 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and by-laws (or similar organizational documents) of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company By-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary.
(b) For a period of six (6) years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or one of the Company Subsidiaries, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking (in form and substance reasonably acceptable to the Surviving Company) to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) the Surviving Company shall, and Parent shall cause the Surviving Company to, pay the reasonable fees and expenses of one (1) counsel selected by the Indemnified Parties, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto in writing, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, that in the event that any claim for indemnification is asserted or made within such six (6) year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 7.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or by-laws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.
(c) Prior to the Effective Time, the Company may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six (6) year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement. If the Company does not obtain “tail” insurance prior to the Effective Time, the Surviving Company shall either (i) cause to be obtained at the Effective Time “tail”

insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 7.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for amounts not to exceed such maximum annual amount in aggregate annual premiums.
(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.04.
(e) The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, each of whom shall be a third party beneficiary under this Agreement.
(f) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.04.
SECTION 7.05 Employee Benefits Matters.
(a) Parent hereby agrees that, for a period of eighteen (18) months immediately following the Effective Time or if earlier, the applicable Covered Employee’s period of employment, it shall, or it shall cause the Surviving Company and its Subsidiaries to: (i) provide each “Covered Employee” (which is defined as each employee of the Company and of each of the Company Subsidiaries as of the Effective Time other than an employee of the Company or any of the Company Subsidiaries whose terms and conditions of employment are governed by a collective bargaining agreement or other Contract with a Union, which shall continue to apply) with at least the same level of base salary and annual target cash incentive compensation opportunity that was provided to such Covered Employee immediately prior to the Effective Time and (ii) provide each Covered Employee with other employee benefits (excluding (x) any equity, equity-based, long-term incentive, change-in-control, retention benefit, and nonqualified deferred compensation, (y) defined benefit or (z) post-retirement or retiree medical or health and welfare benefits (the “Excluded Benefits”)) that are no less favorable in the aggregate than those provided to such Covered Employee and their covered dependents immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Covered Employee arising under the terms of any Plan that is an employment, retention, severance, change-in-control or similar agreement, in accordance with the terms thereof in effect on the Closing.
(b) Parent shall use commercially reasonable efforts to cause the Surviving Company and its Subsidiaries to credit Covered Employees for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan (excluding the Excluded Benefits) of Parent, the Surviving Company, or any of their Subsidiaries for purposes of eligibility to participate, vesting and eligibility to receive benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which any Covered Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Covered Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to Parent, Surviving

Company or any of their respective Subsidiaries, provided, that such accruals have been paid or properly recorded as a liability on the books of the relevant entity. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan or any grandfathered or frozen Parent benefit plan.
(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (“Parent Welfare Benefit Plans”) in which a Covered Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Company shall use commercially reasonable efforts to, subject to the terms of the applicable Parent Welfare Benefit Plan, (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Covered Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Covered Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Covered Employee or covered dependent under the Plans during the relevant plan year, up to and including the Effective Time.
(d) The provisions contained in this Section 7.05 are included for the sole benefit of the parties hereto, and nothing in this Section 7.05, whether express or implied, shall (i) create any third party beneficiary or other rights in any other person, including any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any Company Subsidiary, any participant in any Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, to enforce the provisions of this Section 7.05, (ii) create any right to employment or service, continued employment or service or any term or condition of employment or service with the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates, (iii) be treated as an adoption of, termination of, an amendment, waiver or other modification of any Plan or other employee benefit plan or arrangement or (iv) limit in any way the right of the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement at any time in accordance with its terms.
SECTION 7.06 Further Action.
(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than ten (10) Business Days, following the date of this Agreement. In addition, each Party agrees to make, or cause to be made, as promptly as reasonably practicable and use its reasonable best efforts to make as promptly as practicable after the date of this Agreement (or such other date as may be required by the applicable Antitrust Law) any other filings and notifications pursuant to any other Antitrust Law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested related to the Transactions. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.
(b) Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 7.06(a), Parent and Merger Sub shall, and shall cause each of their respective Affiliates to, take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, Parent and Merger Sub shall defend any Action in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions or which would prevent the consummation of the Merger prior to the Outside Date.
(c) Subject to applicable Laws, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any material communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.
(d) Notwithstanding anything to the contrary in this Agreement, no party shall be required, nor shall the Company (or any of the Company Subsidiaries) be permitted, to take or commit to take any action with respect to its assets, properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any Authorization, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.
(e) None of the Company, the Company Subsidiaries, Parent, Merger Sub or any of their respective Affiliates shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to:
(i)  consummate the Merger and the Closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the Transactions, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.
SECTION 7.07 Obligations of Parent with Respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. During the Pre-Closing Period, neither Parent nor Merger Sub shall engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.
SECTION 7.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any matters contemplated by Section 7.03, Section 9.01 or Section 9.03, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of Nasdaq or any United States national securities exchange on which the Shares are then traded, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing, each party may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 7.08). Prior to making any material written communications to the employees or independent contractors of the Company or any of the Company Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication at least one (1) Business Day prior to dissemination prior to the date of first use, and the Company shall consider in good faith any comments made to such communication (it being understood that any subsequent communication that sets forth substantially the same information shall not require compliance with this sentence).
SECTION 7.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred by the Company and Company Subsidiaries in connection with this Agreement and the Transactions.
SECTION 7.10 Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.
SECTION 7.11 Stockholder Litigation. The Company shall notify Parent promptly of the commencement of, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”) and shall promptly advise Parent of any material developments with respect to and keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such stockholder litigation; provided, however, the Company shall give Parent the right to consult and participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not and shall not permit any of its Representatives to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).
SECTION 7.12 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 7.13 Certain Filings and Consents. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. The Company and Parent shall reasonably cooperate in seeking to obtain consents and waivers with respect to Contracts to which the Company or a Company Subsidiary is a party (which may or may not be obtained); provided, that (A) neither the Company nor any of the Company Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value for the purposes of obtaining any such consents without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and (B) no failure to obtain any such consent or waiver or any Contract termination as a result of such failure shall result in the failure of any condition set forth in Article VIII.
SECTION 7.14 Financing.
(a) Parent and Merger Sub shall use their respective reasonable best efforts to obtain the proceeds of the Financing at or prior to the Effective Time on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters, (ii) negotiating, as promptly as practicable, definitive agreements with respect to the Debt Financing to be entered into at or prior to the Effective Time (the “Definitive Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or the Fee Letter), in each case which terms shall not in any respect expand on the conditions to the funding of the proceeds from the Debt Financing at or prior to the Effective Time or reduce the aggregate amount of the proceeds from the Debt Financing available to be funded at or prior to the Effective Time below the Required Amounts, (iii) satisfying on a timely basis all conditions in the Commitment Letters and the Definitive Financing Agreements applicable to Parent or Merger Sub and their Affiliates to obtain the Financing and (iv) borrowing an amount necessary in accordance with the terms of the Definitive Financing Agreements to consummate the Transactions. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders, and shall cause the Equity Investors, to fund at or prior to the Effective Time the Financing required to consummate the Transactions and to pay related fees and expenses at or prior to the Effective Time. Parent and Merger Sub shall use their reasonable best efforts to comply with their respective obligations. Parent and Merger Sub shall not, without the prior written consent of the Company, (A) permit any amendment, assignment, supplement or modification to, or any waiver of any provision or remedy under, restate, substitute or replace, the Commitment Letters if such amendment, assignment, supplement, modification, waiver, restatement, substitution or replacement (1) would (x) adversely and materially impact the ability of either Parent or Merger Sub to enforce their respective rights against any other parties to the Commitment Letters or the Definitive Financing Agreements relative to the ability of Merger Sub to enforce its rights against any of such other parties to the Commitment Letters as in effect on the date hereof, (y) add new (or expand any existing) conditions to the receipt of the Financing or otherwise adversely affect (including with respect to timing) the ability or likelihood of Parent or Merger Sub to timely consummate the Merger at the Closing or any of the Transactions, or (z) be reasonably expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (2) reduces the aggregate amount of the Financing or (3) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Transactions; provided, that Parent or Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement or (B) take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letters. Upon any such permitted amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 7.14(a), the terms “Debt Commitment Letter” and “Debt Financing” shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby.
(b) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent and Merger Sub will (i) use their respective best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (as applicable, in an amount sufficient to replace such unavailable Debt Financing and in any event in an amount sufficient to consummate the Transactions) from the same or other sources and on terms and conditions not less favorable to Parent and Merger Sub than such unavailable Debt Financing (including giving full effect to the “flex” provisions contained in any related fee letter) and which do not include any conditions to the consummation of such alternative debt or equity financing, as applicable, that are more onerous than the conditions set forth in the Debt Financing and which do not include any additional conditions to the consummation of such alternative debt or equity financing, as applicable, that are not conditions in the applicable Financing, with it being understood and agreed that if Parent and Merger Sub proceed with any alternative financing, Parent and Merger Sub shall be subject to the same obligations with respect to such alternative financing as set forth in this Agreement with respect to the Debt Financing, and (ii) promptly notify the Company of such unavailability. For the purposes of this Agreement, the terms “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter, remaining in effect at the time in question). Upon the Company’s request, Parent and Merger Sub shall keep the Company informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall provide the Company with prompt written notice (i) of (A) any material breach or default by any party to any Commitment Letters or the Definitive Financing Agreements of which Parent or Merger Sub becomes aware (any breach or default in timely funding any commitment is agreed to be “material”), (B) the receipt of any written notice or other written communication from any Lender, or other financing source with respect to any actual or threatened breach, default (or accusation of breach or default), termination or repudiation by any party to any Debt Commitment Letters or the Definitive Financing Agreements of any provision thereof, or (C) any material dispute or disagreement between or among Parent and Merger Sub, on the one hand, and the Lenders, on the other hand, or among any Lenders to any of the Debt Commitment Letters or the Definitive Financing Agreements with respect to the obligation to fund any of the Debt Financing or the amount of the Debt Financing to be funded at the Effective Time, and (ii) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letters or the Definitive Financing Agreements. Notwithstanding (i) the foregoing compliance, by Parent and Merger Sub with this Section 7.14 shall not relieve Parent or Merger Sub of their obligations to consummate the Transactions whether or not the Financing is available and (ii) anything to the contrary herein, Parent shall have no obligation to disclose any information pursuant to this Agreement that is subject to attorney-client or similar legal privilege.
(c) Prior to the Closing, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including: (i) upon reasonable notice, participating in a reasonable number of lender meetings, presentations, due diligence sessions and sessions with rating agencies, in each case, to the extent reasonable and customary, in connection with the marketing of the Financing; (ii) solely to the extent required by the Debt Commitment Letter or the Fee Letter, using reasonable efforts to facilitate the pledging of collateral, effective no earlier than, and conditioned upon the occurrence of, the Closing; (iii) furnishing Parent with the Required Information; (iv) cooperating with the marketing efforts of the Debt Financing, by assisting with the preparation of customary rating agency preparations, lender and investor presentations (including “public” and “private” versions thereof), bank information memorandum (including “public” and “private” versions thereof) and similar documents, and to assist in identifying any portion of the information that constitutes material, non-public information, in each case in connection with the Debt Financing and deliver customary authorization and representation letters with respect to the bank information memorandum relating to the Debt Financing; (v) assist with the preparation and execution of any definitive agreements with respect to the Debt Financing (including the schedules thereto) and customary officer’s certificates (including a customary solvency certificate from the chief financial officer of the Company in the form attached to the Debt Commitment Letter) as may be reasonably required by Parent, provided that no such documents or certificates shall be delivered by the Company until the Closing, and no obligation of the Company under any such document or agreement shall be effective until the Closing; (vi) provide documents reasonably requested by Parent relating to the repayment of the Indebtedness (if any) to be paid off at Closing and the release of related guarantees and Liens related thereto; (vii) provide, at least four (4) Business Days prior to the Closing Date, all documentation and other information relating to the Company required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by Parent in writing, at least nine (9) Business Days prior to the Closing Date; and (viii) facilitate the taking of all corporate, limited liability company or similar actions reasonably requested by Parent to permit the consummation of the Debt Financing, provided that no such documents shall be delivered by the Company until the Closing, and no obligation of the Company under any such document shall be effective until the Closing. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or Merger Sub or their Representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement, including any joinder or other agreement entered into in connection therewith; provided that, notwithstanding the Confidentiality Agreement, Parent and its Representatives shall be permitted to disclose any information provided by, or on behalf of, the Company to any actual or potential Financing Sources, subject to customary confidentiality undertakings by such actual and potential Financing Sources. The Company hereby consents to the use of the logos of the Company solely as reasonably necessary in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not reasonably likely to harm, disparage or otherwise adversely affect the Company or its reputation or goodwill.
(d) Notwithstanding anything herein to the contrary, (i) no persons who are directors or managers of the Company or its Affiliates, other than those persons or entities who shall hold the same positions at the Company after Closing, shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument (other than customary authorization letters), including any Definitive Financing Agreements, with respect to the Debt Financing except in each case (i) those persons who shall hold the same positions at the Company or its Affiliates after Closing and (ii) solely to the extent such resolutions, consents, agreements, certificates, arrangements, documents or instruments shall be effective no earlier than Closing, (ii) no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing (other than customary authorization letters), and (iii) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing prior to the Closing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company’s or its Affiliates’ organizational documents or any Laws or that would reasonably be expected to result in a violation or breach of, or default under, any Selected Contract (other than any such violation, breach or default that is de-minimis in nature), or (D) give to any person any indemnities in connection with the Financing that are effective prior to the Closing.
(e) Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 7.14 and any information utilized in connection therewith (other than written information provided by the Company or to the extent suffered or incurred as a result of the gross negligence or willful misconduct of the Company, its Affiliates or their respective Representatives).

(f) Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain any Financing. For the avoidance of doubt, if the Equity Commitment or any Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to complete the Merger and consummate the Transactions in accordance with this Agreement.
SECTION 7.15 Closing Deliverables.
(a) Payoff Letters. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent payoff letters, in customary form, with respect to each item of Payoff Indebtedness, which such payoff letters shall provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary Lien releases effective as of the Closing.
(b) FIRPTA Certificate. The Company shall deliver to Parent a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in customary form along with written authorization for Parent to deliver such statement and notice form to the IRS on behalf of the Company upon Closing.
ARTICLE VIII

CONDITIONS TO THE MERGER
SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or written waiver by the Company, Parent and Merger Sub, if permissible by Law), prior to the Effective Time, of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) No Order. No Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Merger.
(c) Regulatory Approvals. Any applicable waiting period or approval under the HSR Act and any other Antitrust Law as set forth in Section 8.01(c) of the Company Disclosure Schedule shall have expired, been terminated, or been obtained.
SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver by Parent (where permissible), prior to the Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.02(a) and Section 4.02(b) (Capitalization) (other than for inaccuracies that are de minimis in the aggregate relative to the total fully diluted equity capitalization of the Company) shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.02(a)(i)) and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (ii) the representations and warranties of the Company set forth in Section 4.02(c) (Capitalization), Section 4.03 (Authority Relative to This Agreement) and Section 4.23 (Brokers) shall be true and correct in all material respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.02(a)(ii)) and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.02(a)(iii)) and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of clause (iii), for such failures to be true and correct that, individually or in the aggregate, would not have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).
(b) Agreements and Covenants. The Company shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c) Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.
SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible), at or prior to the Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Parent set forth in Section 5.01 (Corporate Organization), Section 5.03 (Authority Relative to This Agreement) and Section 5.08 (Financing) shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.03(a)(i)) and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.03(a)(ii)) and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of clause (ii), for such failures to be true and correct that, individually or in the aggregate, would not have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).
(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by them on or prior to the Effective Time.
(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Parent, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.
SECTION 8.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.
ARTICLE IX

TERMINATION
SECTION 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time only as follows (notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”)):

(a) by mutual written consent of each of the Company and Parent;
(b) by either the Company or Parent if:
(i) any Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger and such Law shall have become final and nonappealable; or
(ii) this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (unless such Company Stockholders’ Meeting has been adjourned, in which case at the final adjournment thereof); or
(c) by Parent if:
(i) the Effective Time shall not have occurred on or before August 16, 2021 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if its breach of any representations or warranties or any agreements or covenants under this Agreement primarily caused or primarily resulted in the failure of the Effective Time to occur on or before such date;
(ii) the Company Board shall have effected an Adverse Recommendation Change (A) pursuant to Section 7.03(e) or (B) pursuant to Section 7.03(f); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(ii) if the Company Stockholder Approval has been obtained; or
(iii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied at or prior to the Closing (assuming the occurrence thereof), and (B) is not capable of being cured or, if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by Parent to the Company and (y) the Outside Date; or
(d) by the Company if:
(i) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to the Company if its breach of any representations or warranties or any agreements or covenants under this Agreement primarily caused or primarily resulted in the failure of the Effective Time to occur on or before such date;
(ii) the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that (A) prior to, or concurrently with, such termination the Company pays the Company Termination Fee due under Section 9.03(a)(ii) and (B) the Company concurrently enters into such Acquisition Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if the Company Stockholder Approval has been obtained;
(iii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied at or prior to the Closing (assuming the occurrence thereof), and (B) is not capable of being cured or, if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by the Company to Parent and (y) the Outside Date; or
(iv) (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied other than those that by their nature or terms are to be satisfied at the Closing (provided that each of which is reasonably likely to be satisfied at such time), (B) at or following such time, the Company has irrevocably certified to Parent in writing (a “Closing Failure Notice”) (x) all of the conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature or terms are to be satisfied at the Closing) or that the Company is thereby waiving any such conditions that remain unsatisfied and(y) the Company stands ready, willing and able to proceed with the Closing on the date of such notice and at all times during the three (3) Business Day period immediately thereafter, and (C) Parent and Merger Sub have failed to consummate the Merger within three (3) Business Days after the Company has delivered such Closing Failure Notice to Parent and at all times during such three (3) Business Day period the Company stood ready, willing and able to consummate the Merger.
SECTION 9.02 Notice of Termination; Effect of Termination.
(a) A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the reason for such termination, and any such termination in accordance with Section 9.01 shall be effective immediately upon delivery of such written notice to the other party.
(b) In the event of termination of this Agreement by any party as provided in, and pursuant to, Section 9.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 9.02, the last sentence of Section 7.02(a), Section 7.02(b), the last sentence of Section 7.14(c), Section 7.14(e), Section 9.03 and Article X shall remain in full force and effect and the Parent Guarantee shall remain in full force and effect to the extent provided therein and (ii) subject to Section 9.03(c) and Section 9.03(e), nothing herein shall relieve any party from liability for any fraud or Willful and Material Breach of this Agreement prior to the Termination Date.
SECTION 9.03 Fees and Expenses. All expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement; provided, that notwithstanding the foregoing, if this Agreement shall be terminated pursuant to (x) Section 9.01(b)(ii) (or if at the time of a termination pursuant to any other clause of Section 9.01, Parent would have had the right to terminate this Agreement pursuant to Section 9.01(b)(ii)) or (y) Section 9.01(c)(ii)(B) (or if at the time of a termination pursuant to any other clause of Section 9.01, Parent would have had the right to terminate this Agreement pursuant to Section 9.01(c)(ii)(B)), the Company shall reimburse Parent for Parent’s reasonable and documented out-of-pocket costs and expenses incurred in connection with, or in preparation for or anticipation of, the negotiation and performance of this Agreement up to a maximum aggregate amount of $4,000,000 (the “Expense Reimbursement Obligation”).
(a) If this Agreement shall be terminated:
(i) (A) (x) by the Company or Parent pursuant to Section 9.01(b)(ii), (y) by Parent pursuant to Section 9.01(c)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held) or Section 9.01(c)(iii) or (z) by the Company pursuant to Section 9.01(d)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held), (B) after the date of this Agreement an Acquisition Proposal shall have been (x) publicly made (in the case of clauses (A)(x), (A)(y) or (A)(z)),or (y) made known to the Company Board (in the case of clauses (A)(y) or (A)(z) only), and not withdrawn prior to (i) the Company Stockholders’ Meeting (if the Company Stockholders’ Meeting was held) or (ii) such termination (if the Company Stockholders’ Meeting was not held) and (C) within twelve (12) months following the Termination Date the Company consummates a transaction contemplated by any such Acquisition Proposal or that would have otherwise constituted an Acquisition Proposal if announced or made known to the Company Board prior to the Termination Date, then, the Company shall pay to Parent (or its designee) the amount of $30,000,000 (the “Company Termination Fee”) in accordance with Section 9.03(b);
(ii) (A) by Parent pursuant to Section 9.01(c)(ii)(A) or pursuant to any clause of Section 9.01 if prior to such termination the Company shall have breached Section 7.03 in any material respect, or (B) the Company pursuant to Section 9.01(d)(ii), then the Company shall pay to Parent (or its designee) the Company Termination Fee in accordance with Section 9.03(b); or
(iii) by the Company pursuant to Section 9.01(d)(iv), then Parent shall pay or cause to be paid to the Company the amount of $60,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(b).

(b) In the event the Company Termination Fee becomes payable by the Company pursuant to this Section 9.03, it shall be paid to Parent or its designee by the Company in immediately available funds (i) prior to, or concurrently with, termination of this Agreement by the Company, in the case of termination of this Agreement by the Company pursuant to Section 9.01(d)(ii) or (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances; provided that, any amounts previously paid by the Company pursuant to the Expense Reimbursement Obligation shall be credited against the Company Termination Fee. If the Company Termination Fee becomes payable in accordance with this Section 9.03, the payment to Parent or its designee of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and, upon such payment in accordance with this Section 9.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions. In the event the Parent Termination Fee becomes payable by Parent pursuant to this Section 9.03, it shall be paid to the Company by Parent in immediately available funds within two (2) Business Days after termination of this Agreement by the Company pursuant to Section 9.01(d)(iv).
(c) Subject only to the Company’s rights to specific enforcement expressly set forth in Section 10.08 and in the Equity Commitment Letter (in each case, subject to the conditions contained therein), notwithstanding any other provision to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee in accordance with and subject to the terms of Section 9.03(a)(iii) shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of the Company and the Company Subsidiaries and their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates(collectively, the “Company Related Parties”) against Parent, Merger Sub, the Financing Sources, the Equity Investor, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, Representatives or Affiliates (collectively, the “Parent Related Parties”) for all losses, damages and/or claims in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of the Transactions to occur for any reason or for no reason) or any breach (whether a Willful and Material Breach, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and following termination of this Agreement, other than the right to receive the payment of the Parent Termination Fee (if owed) in accordance with and subject to the terms of Section 9.03(a)(iii) and this Section 9.03(c), none of the Parent Related Parties shall have any liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Parent Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby, and none of the Company, the Company Subsidiaries nor any other Company Related Party shall seek or be entitled to recover any other damages or seek or be entitled to any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to this Agreement, the Parent Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby or any written or oral representation made or alleged to be made in connection herewith or therewith or any losses, damages and/or claims incurred or arising in connection with any of the foregoing.
(d) For purposes of this Section 9.03, the definition of Acquisition Proposal shall have the meaning assigned to such term in Section 7.03(j)(i), except that references to “20%” in the definition thereof shall be deemed to be references to “50%” and clause (C) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power or the outstanding capital stock of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.”
(e) The parties acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this

Agreement. Each of the parties further acknowledges that the payment of the amounts by the Company or the Parent (or its designee), as applicable, specified in this Section 9.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate the Company, Parent and Merger Sub, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall any party be required to pay a fee in connection with the termination of this Agreement more than once.

ARTICLE X

GENERAL PROVISIONS
SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
SECTION 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 10.02):
(a)	if to Parent or Merger Sub:

c/o New Mountain Capital, L.L.C.
1633 Broadway, 48th Floor
New York, NY 10019
	Attention:	A. Joe Delgado Harris Kealey
	Email:	JDelgado@newmountaincapital.com HKealey@newmountaincapital.com with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
	Attention:	Carl P. Marcellino
	Email:	carl.marcellino@ropesgray.com

(b)	if to the Company:

Aegion Corporation
17988 Edison Avenue
Chesterfield, MO 63005
	Attention:	David F. Morris
Mark A. Menghini
	Email:	DMorris@aegion.com
MMenghini@aegion.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
	Attention:	John A. Marzulli, Jr., Esq. Robert J. Cardone, Esq.
	Email:	jmarzulli@shearman.com robert.cardone@shearman.com
SECTION 10.03 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a

Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if complete and accurate copies of such documents, materials or information (together with all amendments, modifications, supplements, schedules, annexes and exhibits thereto) were prior to the date hereof (a) available for review by such person and its Representatives through the electronic data room entitled Project Carter, which is hosted by Intralinks in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available, or (c) otherwise actually provided by or on behalf of the Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to “ordinary course of business” refers to the ordinary course of business of the applicable person consistent with past practice (including with respect to quantity and frequency). References to a person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Company to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.
SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.05 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), the Equity Commitment Letter and the Parent Guarantee, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.
SECTION 10.06 Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent and Merger Sub may (a) assign all or any of their rights and obligations hereunder to any Affiliate of Parent and (b)

pledge this Agreement to any lender of Parent as security for the obligation of such lender in respect of providing the Financing, provided, that, in each case, (i) no such assignment or pledge will in any way affect Parent’s obligations or liabilities under this Agreement and Parent shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a Parent Material Adverse Effect. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 7.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time), (b) after the Effective Time occurs, the rights of the holders of Shares to receive the Merger Consideration to which they are entitled in accordance with the terms and conditions of this Agreement, (c) the rights, at and after the Effective Time, of the holders of the Stock Units to receive the payments contemplated by Section 3.04, (d) the right of the Company to seek, prove and be awarded damages (including damages based on loss of the economic benefit of the Transactions to the Company’s stockholders) on behalf of the Company’s stockholders, (e) the rights of the Non-Recourse Parties set forth in Section 10.14, and (f) the provisions of Section 9.03(c), Section 10.06, this Section 10.07, the last sentence of Section 10.09(b), the first sentence of Section 10.10, Section 10.11 and Section 10.16, each of which shall be enforceable by each Financing Source as an intended third party beneficiary thereof.
SECTION 10.08 Specific Performance.
(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the Equity Commitment Letter or the Parent Guarantee, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In circumstances where Parent, Merger Sub or the Company is obligated to consummate any Transaction and such Transaction has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders and that such other party on behalf of itself and its stockholders shall be entitled to enforce specifically Parent’s and Merger Sub’s or the Company’s, as the case may be, obligation to consummate such Transaction and the terms of the Equity Commitment Letter and the Parent Guarantee (and specifically that the Company is entitled to enforce the Equity Investor’s obligation to provide the Equity Commitment (whether under this Agreement or the Equity Commitment Letter or otherwise), the Equity Investor’s obligations pursuant to the Parent Guarantee or otherwise cause Parent or Merger Sub to consummate the Transactions on behalf of itself and its stockholders, which right is hereby acknowledged and agreed by Parent and Merger Sub). Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything in this Agreement to the contrary, (x) under no circumstances shall the Company be entitled to or awarded a grant of specific performance which results in the consummation of the Merger, on the one hand, and be entitled to or receive the Parent Termination Fee, on the other hand and (y) the Company shall only be permitted to enforce specifically the terms and provisions of this Agreement as set forth in, and subject to the provisions and limitations of, Section 10.08(b).
(b) Notwithstanding the foregoing, the right of the Company to seek specific performance in order to force Parent and Merger Sub to consummate the Closing shall be available if (and only if) each of the following shall have been satisfied: (i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than such conditions which, by their nature or terms, are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied as of the Closing Date if the Closing would have occurred pursuant to the terms of the Agreement (including Article II), (ii) the Company has delivered to Parent a Closing Failure Notice, (iii) the Debt Financing (or any alternative Debt Financing) has been funded or will be funded at the Closing if the Equity Financing is funded on the terms set forth in the Debt Commitment Letter and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing is funded, then the Closing will occur on the terms contemplated in this Agreement. For the avoidance of doubt, and without limiting the foregoing, in no event shall the Company be entitled to seek to enforce specifically Parent and/or Merger Sub’s obligation to consummate the transactions contemplated by this Agreement if the Debt Financing has not been funded (or will not be funded at the Closing).
SECTION 10.09 Governing Law.
(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.
(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. Notwithstanding the foregoing, each party hereto, including on behalf of their respective Affiliates, (A) agrees that (1) any action or proceeding, whether at Law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and (2) any such action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.02 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS (INCLUDING IN ANY ACTION, PROCEEDING, SUIT OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
SECTION 10.11 Amendment. This Agreement may be amended, by written agreement of the parties hereto, at any time prior to the Effective Time; provided, however, that following the Effective Time, no amendment may be made that would reduce the amount or change the form of the Merger Consideration or that would otherwise require the approval of the stockholders of the Company under applicable Law. Notwithstanding anything to the contrary contained herein, the provisions of Section 9.03(c), this Section 10.11, Section 10.07, Section 10.06, the last sentence of Section 10.09(b), and the first sentence of Section 10.10, Section 10.16 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that adversely impacts or is otherwise adverse in any respect to any Financing Source without the prior written consent of the applicable Financing Sources party to the Debt Commitment Letter.
SECTION 10.12 Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
SECTION 10.13 Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates in a manner that is reasonably apparent on its face as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Material Adverse Effect on the Company and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights (including any Intellectual Property), any Contract or agreement or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.
SECTION 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement, in each case, to the extent set forth, and subject to the limitations, therein. Except as set forth in this Agreement, the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement, no former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any

Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert against (A) another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement.
SECTION 10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 10.16 Non-Recourse Against Financing Sources; Waiver of Certain Claims. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that, subject to the rights of Parent and Merger Sub under the Debt Commitment Letter and any definitive agreements entered into in connection with the Debt Financing, (a) no Financing Source shall have any liability to the Company or any of its Affiliates or stockholders or any other Person relating to or arising out of the Merger, this Agreement, the Transactions or the Debt Financing, or any transactions contemplated by, or document related to, the foregoing (including any willful breach thereof, or the failure of the transactions contemplated hereby to be consummated), whether at law, in equity, in contract, in tort or otherwise, and (b) none of the Company or any of its Affiliates or stockholders shall have any rights or claims whatsoever against any of the Financing Sources under this Agreement, the Transactions or in connection with the Debt Financing, or otherwise in respect of the Merger or any of the other transactions contemplated by any of the foregoing, whether at law, in equity, in contract, in tort or otherwise.
[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AEGION CORPORATION

By	/s/ Charles R. Gordon
Name: Charles R. Gordon
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

CARTER INTERMEDIATE, INC.

By	/s/ A. Joe Delgado
Name: A. Joe Delgado
Title: President
[Signature Page to Agreement and Plan of Merger]

CARTER ACQUISITION, INC.

By	/s/ A. Joe Delgado
Name: A. Joe Delgado
Title: President
[Signature Page to Agreement and Plan of Merger]

Annex B
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 (this “Amendment”) is made as of March 13, 2021, by and among Carter Intermediate Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Aegion Corporation, a Delaware corporation (the “Company”, and together with Parent and Merger Sub, the “Parties”).
RECITALS
WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of February 16, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Agreement”);
WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Agreement;
WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment to memorialize their mutual agreement with respect to the matters set forth herein;
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable the Agreement and the Transactions, (iii) authorized and approved the execution and delivery by the Company of this Amendment and performance by the Company of the Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iv) resolved, subject to the terms of the Agreement, to recommend the adoption of the Agreement by the stockholders of the Company and (v) directed that the Agreement be submitted to a vote of the stockholders of the Company; and
WHEREAS, concurrently with the execution and delivery of this Amendment, the parties to the Equity Commitment Letter and the parties to the Parent Guarantee are entering into amendments to such agreements.
NOW, THEREFORE, in consideration of the foregoing, and of the agreements contained herein, the Parties hereby agree as follows:
1.   Amendments.
(a) Section 3.01(a) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically solely into the right to receive $27.00 in cash, without interest and subject to applicable withholding in accordance with Section 3.07 (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).”
(b) Section 7.03(j)(iii) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
““Superior Proposal” means any bona fide written Acquisition Proposal that (A) did not result from or in connection with a breach by the Company of this Section 7.03 and (B) is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory, financing and other aspects (including the identity of the third party making such Acquisition Proposal and the conditionality and timing of such proposal) of such Acquisition Proposal, (I) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account, in each case, any proposed amendment or modification proposed by Parent pursuant to Section 7.03(g)), (II) is reasonably likely to be consummated in accordance with its terms on a timely basis (taking into account (1) the anticipated timing to consummate the Transactions and

(2) all legal, financial, regulatory, financing and other aspects of such Acquisition Proposal) and (III) is not subject to any “due diligence” or financing contingencies. For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” will be deemed references to “50%”.”
(c) Section 9.03(a)(i) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
“(A) (x) by the Company or Parent pursuant to Section 9.01(b)(ii), (y) by Parent pursuant to Section 9.01(c)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held) or Section 9.01(c)(iii) or (z) by the Company pursuant to Section 9.01(d)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held), (B) after the date of this Agreement an Acquisition Proposal shall have been (x) publicly made (in the case of clauses (A)(x), (A)(y) or (A)(z)), or (y) made known to the Company Board (in the case of clauses (A)(y) or (A)(z) only), and not withdrawn prior to (i) the Company Stockholders’ Meeting (if the Company Stockholders’ Meeting was held) or (ii) such termination (if the Company Stockholders’ Meeting was not held) and (C) within twelve (12) months following the Termination Date the Company consummates a transaction contemplated by any such Acquisition Proposal or that would have otherwise constituted an Acquisition Proposal if announced or made known to the Company Board prior to the Termination Date, then, the Company shall pay to Parent (or its designee) the amount of $40,000,000 (the “Company Termination Fee”) in accordance with Section 9.03(b);”
(d) Section 9.03(a)(iii) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
“by the Company pursuant to Section 9.01(d)(iv), then Parent shall pay or cause to be paid to the Company the amount of $70,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(b).”
2.   Except as expressly set forth herein, the Original Agreement shall remain unmodified and in full force and effect. On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Original Agreement as amended by this Amendment.
3.   The provisions of Article X (General provisions) of the Original Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.
*  *  *  *  *

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.
AEGION CORPORATION

By	/s/ Mark Menghini
Name: Mark Menghini Title: Vice President and General Counsel
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CARTER INTERMEDIATE, INC.

By	/s/ A. Joe Delgado
Name: A. Joe Delgado Title: President
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CARTER ACQUISITION, INC.

By	/s/ A. Joe Delgado
Name: A. Joe Delgado Title: President
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex C
OPINION OF CENTERVIEW

Centerview Partners LLC
31 West 52nd Street
New York, NY 10019
March 13, 2021
The Board of Directors
Aegion Corporation
17988 Edison Avenue
Chesterfield, MO 63005
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Aegion Corporation, a Delaware corporation (the “Company”), of the $27.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger dated as of February 16, 2021 as amended by that certain Amendment No.1 to Agreement and Plan of Merger proposed to be entered into (as so amended, the “Agreement”) by and among Carter Intermediate, Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares held in the treasury of the Company, (ii) Shares owned by any direct or indirect wholly-owned subsidiary of the Company or (iii) Shares owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the effective time of the Merger (the shares referred to in clauses (i) and (ii), together with any Shares held by any other affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $27.00 per Share in cash, without interest, (the $27.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have been engaged to provide financial advisory services to New Mountain Capital, L.L.C. (“Sponsor”), the sponsor of Parent, or Sponsor’s affiliates, including in connection with the sale of 20% of Blue Yonder Holding, Inc. (formerly JDA Software) to Panasonic Corporation, and we have received compensation from Sponsor for such services. We may provide financial advisory and other services to or with respect to the Company, Parent, Sponsor or their respective affiliates, including portfolio companies of Sponsor in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any

The Board of Directors
Aegion Corporation
March 13, 2021

time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Sponsor or any of their respective affiliates, including portfolio companies of Sponsor, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) an executed version of the Agreement dated February 16, 2021, together with a draft amendment to the Agreement dated March 12, 2021 (collectively, the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2019, December 31, 2018 and December 31, 2017; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders

The Board of Directors
Aegion Corporation
March 13, 2021

pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

CENTERVIEW PARTNERS LLC

Annex D
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the

Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AEGION

Stronger. Safer. Infrastructure.®

AEGION CORPORATION
17988 EDISON AVENUE
CHESTERFIELD, MO 63005

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D39842-S21009

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AEGION CORPORATION

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Stronger. Safer. Infrastructure.®

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

D39843-S21009

AEGION CORPORATION
Special Meeting of Stockholders
May 14, 2021 8:30 AM Central Daylight Time
This proxy is solicited by the Board of Directors

The undersigned having received the proxy statement, appoints David F. Morris and Mark A. Menghini, and each of them acting individually, as the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all the shares of the Company's Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs this proxy be voted as specified on the reverse side. **If no direction is made, the proxy will be voted: (a) "FOR" Proposal 1, (b) "FOR" Proposal 2, and (c) "FOR" Proposal 3.** The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.

Continued and to be signed on reverse side